  As filed with the Securities and Exchange Commission on March 3, 2000
                                                     Registration No. 333-95425

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                                REPLAYTV, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                                ---------------

              Delaware                           4841                         77-0465127
   (State or Other Jurisdiction of   (Primary Standard Industrial          (I.R.S. Employer
   Incorporation or Organization)     Classification Code Number)        Identification Number)

                             1945 Charleston Road
                         Mountain View, CA 94043-1201
                                (650) 210-1000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------

                         Earle H. "Kim" LeMasters, III
                     Chairman and Chief Executive Officer
                                ReplayTV, Inc.
                             1945 Charleston Road
                         Mountain View, CA 94043-1201
                                (650) 210-1000
 (Name, Address Including Zip Code, and Telephone Number Including Area Code,
                             of Agent for Service)

                                ---------------

                                  Copies to:

                  Mark A. Medearis                               Richard J. Sandler
                   Laura A. Donald                              DAVIS POLK & WARDWELL
                    Scott S. Ring                               450 Lexington Avenue
                  VENTURE LAW GROUP                              New York, NY 10017
             A Professional Corporation                            (212) 450-4000
                 2800 Sand Hill Road
                Menlo Park, CA 94025
                   (650) 854-4488

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                ---------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                     CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                        Proposed        Proposed
                                          Amount        maximum          maximum       Amount of
        Title of each class of             to be     offering price     aggregate     Registration
     securities to be registered       registered(1)  per Share(2)  offering price(2)    Fee(3)
--------------------------------------------------------------------------------------------------
Common Stock, $.001 par value........    9,775,000       $15.00       $146,625,000      $38,709
--------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

(1)Includes 1,275,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

(2)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.

(3)$39,600 has been previously paid by the Registrant in connection with the filing of the Registration Statement on January 26, 2000.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)

Issued March 3, 2000

                             8,500,000 Shares

                                [ReplayTV logo]


                                  COMMON STOCK

                                  -----------

We are offering 8,500,000 shares of our common stock. This is our initial public offering and no public market exists for our shares. We anticipate that the initial public offering price will be between $13 and $15 per share.

                                  -----------

We have applied to list our common stock on the Nasdaq National Market under the trading symbol "RPTV."

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

                                  -----------

                             PRICE $        A SHARE

                                  -----------

                            Price to    Underwriting Discounts  Proceeds to
                             Public        and Commissions        ReplayTV
                            --------    ----------------------  -----------
Per Share...............       $                  $                  $
Total................... $                 $                   $

We have granted the underwriters the right to purchase up to an additional 1,275,000 shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on         , 2000.

                                  -----------

MORGAN STANLEY DEAN WITTER
   BEAR, STEARNS & CO. INC.
      CHASE H&Q
         DEUTSCHE BANC ALEX. BROWN
             WASSERSTEIN PERELLA SECURITIES, INC.

      , 2000

INSIDE FRONT COVER:
-------------------

Middle of page: Large ReplayTV Logo

GATEFOLD - First Page:
----------------------

Top three-quarters of the page:

An image of a television screen with the following text on the screen in large letters: "TV now has a brain."

Bottom left corner of page:

A picture of the ReplayTV-enabled personal video recorder, together with a picture of the ReplayTV remote control.

Below these pictures in the lower left corner of this page is a footnote stating "* These features are not currently available".

Starting on the bottom left of the gatefold and running across the gatefold is text stating the following: "ReplayTV serves content providers, advertisers and cable and satellite system operators by allowing viewers to find, record and watch programs on demand."

This text is followed immediately by a small ReplayTV logo.

GATEFOLD - Second Page:
-----------------------

Right side of page:

Four pictures of screen shots from the ReplayTV Service. These pictures are listed below in the order presented on the page, from top to bottom.

1)  Screen shot showing an example of the "ReplayGuide".

2)  Screen shot showing an example of the "Find Shows" feature.

3) Screen shot showing an example of a TV-commerce page. This particular example shows a Panasonic camcorder and gives the viewer the option to buy, learn more or exit. Immediately to the upper left of the picture is a "*", which is keyed to the footnote on the first page of the gatefold.

4) Screen shot showing an example of the "ReplayZones" screen. This particular example shows a page listing various ReplayZones and highlights the "Movie Zone". Immediately to the upper left of the picture is a "*", which is keyed to the footnote on the first page of the gatefold.

INSIDE BACK COVER:
------------------

Middle of page:

Four pictures showing buttons from the ReplayTV remote control. Each picture has a short caption on its left. These pictures are listed below in the order presented on the page, from top to bottom.

1) Picture of the "pause" button with caption stating "Pause live TV" to the left of the picture.
2) Picture of the "instant replay" button with caption stating ""Instant Replay" to the left of the picture.
3) Picture of the "replay zones" button with caption stating "ReplayZones" to the left of the picture.
4) Picture of the "record" button with caption stating ""Record" to the left of the picture.

OUTSIDE BACK COVER
------------------

Middle of page:  small ReplayTV Logo

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary ......................................................   1
Risk Factors ............................................................   5
Use of Proceeds .........................................................  17
Dividend Policy .........................................................  17
Capitalization ..........................................................  18
Dilution ................................................................  19
Selected Financial Data .................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations ..........................................................  21
Business ................................................................  27
Management ..............................................................  42
Related Party Transactions ..............................................  52
Principal Stockholders ..................................................  55
Description of Capital Stock ............................................  57
Shares Eligible for Future Sale .........................................  60
Underwriters ............................................................  62
Legal Matters ...........................................................  64
Experts .................................................................  64
Additional Information Available to You .................................  64
Index to Financial Statements............................................ F-1

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are offering to sell, and seeking offers to buy, the common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

   Until              , 2000, all dealers that buy, sell or trade shares of
common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights selected information in this prospectus, but it may not contain all of the information that is important to you. To better understand this offering, and for a more complete description of this offering, you should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements, which are included elsewhere in this prospectus. Information contained in our web site, located at www.replaytv.com, does not constitute part of this prospectus.

                                    REPLAYTV

   ReplayTV empowers television viewers to watch what they want when they want. Our ReplayTV Service is delivered through a personal video recorder, or PVR, that connects to a viewer's television set and provides a living room portal through which viewers can easily access, navigate, control and store television programming. We believe the ReplayTV Service will transform the way consumers access television programming, advertising and, ultimately, commerce services. We also believe our portal creates a new, more effective medium for advertisers, content providers and cable and satellite system operators to target consumers. Based on ReplayTV-sponsored survey data, viewers using the ReplayTV Service watch and record more hours of television per week and find television viewing more appealing than before using the ReplayTV Service. We believe this is because the ReplayTV Service gives viewers greater choice and more control over their television viewing.

   ReplayTV is a media company that benefits viewers, content providers, advertisers and cable and satellite system operators.

  . Benefits to Viewers. Through our combination of proprietary software, hardware and media relationships, the ReplayTV Service provides viewers with greater freedom and control with respect to their television viewing. The ReplayTV Service personalizes television viewing by enabling viewers to: watch what they want when they want; never miss their favorite shows; locate, capture and record the best in television from thousands of weekly programming choices; control live TV; and enjoy personal television services with no monthly fees.

  . Benefits to Content Providers. The ReplayTV Service allows content providers to reach an audience that may not have watched particular shows due to constraints including conflicts between broadcast times and their own personal schedules. In addition, the ReplayTV Service enables television programmers and broadcasters to pro-actively compile and promote their content, thereby creating an opportunity for greater audience growth, loyalty, recognition and measurement. The ReplayTV Service is also being developed to facilitate an entirely new paradigm for delivering programming, products and services to viewers. ReplayTV anticipates that viewers will be able to simply "point and click" when ordering merchandise, movies, sports events, programming packages, games and other products and services.

  . Benefits to Advertisers. We believe that our ReplayTV Service provides advertisers a more effective way to deliver information to consumers, a more efficient way to spend advertising budgets and a better way to target audiences and identify, monitor and respond to consumers' programming and purchasing preferences. For example, advertisers are able to target advertising to viewers who have created theme-based ReplayTV channels based on a specific topic, such as "tennis." In addition, ReplayTV's basic PVR architecture can support a wide range of additional innovative advertising services, such as graphic and full-motion advertising on the Replay Guide and other viewer interfaces, transitional advertisements when the pause or other features are activated, and lead-in or lead-out advertisements inserted at the beginning or end of recorded programs.

  . Benefits to Cable and Satellite System Operators. The ReplayTV Service enables cable and satellite system operators to enhance the attractiveness of their existing and anticipated services to consumers, increase acceptance of new service offerings and improve growth prospects of existing lines of business. Key benefits offered to cable and satellite system operators include opportunities to reduce churn and grow subscriber bases, enhanced appeal of premium offerings, enhanced appeal of pay-per-view offerings, and a platform for new services to better utilize broadcast capacity.

   We announced our ReplayTV Service in January 1999, began shipment of our PVRs in April 1999 and intend to commence full-scale retail distribution through leading consumer electronics companies this year. Our strategy is to establish our proprietary ReplayTV Service as the leading living room portal to enrich personal television viewing, advertising and TV-commerce.

   We anticipate generating revenues from the sale of advertisements, media sponsorships, premium subscription services, near video-on-demand services and TV-commerce. We continue to pursue strategic relationships with television programmers, advertising agencies and other potential media partners to expand our advertising and sponsorship opportunities, offer unique programming content, differentiate the ReplayTV Service and enhance the ReplayTV brand. For example, we are creating theme-based or branded content areas called ReplayZones with NBC, Showtime and Turner.

   We are also pursuing strategic manufacturing and distribution relationships to aggresively drive rapid market penetration of ReplayTV-enabled products and grow our installed base of viewers. For example, we have entered into an agreement with Matsushita-Kotobuki Electronics Industries, Ltd., or MKE, a subsidiary of Matsushita Electric Industrial Co., Ltd., the largest manufacturer of VCRs sold in North America. MKE will initially market and sell PVRs under the Panasonic brand featuring the ReplayTV logo. The retail launch with MKE is expected to occur in mid-2000, and MKE is working to develop new consumer electronics devices that incorporate ReplayTV technology. We are also in discussions with a number of other consumer electronics companies, cable and satellite system operators and manufacturers of cable and satellite set-top boxes, including EchoStar Communications and Sharp Electronics, with whom we have non-binding letters of intent. We believe that relying on MKE and others in the future to manufacture, market and sell ReplayTV-enabled products will allow us to focus our creative resources on promoting and enhancing the ReplayTV Service.

                                ----------------

   We are a development stage company, and as of December 31, 1999, we had shipped only about 6,000 ReplayTV-enabled PVRs and had recognized no revenues. We have incurred significant losses to date and expect to incur significant losses and negative cash flow for the foreseeable future.

   We were incorporated in California in August 1997 and changed our name to Replay Networks, Inc. in June 1998. We changed our name to ReplayTV, Inc. in January 2000 and intend to reincorporate in Delaware prior to the completion of this offering. Our principal executive offices are located at 1945 Charleston Road, Mountain View, California 94043. Our telephone number at that location is
(650) 210-1000.

                                  THE OFFERING

 Common stock offered................................ 8,500,000 shares
 Common stock to be outstanding after this offering.. 49,452,916 shares
 Use of proceeds..................................... We intend to use the net proceeds of this offering
                                                      for working capital and
                                                      general corporate
                                                      purposes, including:
                                                      advertising to promote
                                                      the ReplayTV Service and
                                                      the ReplayTV brand;
                                                      subsidies related to the
                                                      distribution of ReplayTV-
                                                      enabled products; product
                                                      development; and
                                                      expansion of our sales,
                                                      marketing and service
                                                      capabilities. See "Use of
                                                      Proceeds."
 Proposed Nasdaq National Market symbol.............. RPTV

   The number of shares of common stock to be outstanding after this offering is estimated based on the number of shares outstanding on December 31, 1999 on a pro forma basis to reflect the issuance of 5,627,267 shares of Series F preferred stock in January 2000 and the automatic conversion of all shares of preferred stock, including the shares of Series F preferred stock issued in January 2000, outstanding as of the date of this prospectus into shares of common stock. It excludes 18,218,561 shares subject to outstanding options or reserved for future grants or purchases pursuant to our stock option and purchase plans and 6,666 shares of common stock subject to an outstanding warrant. See "Management--Stock Plans" and "Description of Capital Stock."

   Except as otherwise indicated, information in this prospectus is based on the following assumptions:

  . The conversion of all outstanding shares of preferred stock, including the shares of Series F preferred stock issued in January 2000, into shares of common stock on a one-for-one basis upon the closing of this offering;

  .  No exercise of the underwriters' over-allotment option;

  . Our reincorporation into Delaware at or before the closing of this offering; and

  . The filing of our amended and restated certificate of incorporation upon the closing of this offering.

                         SUMMARY FINANCIAL INFORMATION

   The following table sets forth a summary of our statement of operations data for the periods presented. The statement of operations data does not give effect to the issuance of 5,627,267 shares of Series F preferred stock in January 2000 or the issuance of shares in this offering.

                            Period from                        Period from
                          August 27, 1997    Year Ended      August 27, 1997
                            (Inception)     December 31,       (Inception)
                          to December 31, -----------------  to  December 31,
                               1997        1998      1999          1999
                          --------------- -------  --------  ----------------
                                  (in thousands, except per share data)
Statement of Operations
 Data:
Total costs and
 expenses...............      $  155      $ 3,256  $ 36,710      $ 40,121
Interest income
 (expense), net.........          --          (28)      960           932
Net loss................        (155)      (3,284)  (35,750)      (39,189)
Basic and diluted net
 loss per share.........      $(0.08)     $ (0.48) $  (4.73)     $  (5.48)
Basic and diluted
 weighted average shares
 used in computation of
 net loss per share.....       2,026        6,889     7,565         7,157
Pro forma basic and
 diluted net loss per
 share..................                           $  (1.35)
Pro forma basic and
 diluted weighted
 average shares.........                             26,476

Please see note 1 to our financial statements for the determination of the number of shares used in computing actual and pro forma basic and diluted net loss per share.

   The following table summarizes our balance sheet data as of December 31, 1999:

  . on an actual basis;

  . on a pro forma basis to reflect the issuance of 5,627,267 shares of Series F preferred stock in January 2000 at $11.00 per share resulting in net cash proceeds of about $61.4 million and the automatic conversion of 31,368,852 shares of preferred stock, including the shares of Series F preferred stock issued in January 2000, outstanding as of the date of this prospectus into 31,368,852 shares of common stock; and

  . on a pro forma basis as further adjusted to reflect the sale of 8,500,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                                    As of December 31, 1999
                                                 -----------------------------
                                                                    Pro Forma
                                                 Actual  Pro Forma As Adjusted
                                                 ------- --------- -----------
                                                        (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term
 investments.................................... $36,150  $97,550   $207,120
Working capital.................................  33,606   95,006    204,576
Total assets....................................  43,449  104,849    214,419
Total stockholders' equity......................  36,698   98,098    207,668

                                 RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock.

Risks Related to Our Business

  We have recognized no operating revenues, and we will need to build an installed base and enhance the features of our ReplayTV Service before we can generate significant advertising revenues or achieve profitability.

   As a media company, we will need to generate our revenues primarily from sales of advertising and other media services. To date, we have recognized no operating revenues, have incurred significant losses and have had substantial negative cash flow, and we may never achieve profitability. As of December 31, 1999, we had an accumulated deficit of $39.2 million. We expect to incur significant operating expenses over the next several years in connection with the continued development and expansion of our business, including substantial expenses related to advertising and subsidies to encourage purchases of ReplayTV-enabled products. Although we have received limited proceeds from shipments of our personal video recorders, these proceeds are considered incidental to our business and therefore are not recognized as revenues. We do not expect to generate significant revenues from advertising or other services in 2000, and we may not be able to generate significant revenues thereafter. As a result, we expect to continue to incur significant losses and negative cash flow for the foreseeable future. With increased expenses, we will need to generate significant revenues to achieve profitability. Consequently, we may never achieve profitability, and even if we do, we may not sustain or increase profitability on a quarterly or annual basis in the future.

  We cannot be sure that the ReplayTV Service will generate a broad enough viewer base to sustain our business.

   Personal television services are a new and untested media format. The ReplayTV Service is in an early stage of development, and many viewers, retailers and potential media, advertising, consumer electronics and distribution partners are not aware of its benefits. As a result, it is uncertain whether the market will accept and demand the ReplayTV Service and ReplayTV-enabled products. We believe that establishing the ReplayTV brand is critical to attracting and retaining viewers and to enabling us to develop key strategic relationships and advertising revenue opportunities. Our ability to promote broad acceptance of the ReplayTV Service depends upon:

  . successful marketing and distribution of ReplayTV-enabled products;

  . continued development of new ReplayTV services and ReplayTV-enabled products; and

  . high quality customer support.

In addition, the introduction of new consumer electronics products is often characterized by high rates of return following a product roll-out, as the result of either product defects or lack of customer satisfaction with the product category. ReplayTV-enabled products have been and in the future may be subject to high return rates, which would impair our ability to establish broad consumer acceptance of the ReplayTV Service.

  If our retail launch is not successful, viewers and consumer electronics manufacturers, distributors and other potential partners may not accept the ReplayTV Service and ReplayTV-enabled products.

   To date, we have generated shipments of ReplayTV-enabled personal video recorders only through our web site, our 1-877-ReplayTV toll-free telephone number and a limited number of online retailers. As of December 31, 1999, we had shipped about 6,000 ReplayTV-enabled personal video recorders. Our success depends on, among other things, our ability to expand our distribution through relationships with consumer electronics companies and distributors. We plan to begin our full-scale retail launch in mid-2000 with Matsushita-Kotobuki Electronics Industries, Ltd., or MKE, a subsidiary of Matsushita Electric Industrial Co., Ltd., which will market, sell and distribute ReplayTV-enabled personal video recorders under the Panasonic brand featuring the ReplayTV logo.

   The launch requires, among other things, that:

  . we educate consumers on the benefits of the ReplayTV Service and ReplayTV-enabled personal video recorder, which will require an extensive marketing campaign;

  . MKE enter into distribution and promotional arrangements with major national and regional retail chains;

  . we commit a substantial amount of human and financial resources to achieve successful retail distribution; and

  . we coordinate our own sales, marketing and support activities with those of MKE and other distributors and retailers.

We or our strategic partners may not achieve any or all of these objectives. In addition, the launch may be delayed, consumers may perceive the ReplayTV-enabled personal video recorder as too expensive or complex or the ReplayTV Service as not sufficiently appealing, and our marketing campaign may not effectively attract new viewers. Additionally, since we will rely on MKE and other distributors and retailers to assist us with sales, marketing and support activities, the success of the marketing process is not entirely within our control. We do not control the time and resources that these third parties devote to our business, and we cannot be sure that these parties will perform as expected. Any of these events may reduce consumer demand and market acceptance, diminish our brand and impair our ability to attract and retain viewers to the ReplayTV Service.

  We have established only a limited number of strategic relationships with media partners, and we must rely on strategic relationships to enhance the ReplayTV Service and execute our business plan.

   To be successful, we must establish and maintain strategic relationships with leaders in the television media industry, including advertisers, television programmers and broadcast companies. To date, we have established only a limited number of strategic relationships with media partners, and these relationships are in the early stages of development. We cannot be certain that relationships with other media partners will be available to us in the future or on terms favorable to us. These relationships are critical to our success, and our failure to establish and maintain these relationships would:

  . limit the acceptance and use of the ReplayTV Service;

  . impair our ability to obtain rights to content;

  . impair our ability to deploy certain forms of advertising;

  . impair our ability to generate revenues from multiple sources; and

  . impair our ability to further enhance the ReplayTV brand.

   Entering into strategic relationships is complicated because some of our current and future media partners may decide to compete with us or to enter into relationships with our competitors. For example, some of our current and potential partners currently have relationships with our primary competitors in the market for personal television services. In addition, we may not be able to establish relationships with key participants in the media industry if we have established relationships with competitors of these key participants. Moreover, many potential partners may resist working with us unless and until the ReplayTV Service and ReplayTV-enabled personal video recorder have been introduced on a larger scale and have achieved market acceptance. In order to induce media companies to partner with us, we may have to share substantial portions of our revenues with them or provide other incentives to them, which could limit our ability to achieve profitability or result in dilution to existing investors. If we fail to establish additional relationships with media partners, or if our media partners fail to actively pursue additional business relationships with us, we would not be able to execute our business plan and our business would suffer significantly.

  If we are unable to create multiple revenue streams we will not be able to execute our business plan and achieve profitability.

   Our future growth and long-term success are dependent upon our ability to generate multiple revenue streams. Our business model is particularly dependent upon generating revenues from advertisers, who may not readily adopt the personal television medium. We compete with traditional advertising media such as print, radio and television for a share of advertisers' total advertising budgets. If advertisers do not perceive personal television as an effective advertising medium or are otherwise opposed to personal television, they may be reluctant to devote a significant portion of their advertising and marketing budgets to promotions on the ReplayTV Service. Version 2.0 of the ReplayTV Service software provides advertising and sponsorship capabilities solely on theme-based or branded content areas called ReplayZones. In order to generate significant advertising revenues, we need to expand the capabilities of the ReplayTV Service to permit full-motion video advertisements on multiple viewer interfaces.

   Our long-term success will also depend in part upon securing multiple revenue streams in addition to advertising, including premium subscription and personalized pay-per-view services such as near video-on-demand, sponsorships from content providers and other media partners and television-commerce. We will need to work closely with media partners, cable and satellite system operators, electronic commerce companies and consumer electronics manufacturers to develop services in these areas. We may not be able to effectively work with these parties to develop services that are sufficient to justify their costs. In addition, we must expand the capabilities of the ReplayTV Service to permit these services, none of which are currently available in version 2.0 of the ReplayTV Service software. These features will not be available until the release of future versions of the ReplayTV Service software. If we are unable to add these features to the ReplayTV Service, or if we delay the introduction of these capabilities, our ability to attract and retain viewers and generate revenues will suffer.

   Furthermore, early versions of ReplayTV-enabled products may not be capable of accommodating new services and capabilities we introduce in the future. For example, early versions of ReplayTV-enabled products may not have sufficient memory to handle software upgrades required to provide full-motion video advertisements and near video-on-demand capabilities. If early versions of ReplayTV-enabled products cannot be upgraded to support new services we introduce, our ability to generate revenues from these new services will suffer.

  We rely on third parties to manufacture, distribute and market our products, and these parties may not perform as expected.

   We currently rely on a single third party contract manufacturer, Flextronics International, to manufacture ReplayTV-enabled personal video recorders. We have entered into an agreement with MKE to manufacture and distribute ReplayTV-enabled products, and we intend to enter into similar relationships with other consumer electronics companies in the future. In addition, we will rely significantly on our relationship with MKE to establish our retail distribution channel. We will rely on MKE's sales force, marketing budget and brand image to promote and support ReplayTV-enabled products and the ReplayTV Service, both before and after our full-scale retail launch. We currently anticipate that MKE will begin distributing ReplayTV-enabled personal video recorders, manufactured by Flextronics, under the Panasonic brand featuring the ReplayTV logo, in mid-2000.

   We do not control the time and resources that third party manufacturers and distributors devote to our business, and we cannot ensure that these parties will perform as expected. The use of equipment manufacturers, particularly the transition to new equipment manufacturers, subjects us to the risk of delays and unforeseen problems such as defects, shortages of critical components and cost overruns. In addition, we expect that these manufacturers will require substantial lead times to manufacture sufficient quantities of ReplayTV-enabled personal video recorders to satisfy demand. Any delays or unforeseen problems could impair our full-scale retail launch and brand image and make it difficult for us to attract and retain viewers. Furthermore, since our relationships with some of these manufacturers are not based on exclusive agreements, they may also support services that compete with us or offer similar or greater support to our competitors. In addition, MKE may terminate our agreements with them upon written notice to us. The loss of Flextronics, MKE or any of our other manufacturers or distributors would require us to identify and contract with alternative sources of manufacturing and distribution, which may not be available to us when needed or on acceptable terms. This outcome could harm our ability to compete effectively and achieve market acceptance and brand recognition.

  We are dependent on single suppliers for several key components and services. If these suppliers fail to provide us with the products necessary to manufacture our products and provide our services, we may be unable to find alternative suppliers or deliver our services or ReplayTV-enabled products to our customers on time.

   We currently rely on sole suppliers for a number of the key components and services used in ReplayTV-enabled personal video recorders. For example:

  . Philips is the sole supplier of a number of semiconductors used in the ReplayTV-enabled personal video recorder;

  . Sony is the sole supplier of our MPEG2 encoder semiconductor device;

  . Tribune is the sole supplier of our program guide data; and

  . Universal Electronics, Inc. is the sole supplier of our universal remote controls and cable set-top box compatibility information.

   Philips, Sony and Tribune each have relationships with TiVo Inc., one of our primary competitors in the market for personal television services. We cannot be sure that these and other key components and services used in ReplayTV-enabled personal video recorders will be available from these suppliers when needed or, if available, that these components and services will be available on favorable terms. In addition, we rely on the quality of the products supplied to us and the program guide data and cable set-top box compatibility information supplied to us. The number of alternative suppliers available for these products and services may be very limited. If we or other manufacturers of ReplayTV-enabled personal video recorders were unable to obtain sufficient quantities of these components or accurate program guide data, the search for and/or transition to alternate suppliers could result in extensive delays, added expense or disruption in services or product availability. In addition, we could have to re-engineer the ReplayTV-enabled personal video recorder in order to incorporate alternative products or services, which could render our products and services unavailable for extended periods.

  We have agreed to subsidize the cost of our personal video recorders, and we may be unable to generate enough revenues to cover these subsidies and other obligations.

   We have agreed to subsidize the cost of our personal video recorders to maintain attractive retail prices for ReplayTV-enabled products and to encourage the manufacture of ReplayTV-enabled personal television products. For example, we have agreed to subsidize MKE and expect to subsidize other equipment manufacturers in the future. We expect these subsidies to be one of our largest expense items for the foreseeable future. If our competitors lower the retail prices of their products, we may have to increase the amount of our subsidies. Our decision to subsidize the manufacturing cost of ReplayTV-enabled products is based upon our belief that increasing our installed base as rapidly as possible will help us obtain viewers, broaden market acceptance for personal television and increase our future revenues. If these expectations are not met, we may be unable to generate sufficient revenues to cover our expenses and other obligations.

  Intellectual property claims against us could be costly and could result in the loss of significant rights.

   The television industry is highly litigious, particularly in the area of electronic program guides. Many patents relating to interactive television technologies have been granted. We have been contacted by various parties that have asserted that our personal television service violates patents, copyrights or other rights of such parties. If any of these parties, or other parties that may assert similar claims in the future, were to successfully litigate these claims against us, the outcome of the litigation could:

  . prevent us from manufacturing or licensing products or providing the ReplayTV Service which would eliminate our ability to generate revenues;

  . cause the cancellation of new services;

  . cause delays in product delivery and new service introduction; and

  . require us to pay significant monetary damages, royalties or licensing fees.

   In addition, litigation of these claims, whether or not they are successful, could divert management's attention and resources away from our business and otherwise be time-consuming and expensive.

   A number of companies in the television industry earn substantial profits from technology licensing, and the introduction of new technologies such as ours is likely to provoke claims and/or lawsuits from these companies. In some cases, we have been contacted by patent owners offering us the opportunity to license their patents. In each case, we have evaluated the patents to determine whether a license is necessary or desirable. Despite our conclusion to date that no licenses are required, we cannot provide any assurance that the respective patent owners would agree with our decision or that they will not further pursue the matter by making a claim of infringement against us.

   In January 2000, a subsidiary of Gemstar International Group, Inc. sued TiVo, Inc., one of our competitors, for allegedly infringing a patent related to recording of television programming. This action seeks an injunction and damages. We cannot assure you that Gemstar will not bring a similar action against us in the future. If Gemstar were to bring such an action and be successful, it could materially adversely impact our business. In addition, in January 2000, we and TiVo were sued by PhoneTel Communications, Inc. for allegedly infringing a patent related to specifying an order for playback of recorded television programs.

   We are also aware that some media companies may attempt to form organizations to develop standards and practices in the personal television industry. These organizations or individual media companies may attempt to require companies in the personal television industry to obtain copyright or other licenses for the use of the companies' programming. A number of articles have appeared in the press recently regarding the formation of a consortium of broadcast and cable television networks called the Advanced Television Copyright Coalition. Some of those articles have indicated that the coalition is prepared to support litigation and to explore legislative solutions unless the providers of personal television services and products agree to obtain license agreements for the use of the companies' programming. We have received letters and/or oral indications from a number of content providers, including Fox Television, Universal Studios, The Walt Disney Company and Warner Bros., asserting their belief that our business activities will require approvals and licenses from these content providers. In addition, under our Network Service Agreement with Time Warner and Turner Broadcasting Systems, Inc., Turner reserved the right to assert any claims or rights against us. We are also aware of similar indications from other content providers. Lawsuits or other actions taken by these types of organizations or companies could make it more difficult or impossible for us to introduce new services, delay widespread consumer acceptance of our services, restrict our use of some television content, increase our costs and materially adversely affect our business.

  We face intense competition from a number of sources, which may impair our ability to generate viewers and future revenues.

   We are likely to face intense direct competition from companies such as TiVo Inc. and WebTV Networks Inc. These companies offer, or have announced their intention to offer, products with one or more of the ReplayTV Service's functions or features and, in some instances, combine these features with Internet browsing, interactive capabilities or traditional broadcast, cable or satellite television programming. Many of these companies have greater brand recognition and market presence, a significantly larger installed base and substantially greater financial, marketing and distribution resources than we do. Some of these companies also have established relationships with third party consumer electronics manufacturers, satellite and cable system operators, television programmers, Internet service providers and others, which could make it harder for us to compete with them and may make it difficult for us to establish relationships and enter into agreements with these third parties. Some of these competitors also have relationships with our strategic partners, and a number of media partners that have invested in ReplayTV have also invested in our competitors. Furthermore, we and our manufacturing partners also compete with consumer electronics companies that may incorporate competing personal television capabilities into future generations of their consumer electronics products. Faced with this competition, we may be unable to expand our market share and attract an increasing number of viewers to the ReplayTV Service.

   We also compete with consumer electronics products in the television and home entertainment industry. The television and home entertainment industry is characterized by rapid technological innovation, a small number of dominant manufacturers and intense price competition. As a new product category, personal television enters a market that is crowded with several established services. The competition for consumer spending in the television and home entertainment market is intense, and our services may compete with:

  . VCRs and DVD players and recorders;

  . video-on-demand services;

  . interactive television services; and

  . personal computers.

   Many of these technologies, services or devices have an established market, a broad viewer base and proven consumer acceptance. We may be unable to effectively differentiate the ReplayTV-enabled personal video recorder or the ReplayTV Service from these technologies, services or devices. The cost of ReplayTV-enabled personal video recorders will also impact consumer choices in the home entertainment market, and many of the alternative home entertainment devices and services may be purchased by consumers at lower prices than a ReplayTV-enabled personal video recorder. Further, cable and satellite services are already a large expense item for many households, and consumers may be unwilling to make the additional expenditure required to purchase a ReplayTV-enabled personal video recorder to complement these services. In addition, since our Internet service provider's access numbers require long distance calls for a portion of television households in the United States, some potential ReplayTV viewers may have to pay recurring long distance charges to connect to the ReplayTV Service network, which could impact our ability to market the ReplayTV Service in these markets.

   We may also compete with new and evolving forms of delivery of video programs to viewers' homes. For example, a number of companies are developing video-on-demand products and services, which would use broadband delivery systems to feed video as demanded by viewers in real time. In addition, as broadband delivery systems become more prevalent, it is possible that more and more programs may be available for ordering, over the Internet or otherwise, which may lessen the importance of broadcast television and weaken the appeal of the ReplayTV Service. If these companies are successful in developing these services, their products and services may be more appealing to viewers than ours.

  The market for personal television services is evolving rapidly, and we or our strategic partners may not be able to adequately address this market.

   Because of the early stage of the personal television industry, the life cycle of our services is difficult to estimate. We or our strategic partners may not be able to develop and introduce new services and enhancements that respond to technological changes, evolving industry standards or consumer preferences on a timely basis, or at all, in which case our business would suffer. In addition, we cannot predict the rate of adoption by consumers of our services and products which enable our service, or the price they will be willing to pay for these services and products. As a result, it is extremely difficult to predict our future prices for these services and the future size, growth rate and profitability of this market.

  If we are unable to integrate the ReplayTV Service with the products and services provided by cable and satellite system operators, we will not be able to grow our installed base as rapidly as we expect.

   We intend to enter into relationships for the distribution of the ReplayTV Service with cable and satellite system operators and/or with the manufacturers of set-top boxes that enable cable and satellite services. We cannot be certain that these parties will be willing to enter into agreements with us to directly integrate the ReplayTV Service into set-top boxes or that we will be able to negotiate agreements on terms favorable to us. Historically, cable and satellite system operators have been hesitant to implement new services. In addition, cable and satellite system operators and the manufacturers of cable and satellite set-top boxes may choose to develop their own services in competition with us or to enter into relationships with our competitors. For example, General Instrument Corporation and Charter Communications, Inc. recently announced an agreement to manufacture and distribute set-top boxes that provide personal video recorder features. If we fail to establish distribution relationships with cable and satellite system operators or the manufacturers of set-top boxes, we may not be able to execute our business plan, and our business could suffer significantly.

   We must also work with cable and satellite system operators to ensure that the ReplayTV Service and ReplayTV-enabled products are compatible with their products and services. If a viewer using a ReplayTV-enabled personal video recorder receives a cable or broadcast signal through a separate set-top box rather than a set-top box integrated with the ReplayTV Service, then the viewer must input a number corresponding to the set-top box to enable the ReplayTV-enabled personal video recorder to work with the particular set-top box. There are hundreds of models of cable and satellite set-top boxes, with new designs coming to market on a regular basis and, consequently, hundreds of corresponding numbers. If we are unable to update these numbers in a timely manner and adequately ensure that the ReplayTV Service is compatible with our viewers' cable and satellite systems, we may not be able to attract and retain viewers and our reputation may be harmed.

  If we lose key management personnel, we may not be able to successfully operate our business.

   Our future performance will be substantially dependent on the continued services of our senior management and other key personnel. The loss of any members of our executive management team and our inability to hire additional executive management could harm our business and results of operations. In addition, we do not have term employment agreements with, or key man insurance policies for, any of our key personnel.

  We have recently hired several senior executive officers. Any inability by these individuals to execute our business strategy and manage our growth could harm our ability to generate revenues and achieve profitability.

   Several members of our executive management team were hired in 1999, including our Chief Executive Officer; Executive Vice President, ReplayTV Service; Executive Vice President, Finance and Chief Financial Officer; Executive Vice President, Sales and Marketing; and Executive Vice President, Business Operations. These individuals have not previously worked together nor with the other members of our management team and, therefore, may require time to adequately familiarize themselves with the nature of our business and operations and each other. We cannot assure you that these individuals will be able to successfully work together or manage any growth we may experience. The process of integrating these individuals into our management team may detract from the operation of our business.

  Failure to manage our growth could disrupt our business and impair our ability to generate revenues.

   Since we began our business in August 1997, we have significantly expanded our operations. We anticipate continued expansion in our headcount, facilities and infrastructure to support potential growth in our viewer base and to allow us to pursue market opportunities. This expansion has placed, and will continue to place, a significant strain on our management, operational and financial resources and systems. Additional risks we face as our business expands include:

  . We do not have experience in manufacturing a large volume of ReplayTV-enabled products and may not be able to accurately forecast and respond to consumer demand for our products and services.

  . We may be unable to successfully attract, integrate or retain sufficiently qualified personnel, especially engineers and personnel with the relevant and necessary media and television experience.

  . The ability of our systems to scale as we add new viewers and capabilities is unproven. Our inability to accommodate additional viewers or to upgrade our technology, systems or network infrastructure could adversely affect our business, cause interruptions in the ReplayTV Service or delay the introduction of new services.

  . If we or our distribution partners are unable to adequately support
    ReplayTV Service viewers, our brand and our ability to generate and retain new viewers will be harmed.

  Seasonal trends in consumer and advertiser spending behavior may cause our operating results to fluctuate.

   Our business model anticipates that a majority of our future revenues will come from targeted commercials and other forms of television advertising enabled by the ReplayTV Service. Expenditures by advertisers tend to be seasonal and cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers' spending priorities or increase the time it takes to close a sale with our advertisers, which could cause our revenues from advertisements to decline significantly in any given period.

   In addition, we are subject to seasonality in consumer electronics product sales, which have traditionally been much higher during the holiday shopping season (occurring in the fourth quarter) than during other times of the year. Although predicting consumer demand for our products will be very difficult, we believe that sales of ReplayTV-enabled personal video recorders and attraction of new viewers to the ReplayTV Service will be disproportionately high during the holiday shopping season when compared to other times of the year. Because we expect to subsidize the purchase price of ReplayTV-enabled personal video recorders, we will incur greater costs and expenses when more ReplayTV-enabled personal video recorders are sold.

  If we are unable to raise additional capital on acceptable terms, our ability to effectively manage growth and build a strong brand could be harmed.

   We expect that our existing capital resources, combined with the net proceeds of this offering, will be sufficient to meet our cash requirements through the next 12 months. We may be required to raise additional capital sooner if consumer acceptance of the ReplayTV Service occurs more rapidly than we expect or if we have to increase our subsidies earlier than we anticipate to meet competitive retail pricing. In order to continue to grow our business, we will have to raise additional capital, which may not be available on acceptable terms. If we cannot raise necessary additional capital on acceptable terms, we may not be able to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our operations or future opportunities.

Risks Related to Our Service and Technology

  System failures, interruptions to the ReplayTV Service or product defects may have a negative impact on our revenues, damage our reputation and decrease our ability to attract new viewers.

   Our ability to provide high quality products, service and customer support is critical to our success because consumers of television-related products are not accustomed to, and may not accept, interruptions in their television service. Our network, communications hardware and other operating systems for the ReplayTV Service are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. These types of interruptions in the ReplayTV Service may reduce our revenues and profits. Our business also will be harmed if consumers believe our service is unreliable. In addition to placing increased burdens on our engineering staff, service outages will create numerous customer questions and complaints that must be responded to by our or our partners' customer support personnel. Any frequent or persistent system failures could irreparably damage our reputation and brand.

   We have detected and may continue to detect errors and product defects in our software and ReplayTV-enabled personal video recorders. For example, the hard disk used in the ReplayTV-enabled personal video recorder was originally designed for use in personal computers, and as a result exhibits behaviors that are viewed as typical and minimally disruptive when using a personal computer but may result in the viewer momentarily facing a black television screen when using the ReplayTV Service. In addition, ReplayTV viewers with HDTV television sets are currently required to watch and record programming in standard broadcast resolution as opposed to HDTV resolution. Any errors and product defects can result in delays in releasing new versions of our ReplayTV-enabled personal video recorders, affect system uptime, result in returns and significant warranty and repair costs and cause customer relations problems. Correcting errors in our software and hardware design requires significant time and resources, which could delay future product releases and affect market acceptance of the ReplayTV Service. Any delivery by us of products or upgrades with undetected material product defects or software errors could harm our credibility and market acceptance of the ReplayTV Service.

  Any failure to secure and protect our patents, trademarks and other proprietary rights could reduce our competitive advantage.

   Our success and ability to compete are substantially dependent upon our internally developed technology. We rely on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. However, the steps we take to protect our proprietary rights may be inadequate. We are currently the assignee of two United States patents. We have also filed patent applications and provisional patent applications relating to important aspects of the ReplayTV technology and the ReplayTV Service, including its features and capabilities. To date, none of these patents has been granted, and we cannot assure you that any patents will ever be granted, that any issued patents will protect our intellectual property or that third parties will not challenge any issued patents. In addition, other parties may independently develop similar or competing technologies designed around any patents that may be issued to us. Our failure to protect our proprietary rights could have a material adverse effect on our business.

  Laws, regulations, agreements and standards that govern the television industry and the delivery of programming could expose us to legal action if we fail to comply or could require us to change our business.

   Because personal television and the delivery of television programming through the ReplayTV Service and the ReplayTV-enabled personal video recorder represent a new category in the television and home entertainment industries, it is difficult to predict what laws or regulations will govern our business. For example, copyright laws could be applied or amended to restrict the capture or alteration of television programming, which would materially adversely affect our business. Changes in the regulatory climate or the enforcement or interpretation of existing laws could expose us to additional costs and expenses and could require changes to our business. For example, the Federal Communications Commission has broad jurisdiction over the telecommunications and cable industries. New regulations adopted by the FCC may directly affect us and the strategic partners on whom we substantially rely for the marketing and distribution of ReplayTV-enabled personal video recorders and the ReplayTV Service, which may negatively impact the adoption of the ReplayTV Service. In addition, the FCC could interpret existing regulations in a manner that would cause us to incur significant compliance costs or force us to alter the features or capabilities of the ReplayTV Service.

   Several manufacturers, media companies and content delivery providers, such as cable and satellite system operators, have developed and will continue to develop standards that govern how these companies operate and interact with one another. For example, cable modem manufacturers and cable operators are developing standards relating to cable systems and cable modems. Media companies, consumer electronics companies, computer companies and semiconductor companies are developing standards relating to copyright protection of media content. If we are unable to develop services that comply with the agreements and standards set by these consortiums, we may be prevented from marketing and distributing ReplayTV-enabled personal video recorders and providing the ReplayTV Service.

  We need to safeguard the security and privacy of our viewers' confidential data, and any inability to do so may harm our reputation and brand and could result in lawsuits.

   The ReplayTV-enabled personal video recorder collects and stores viewer preferences and other data that our viewers may consider confidential. Any compromise or breach of the encryption and other security measures that we use to protect this data could harm our reputation and expose us to potential liability. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could compromise or breach the systems we use to protect our viewers' confidential information. We may be required to make significant expenditures to protect against security breaches or to remedy problems caused by any breaches.

   Viewers may be concerned about the use of personal information gathered by the ReplayTV Service and the ReplayTV-enabled personal video recorder. We do not release this data to third parties, and we are committed to complying with all privacy laws and to protecting the confidentiality of our viewers. Privacy concerns, however, could create uncertainty in the marketplace for personal television and our services. In addition, privacy concerns or breaches, or consumers' dissatisfaction with any privacy policy we may adopt, could reduce demand for the ReplayTV Service, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our reputation and business.

Risks Related to this Offering and Our Common Stock

  Purchasers of our common stock in this offering will suffer immediate and substantial dilution and may be harmed by future debt or equity issuances.

   The initial public offering price per share will significantly exceed our net tangible book value per share. You will experience immediate dilution of $9.80 in the pro forma adjusted net tangible book value per share of common stock, assuming an initial public offering price of $14.00 per share. You also will experience additional dilution when outstanding options and warrants are exercised. If we raise additional capital through the issuance of equity securities, the percentage ownership of our existing stockholders will decline, you may experience dilution in net book value per share, and these equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. Any debt financing, if available, may involve covenants limiting or restricting our operations or future opportunities.

  Management has broad discretion as to how to use the proceeds from this offering and may apply these proceeds to uses that do not increase our revenues or market value.

   We expect to spend a substantial amount, including amounts from the net proceeds we receive in connection with this offering, to advertise and promote the ReplayTV Service and the ReplayTV brand, to subsidize the retail price of ReplayTV-enabled personal video recorders, to develop new services and for other working capital and general corporate purposes. We have not determined the specific amounts we intend to spend in any of these areas or the timing of these expenditures. Consequently, management will have broad discretion with respect to the use of the net proceeds from this offering. Because of the number and variability of factors that determine our use of proceeds from this offering, we cannot assure you that the uses will not vary from our current intentions.

  Our certificate of incorporation, bylaws and Delaware law contain provisions that could discourage a third party from acquiring us and consequently decrease the market value of your investment.

   Some provisions of our certificate of incorporation and bylaws and of Delaware law could delay or prevent a change of control or changes in our management that a stockholder might consider favorable. Any delay or prevention of a change of control or change in management could cause the market price of our common stock to decline. For more information about particular anti-takeover provisions, see "Description of Capital Stock."

  Our stock price may be volatile after this offering and you may lose some or all of your investment.

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between the representatives of the underwriters and us and may not be indicative of the market price for the common stock that may develop after this offering. We do not know the extent to which investor interest will lead to the development of an active public market. You may not be able to resell your shares of our common stock at or above the initial public offering price and you may lose some or all of your investment as a result. We expect our operating results to fluctuate significantly due to a number of factors, many of which are described elsewhere in this prospectus. In addition to our operating results, many factors may cause our stock price to fluctuate, including:

  . economic or market conditions generally or in the technology, television, media or home entertainment industries;

  . our failure to meet estimates of our financial performance by securities analysts; and

  . changes in estimates of our financial performance or changes in recommendations by securities analysts.

  An aggregate of 40,952,916 shares, or approximately 83%, of our outstanding stock will become eligible for resale in the public market between 180 days and one year after this offering, and future sales of this stock may cause our stock price to decline.

   The market price of our common stock could drop as a result of sales of a large number of shares of common stock in the market after this offering or in response to the perception that sales of a large number of shares could occur. We cannot predict the effect that future sales of common stock will have on the market price of our common stock. Of the 49,452,916 shares of our common stock to be outstanding upon completion of this offering, the 8,500,000 shares offered hereby (plus any shares issued upon exercise of the underwriters' over-allotment option) will be freely tradable. All of the shares outstanding prior to the offering will be "restricted securities" as the term is defined under Rule 144 promulgated under the Securities Act. Unless sold pursuant to Rule 144, which provides for minimum holding periods, public availability of information, and volume and manner restrictions on sales, "restricted securities" cannot be sold without an effective registration statement on file with the SEC. Based on shares outstanding as of December 31, 1999, as adjusted to reflect the issuance of 5,627,267 shares of Series F preferred stock in January 2000, these shares will be available for sale in the public market as follows:

  Number of Shares/
 Percent Outstanding    Date When Shares Become Available for Resale in the
 After this Offering                       Public Market
 -------------------    ---------------------------------------------------
 35,306,093 / 71%    180 days after the date of this prospectus pursuant to
                      agreements between the stockholders and the underwriters
                      or ReplayTV, provided that Morgan Stanley & Co.
                      Incorporated can waive this restriction at any time.
                      24,070,571 of these shares will also be subject to sales
                      volume restrictions under Rule 144 under the Securities
                      Act

 5,646,823 / 11%     Upon expiration of applicable one-year holding periods
                      under Rule 144, which will expire between        , 2000
                      and January 25, 2001, subject to sales volume
                      restrictions under Rule 144

In addition, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of 18,218,561 shares of common stock reserved for issuance under our various stock plans as of December 31, 1999.

  We have made forward-looking statements in this prospectus, but actual results may differ materially.

   We have made forward-looking statements in this prospectus, including the section entitled "Management's Discussion and Analysis of Financial Condition and Result of Operations," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, benefits resulting from this offering and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

   Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements.

   You should understand that many important factors, in addition to those discussed elsewhere in this prospectus, could cause our results to differ materially from those expressed in forward-looking statements. These factors include our competitive environment, economic and other conditions in the markets in which we operate, consumer and retailer preferences, alternative technological advances, prices and supplies of components and cyclical and seasonal fluctuations in our operating results.

                                USE OF PROCEEDS

   We expect to receive net proceeds of about $109.6 million from this offering, or $126.2 million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $14.00 per share, (based on the midpoint of the range set forth on the cover page of this prospectus) after deducting the estimated underwriting discount and commissions and estimated offering expenses. We estimate our offering expenses to be about $1.1 million.

   The principal reason for this offering is to raise capital for:

  . subsidies related to the distribution of ReplayTV-enabled products;

  . advertising to promote the ReplayTV Service and ReplayTV brand;

  . development of new products and services; and

  . other working capital and general corporate purposes.

   The foregoing discussion is based on our current expectations, and we may allocate the net proceeds among these purposes as we deem necessary or appropriate. These determinations will be based upon various factors, a number of which are not yet known, including:

  . competitive and technological developments;

  . the rate of growth, if any, of our business;

  . the number of PVRs that we sell, which may result in increases in subsidies;

  . marketing expenses, which may vary depending on our strategic relationships; and

  . the amount of advertising revenue we receive.

In addition, these and other market factors may require us to allocate portions of the net proceeds for purposes other than those described above.


   Pending the uses described above, we will invest the net proceeds in short-term, interest bearing, investment-grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. In addition, under our bank credit facility, we cannot pay dividends without our bank's consent, with limited exceptions. We currently intend to retain any future earnings to fund the development and growth of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999:

  . on an actual basis;

  . on a pro forma basis to reflect the issuance of 5,627,267 shares of Series F preferred stock in January 2000 at $11.00 per share resulting in net cash proceeds of about $61.4 million and the automatic conversion of 31,368,852 shares of preferred stock, including the shares of Series F preferred stock issued in January 2000, outstanding as of the date of this prospectus into 31,368,852 shares of common stock; and

  . on a pro forma basis as further adjusted to reflect the sale of 8,500,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share (based on the midpoint of the range set forth on the cover page of this prospectus) after deducting the estimated underwriting discount and commissions and estimated offering expenses.

   The capitalization information set forth in the table below is qualified by, and you should read it in conjunction with, more detailed financial statements and related notes and the information included under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                   As of December 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                 (in thousands, except share
                                                     and per share data)
Cash, cash equivalents and short-term
 investments................................... $ 36,150  $ 97,550    $207,120
                                                ========  ========    ========
Line of credit................................. $     --  $     --    $
                                                --------  --------    --------
Stockholders' equity (deficit):
  Convertible Preferred Stock, issuable in
   series, $0.001 par value; 27,137,306 shares
   authorized, 25,741,585 shares issued and
   outstanding actual; 35,077,301 shares
   authorized, no shares issued and outstanding
   pro forma; 5,000,000 shares authorized, no
   shares issued and outstanding pro forma as
   adjusted.................................... $     26  $     --    $
  Common Stock, $0.001 par value; 75,000,000
   shares authorized, 9,584,064 shares issued
   and outstanding actual; 75,000,000 shares
   authorized, 40,952,916 shares issued and
   outstanding pro forma; 200,000,000 shares
   authorized, 49,452,916 shares issued and
   outstanding pro forma as adjusted...........        6        37          46
  Additional paid-in capital...................  109,634   171,029     280,590
  Notes receivable.............................   (3,200)   (3,200)     (3,200)
  Unearned stock-based compensation............  (30,579)  (30,579)    (30,579)
  Deficit accumulated during development
   stage.......................................  (39,189)  (39,189)    (39,189)
                                                --------  --------    --------
    Total stockholders' equity.................   36,698    98,098     207,668
                                                --------  --------    --------
      Total capitalization..................... $ 36,698  $ 98,098    $207,668
                                                ========  ========    ========

   This table excludes the following shares as of December 31, 1999:

  . 6,666 shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $7.50 per share;

  . 10,789,637 shares of common stock issuable upon the exercise of stock options outstanding under our stock option plans at a weighted average exercise price of $2.53 per share; and

  . 128,924 shares of common stock available for issuance under our stock option plans.

                                   DILUTION

   The pro forma net tangible book value of ReplayTV, Inc. as of December 31, 1999 was $98.1 million or $2.40 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, after giving effect to the conversion of all outstanding shares of preferred stock (including 5,627,267 shares of Series F preferred stock issued at $11.00 per share in January 2000) into common stock immediately prior to the closing of this offering. Assuming the sale by us of 8,500,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, our pro forma net tangible book value as of December 31, 1999 would have been $207.7 million, or $4.20 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.80 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $9.80 per share to new investors purchasing shares in this offering. The following table illustrates this dilution on a per share basis:

   Assumed initial public offering price per share...............        $14.00
     Pro forma net tangible book value per share as of December
      31, 1999...................................................  $2.40
     Increase per share attributable to new investors............   1.80
                                                                   -----
   Pro forma net tangible book value per share after this
    offering.....................................................          4.20
                                                                         ------
   Dilution per share to new investors...........................        $ 9.80
                                                                         ======

   The following table summarizes on a pro forma basis, as of December 31, 1999, the number of shares of common stock, including shares of preferred stock to be converted into shares of common stock at the closing of this offering, purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors. The information presented is based upon an assumed initial public offering price of $14.00 per share for shares purchased in this offering, before deducting the estimated underwriting discount and commissions and estimated offering expenses:

                             Shares Purchased  Total Consideration
                            ------------------ -------------------- Average Price
                              Number   Percent    Amount    Percent   Per Share
                            ---------- ------- ------------ ------- -------------
   Existing stockholders... 40,952,916   82.8% $133,435,000   52.9%    $ 3.26
   New investors...........  8,500,000   17.2   119,000,000   47.1      14.00
                            ----------  -----  ------------  -----
     Totals................ 49,452,916  100.0% $252,435,000  100.0%
                            ==========  =====  ============  =====

   These tables assume no exercise of any outstanding stock options or warrants to purchase common stock. As of December 31, 1999, there were:

  . 10,789,637 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $2.53 per share; and

  . 6,666 shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $7.50 per share.

   To the extent these options or warrants are exercised, there will be further dilution to the new investors.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the period from August 27, 1997 (inception) to December 31, 1997, for the year ended December 31, 1998 and 1999 and for the period from August 27, 1997 (inception) to December 31, 1999 and the balance sheet data as of December 31, 1998 and 1999, are derived from the audited financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for future periods.

                               Period from                        Period from
                             August 27, 1997    Year Ended      August 27, 1997
                             (Inception) to    December 31,     (Inception) to
                              December 31,   -----------------   December 31,
                                  1997        1998      1999         1999
                             --------------- -------  --------  ---------------
                                  (in thousands, except per share data)
Statement of Operations
 Data:
Costs and expenses:
  Research and development
   (excludes stock-based
   compensation of $0, $163,
   $1,588 and $1,751).......     $  136      $ 1,961  $  7,980     $ 10,077
  Programming and content
   (excludes stock-based
   compensation of $0, $15,
   $2,179 and $2,194).......        --           --      1,029        1,029
  Sales and marketing
   (excludes stock-based
   compensation of $0, $15,
   $755 and $770)...........         10          764    14,586       15,360
  General and administrative
   (excludes stock-based
   compensation of $0, $13,
   $2,959 and $2,972).......          9          325     3,271        3,605
  Hardware distribution
   costs, net (excludes
   stock-based compensation
   of $0, $0, $333 and
   $333)....................        --           --      2,030        2,030
  Stock-based compensation..        --           206     7,814        8,020
                                 ------      -------  --------     --------
      Total costs and
       expenses.............        155        3,256    36,710       40,121
                                 ------      -------  --------     --------
Operating loss..............       (155)      (3,256)  (36,710)     (40,121)
Interest income (expense),
 net........................        --           (28)      960          932
                                 ------      -------  --------     --------
Net loss....................     $ (155)     $(3,284) $(35,750)    $(39,189)
                                 ======      =======  ========     ========
Basic and diluted net loss
 per share..................     $(0.08)     $ (0.48) $  (4.73)    $  (5.48)
Basic and diluted weighted
 average shares used in
 computation of net loss per
 share......................      2,026        6,889     7,565        7,157
Pro forma basic and diluted
 net loss per share.........                          $  (1.35)
Pro forma basic and diluted
 weighted average shares....                            26,476


Please see note 1 to our financial statements for the determination of the number of shares used in computing actual and pro forma basic and diluted net loss per share.

                                                           As of December 31,
                                                           --------------------
                                                           1997  1998    1999
                                                           ---- ------  -------
                                                             (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments......... $103 $  711  $36,150
Working capital (deficit).................................   94   (392)  33,606
Total assets..............................................  144  1,068   43,499
Total stockholders' equity (deficit)......................  125   (260)  36,698

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

   ReplayTV was incorporated in August 1997, and through the first quarter of 1999, our operating activities consisted primarily of product and service development. We continue to operate as a development stage company and have not yet recognized any operating revenues from advertising or other sources. In April 1999, we launched the ReplayTV Service and the ReplayTV-enabled PVR via direct sales from our web site and toll free telephone number. More recently, our products have become available through online retailers. We have received proceeds from the shipment of ReplayTV-enabled PVRs; however, these proceeds are considered incidental to our ongoing business and thus have been reported as a reduction of the related hardware distribution costs in our statement of operations. We do not intend to manufacture PVRs. Instead, we intend to license our technology to partners to manufacture PVRs or incorporate our technology in their consumer electronics products such as VCRs, DVD players and recorders, set-top boxes or televisions. We recently entered into such an agreement with MKE, and we intend to enter into similar relationships with other consumer electronics companies in the future.

   MKE initially will purchase from us a minimum number of ReplayTV-enabled products manufactured by Flextronics and will market, sell and distribute those products under the Panasonic brand name featuring the ReplayTV logo. We will also work with MKE to jointly develop future ReplayTV-enabled products. MKE will focus on hardware development while we will focus primarily on the further development of the ReplayTV Service. MKE may also develop ReplayTV-enabled products independent of us. We will work with MKE to develop and establish customer service and support standards and processes for ReplayTV-enabled products. We will also cooperate with MKE to market and promote the ReplayTV Service and ReplayTV-enabled products. MKE will have primary responsibility for promoting Panasonic-branded ReplayTV-enabled products while we maintain primary responsibility for promoting the ReplayTV Service. MKE has agreed to commit a minimum dollar amount toward the promotion and advertising of ReplayTV-enabled products to be sold under the Panasonic brand. MKE has agreed to exclusively deal with us in the area of personal video recorders for the term of our agreement.

   We anticipate that the majority of our revenues will be generated from the sale of advertising on the ReplayTV Service. We will recognize advertising revenue ratably over the period in which the advertising is displayed, provided that no significant performance obligations remain. We do not expect these revenues to become significant until we reach a substantially larger installed viewer base and develop additional ReplayTV Service functionality. We do not expect to generate significant revenues from advertising in 2000, and we may not be able to generate significant revenues thereafter. As a result, we expect to continue to incur significant losses and negative operating cash flow for the foreseeable future.

   We also anticipate recognizing revenues from future services, such as media sponsorships, premium subscription services, near video-on-demand services and TV-commerce. Revenues from media sponsorships, which will primarily take the form of ReplayZones that promote branded content provided and edited by media sponsors, will be recognized in the period in which the programming is delivered, provided that no significant performance obligations remain. Revenues from premium and near video-on-demand services will be recognized during the period in which the services are provided to the subscriber. Commissions revenue received for orders processed over the ReplayTV Service will be recognized as we forward the order information to the vendor. We do not generate any revenues from the provision of our basic service.

   Version 2.0 of our ReplayTV Service software permits us to deliver certain limited advertising; however, we are continuing to develop additional functionality to enable us to deliver additional advertising and other services on the ReplayTV Service in conjunction with various media partners. Version 2.0 provides advertising and sponsorship capabilities solely on theme-based or branded content areas called ReplayZones. In order to generate significant advertising revenues, we need to expand the capabilities of the ReplayTV Service to permit full-motion video advertisements on multiple viewer interfaces. We also intend to expand the capabilities of the ReplayTV Service to permit premium subscription services, near video-on-demand and TV-commerce, none of which are included in version 2.0 of the ReplayTV Service software.

   We expect to share a significant portion of the related advertising and service revenues with our media partners. We also intend to enter into agreements with multiple distribution partners to encourage more rapid adoption of the ReplayTV Service. These agreements will provide for retail and other distribution of ReplayTV-enabled products as well as subsidization of hardware costs. Our decision to subsidize the manufacturing cost of ReplayTV-enabled products is based upon our expectation that lower retail prices will help us obtain viewers, broaden market acceptance for personal television and increase our future revenues. If these expectations are not met, we may be unable to generate sufficient revenues to cover our expenses and other obligations.

Results of Operations

  Year Ended December 31, 1999 and 1998

   Research and Development. Research and development expenses consist of engineering personnel and related expenses, materials, connectivity costs and outside consulting costs related to developing and enhancing the ReplayTV Service and ReplayTV-enabled PVR. Total research and development expenses increased to $8.0 million for the year ended December 31, 1999 from $2.0 million for the year ended December 31, 1998. The increase was attributable to increased engineering personnel, consultants and materials necessary to support the development and launch of the ReplayTV platform and related service in April 1999. We expect that research and development costs will continue to increase in the foreseeable future as we continue to devote resources to develop additional functionality within the ReplayTV Service.

   Programming and Content. Programming and content expenses consist of personnel and related expenses and outside consulting costs related to developing and presenting content on the ReplayTV Service. Programming and content expenses for the year ended December 31, 1999 were $1.0 million. No programming and content costs were incurred during the year ended December 31, 1998, as the ReplayTV Service was not launched until April 1999. The increase was attributable to increased personnel necessary for content development. We anticipate that programming and content costs will continue to increase as we develop and provide additional services and content within the ReplayTV Service.

   Sales and Marketing. Sales and marketing expenses consist of advertising, promotional activities, trade shows, personnel and related expenses and outside consulting costs. Sales and marketing expenses increased to $14.6 million for the year ended December 31, 1999 from $764,000 for the year ended December 31, 1998. The increase was attributable to increased personnel and promotional costs associated with the promotion of the commercial launch of the ReplayTV Service and ReplayTV-enabled PVR in April 1999. We anticipate that sales and marketing expenses will continue to increase as we support the full-scale retail launch of the ReplayTV-enabled PVR in the year 2000. Starting in the second half of the year 2000, we expect to incur additional sales and marketing expenses to support the sale of advertising on the ReplayTV Service.

   General and Administrative. General and administrative expenses consist of personnel and related expenses and professional fees related to the management, legal, finance, accounting and other administrative functions. General and administrative expenses increased to $3.3 million for the year ended December 31, 1999 from $325,000 for the year ended December 31, 1998. The increase was the result of increased personnel and consultants necessary to support our growth. We expect that general and administrative expenses will continue to increase in the foreseeable future.

   Hardware Distribution Costs, Net. Hardware distribution costs, net, include costs to manufacture and distribute the ReplayTV-enabled PVR net of the proceeds from sales to customers. As we plan to transition the manufacturing and distribution of our PVRs to MKE and other partners, sales of PVRs are considered incidental to our business and, therefore, have been reflected as a reduction of the related costs. Hardware distribution costs, net, were $2.0 million for the year ended December 31, 1999. During the year ended December 31, 1999, we shipped about 6,000 PVRs and incurred manufacturing and distribution costs of $7.2 million. Proceeds from sales of PVRs were $5.1 million during the same period. We have agreed to subsidize Matsushita in connection with their manufacturing and distribution of ReplayTV-enabled PVRs in future periods. We expect the subsidies to increase significantly as we increase our installed base.

   Stock-Based Compensation. Stock-based compensation includes the amortization of unearned employee stock-based compensation and expenses for stock granted to consultants in exchange for services. In connection with the grant of employee stock options, we recorded aggregate unearned stock-based compensation of $37.7 million through December 31, 1999 and additional unearned stock-based compensation of about $4.2 million for stock options granted in January and February 2000. Employee stock-based compensation expense is amortized over the vesting period of the options, which is generally four years, using the multiple-option approach. We recorded employee stock-based compensation expense of $7.0 million for the year ended December 31, 1999. We currently expect to record employee stock-based compensation expenses of about $4.9 million for the quarter ending March 31, 2000 and $4.5 million for the quarter ending June 30, 2000. We anticipate that these expenses will decrease in future periods. Unearned stock-based compensation expense will be reduced in future periods to the extent that options are terminated prior to full vesting. We recorded expenses of $734,000 for the year ended December 31, 1999 in connection with the vesting of stock options issued for services. Expenses related to options granted to consultants may increase in future periods if we grant additional options to consultants in exchange for services or the fair value of our stock increases during the vesting period of the options. We also recorded expenses of $136,000 for the year ended December 31, 1999 in connection with common stock issued for services.

   Interest Income (Expense), Net. Interest income (expense), net, consists of interest earned on cash equivalents and short-term investments, offset by interest expense related to bank borrowings and other financing lines. Interest income (expense), net, was $960,000 for the year ended December 31, 1999 and ($28,000) for the year ended December 31, 1998. The increase in interest income was due to higher average cash equivalents and short-term investment balances from additional sales of preferred stock completed in the first three quarters of 1999.

   Provision for Income Taxes. We have incurred operating losses for all periods from inception through December 31, 1999, and therefore have not recorded a provision for income taxes. Our deferred tax asset primarily consists of net operating loss carryforwards, nondeductible accruals and allowances and research credits. We have recorded a valuation allowance for the full amount of our net deferred tax assets, as the future realization of the tax benefit is not currently likely.

   As of December 31, 1999, we had net operating loss carryforwards for both federal and state tax purposes of about $29.6 million. These federal and state tax loss carryforwards are available to reduce future taxable income and expire at various dates into the year 2019. We expect that the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income will be limited by "change in ownership" provisions of the Internal Revenue Code. This annual limitation may result in the expiration of net operating loss carryforwards before their utilization.

  Year Ended December 31, 1998 and Period from Inception to December 31, 1997

   Research and Development. Research and development expenses increased to $2.0 million in fiscal 1998 from $136,000 for the period from inception to December 31, 1997. The increase was the result of growth in ReplayTV's engineering personnel, consultants and materials from inception throughout 1998.

   Sales and Marketing. Sales and marketing expenses increased to $764,000 in fiscal 1998 from $10,000 for the period from inception to December 31, 1997. The increase was the result of increased personnel to support the commercial launch of the ReplayTV Service and ReplayTV-enabled PVR in April 1999.

   General and Administrative. General and administrative expenses increased to $325,000 in fiscal 1998 from $9,000 for the period from inception to December 31, 1997. The increase was the result of increased personnel costs to support our overall growth.

   Stock-Based Compensation. In connection with the grant of employee stock options, we recorded unearned stock-based compensation of $857,000 for the year ended December 31, 1998, which is being amortized over a four-year vesting period using the multiple-option approach.

   Interest Income (Expense), Net. Interest income (expense), net, was $(28,000) and $0 for the year ended December 31, 1998 and for the period from inception to December 31, 1997, respectively. The increase in interest expense was due to interest paid on a convertible promissory note issued by one of our founders.

Quarterly Results of Operations

   The following table sets forth a summary of our unaudited quarterly operating results for each of the eight quarters in the period ended December 31, 1999. The amount and timing of our costs and operating expenses generally will vary from quarter to quarter depending on our level of actual and anticipated business activities. Our revenues, if any, costs and operating results are difficult to forecast and will fluctuate, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful. As a result, you should not rely on them as an indication of future performance.

                                                       Quarter Ended
                         -----------------------------------------------------------------------------
                         Mar. 31, June 30, Sept. 30, Dec. 31,  Mar. 31,  June 30,  Sept. 30,  Dec. 31,
                           1998     1998     1998      1998      1999      1999      1999       1999
                         -------- -------- --------- --------  --------  --------  ---------  --------
                                                      (in thousands)
Statement of Operations
 Data:
Costs and expenses:
 Research and
  development...........  $ 160    $ 297     $ 546   $   958   $ 1,462   $ 1,145   $  2,204   $  3,169
 Programming and
  content...............     --       --        --        --        --        79        431        519
 Sales and marketing....      6       50       237       471     1,484     3,274      4,058      5,770
 General and
  administrative........     18       30       111       166       314       532      1,231      1,194
 Hardware distribution
  costs, net............     --       --        --        --        --       167        589      1,274
 Stock-based
  compensation..........     12       24        64       106       200       960      2,329      4,325
                          -----    -----     -----   -------   -------   -------   --------   --------
  Total costs and
   expenses.............    196      401       958     1,701     3,460     6,157     10,842     16,251
                          -----    -----     -----   -------   -------   -------   --------   --------
Operating loss..........   (196)    (401)     (958)   (1,701)   (3,460)   (6,157)   (10,842)   (16,251)
Interest income
 (expense), net.........      1        1        (6)      (24)      (33)       33        342        618
                          -----    -----     -----   -------   -------   -------   --------   --------
Net loss................  $(195)   $(400)    $(964)  $(1,725)  $(3,493)  $(6,124)  $(10,500)  $(15,633)
                          =====    =====     =====   =======   =======   =======   ========   ========

   Costs and expenses increased each quarter from the first quarter of 1998 through the first quarter of 1999 as we completed the development and introduction of the ReplayTV Service and ReplayTV-enabled PVR. Costs and expenses increased during the second and third quarters of 1999 as we continued to enhance the functionality of the ReplayTV Service and increased personnel and related costs in anticipation of the full-scale retail launch of the ReplayTV-enabled PVR in 2000. We expect that future costs and expenses will increase substantially for the foreseeable future due to subsidies of ReplayTV-enabled products to reduce consumer prices and encourage the distribution of our products and increased advertising and promotional efforts.

Seasonality

   Expenditures by advertisers tend to be seasonal and cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers' spending priorities or increase the time it takes to close a sale with our advertisers, which could cause our revenues from advertisements to decline significantly in any given period.

   We may be subject to seasonality in consumer electronics product sales, which are traditionally much higher during the holiday shopping season (occurring in the fourth quarter) than during other times of the year. Although predicting consumer demand for our products will be very difficult, we believe that sales of ReplayTV-enabled products and attraction of new viewers to the ReplayTV Service will be disproportionately high during the holiday shopping season when compared to other times of the year. Because we expect to subsidize the purchase price of ReplayTV-enabled products, we will incur greater costs and expenses when more ReplayTV-enabled products are sold.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private sales of our equity securities. At December 31, 1999, we had raised $67.8 million from the sale of our preferred and common stock and had an accumulated deficit of $39.2 million, and held cash, cash equivalents and short-term investments totaling $36.1 million.

   Our operating activities used cash in the amount of $26.0 million for the year ended December 31, 1999, $2.5 million for fiscal 1998 and $144,000 for the period from inception through December 31, 1997. This negative operating cash flow resulted primarily from our net losses experienced during these periods. Since inception, we have invested in the development of our ReplayTV Service and ReplayTV-enabled PVRs and related marketing efforts and hired additional personnel to support our growth.

   Net cash used in investing activities totaled $27.3 million for the year ended December 31, 1999, $149,000 for fiscal 1998 and $33,000 for the period from inception through December 31, 1997. The net cash used was primarily for the purchase of property and equipment and the purchase of short-term investments in the third quarter of 1999. We will continue to invest our cash in excess of current operating requirements in short-term, interest-bearing, investment-grade securities, some of which are classified for accounting purposes as cash equivalents and some as short-term investments.

   Our financing activities generated cash of $64.3 million for the year ended December 31, 1999, $3.3 million for fiscal 1998 and $280,000 for the period from inception through December 31, 1997. The issuance of preferred stock to financial investors and strategic corporate partners generated net proceeds of $67.8 million, or nearly this entire amount.

   In June 1999, we entered into a line of credit agreement with a financial institution. The line provides for the issuance to ReplayTV of up to $1.25 million on a non-formula basis subject to meeting a monthly liquidity covenant. The line bears interest at the bank's prime rate plus 0.75% and expires in May 2000. At December 31, 1999, we had no borrowings and a $500,000 standby letter of credit to a vendor secured under this line.

   In January 2000, we issued 5,627,267 shares of Series F preferred stock at $11.00 per share resulting in net cash proceeds of about $61.4 million. Upon the closing of this offering, all outstanding shares of Series F preferred stock will be converted on a one-for-one basis into shares of common stock. For the quarter ending March 31, 2000, the Company will record a non-cash preferred stock dividend of $11.3 million to reflect the beneficial conversion ratio as a result of the difference between the issuance price of the Series F preferred stock and the low end of the assumed initial price range of the common stock in this offering.

   As of December 31, 1999, our principal commitments consisted of our line of credit and a facilities operating lease totaling $15.7 million through its expiration in March 2006.

   We expect to incur significant operating expenses over the next several years in connection with the continued development and expansion of our business. As a result, we expect to continue to incur significant losses and negative cash flow for the foreseeable future. We expect to devote significant resources to marketing the ReplayTV Service and to subsidizing our partners' distribution of ReplayTV-enabled products. Although we believe that our existing cash, cash equivalents, short-term investments and net proceeds from this offering will be sufficient to satisfy our cash requirements for the next 12 months, there can be no assurance that we will not require additional financing within this time frame. If market acceptance of our ReplayTV Service is faster than expected or we increase the amount of subsidy per unit in order to maintain competitive pricing within the retail market, we will devote substantially more resources to subsidize our distribution partners than currently anticipated. In addition, we will need to raise additional capital beyond the next 12 months in order to fund the continued development and distribution of the ReplayTV Service. We may not be able to raise additional funds on terms acceptable to us, or at all. If we are unable to raise additional funds, we will not be able to execute on our operating plan in the manner we currently anticipate. If additional funds are raised through the sale of equity or convertible debt securities, our stockholders may experience additional dilution, and these securities may have rights, preferences or privileges senior to those of our stockholders.

                                   BUSINESS

Overview

   ReplayTV empowers television viewers to watch what they want when they want. We have developed the ReplayTV Service as a living room portal through which viewers can easily access, navigate, control and store television programming. We believe the ReplayTV Service will transform the way consumers access television programming, advertising and, ultimately, commerce services. We believe our portal creates a new, more effective medium for advertisers, content providers and cable and satellite system operators to target consumers. Based on ReplayTV-sponsored survey data, viewers using the ReplayTV Service watch and record more hours of television per week and find television viewing more appealing than before using the ReplayTV Service. We believe this is because the ReplayTV Service gives viewers greater choice and more control over their television viewing.

   The ReplayTV Service is currently delivered through a personal video recorder, or PVR, designed and developed by us. The PVR is a device connected to a television that employs a hard disk drive, software and other technology to digitally record and access content. Through ReplayTV's combination of proprietary software, hardware and media relationships, viewers personalize their television viewing. The ReplayTV Service allows viewers to set up personal channels that automatically record their favorite shows. Programs can then be replayed "on demand," with no tapes to search or rewind. Viewers can also search for programs based on a theme, a specific hobby or a favorite actor or director. ReplayTV-enabled PVRs operate with existing broadcast, cable and satellite infrastructures. In the future, we expect that our PVR technology will be incorporated into other television-related consumer electronics devices that will provide access to the ReplayTV Service.

   We announced our ReplayTV Service in January 1999 and began shipment of our PVRs in April 1999. We intend to commence full-scale retail distribution through leading consumer electronics companies this year. Matsushita-Kotobuki Electronics Industries, Ltd., or MKE, a subsidiary of Matsushita Electric Industrial Co., Ltd., the largest manufacturer of VCRs sold in North America, has agreed to market and sell PVRs under the Panasonic brand featuring the ReplayTV logo. The retail launch with MKE is expected to occur in mid-2000, and MKE is working to develop new consumer electronics devices that incorporate ReplayTV technology. We believe that relying on MKE in the future to manufacture, market and sell ReplayTV-enabled products will allow us to focus our creative resources on promoting and enhancing the ReplayTV Service. We are also in discussions with a number of other consumer electronics companies regarding the manufacture, marketing and sale of ReplayTV-enabled products.

   The ReplayTV Service has been designed to enable advertisers, content providers and cable and satellite system operators to exploit the dramatic growth potential of PVRs. Paul Kagan Associates, Inc. estimates that there will be about six million devices with PVR functionality installed in U.S. households by 2002, with that number increasing to about 16 million by 2005, representing about 15% of projected U.S. households in 2005. International Data Corporation estimates that there will be about nine million devices with PVR functionality installed in U.S. households by 2002, with that number increasing to about 40 million by 2005, representing about 37% of projected U.S. households in 2005. Prior to our full-scale retail launch scheduled for the first half of 2000, we have shipped only about 6,000 ReplayTV-enabled PVRs.

Industry Background

   More American households have televisions than have telephone service. The average television adult in the U.S. spends about 4.3 hours per day watching television. According to Kagan, there are about 100 million television households in the U.S., implying a market penetration of nearly 98%. According to U.S. government data, the average American household owns about 2.4 televisions.

   The number of television programming options available to the average viewer has increased significantly in recent years. The explosive growth in the number of available channels has led to an overwhelmingly diverse selection of programming through which viewers must sort. Viewers have thousands of programming choices each week.

   Television advertising remains the dominant medium for building general awareness for consumer products and services. Kagan estimates that over $52 billion was spent on broadcast and cable television advertising in the U.S. in 1999. Over the past several decades, revenue from television advertising has consistently increased despite the introduction of new technologies that initially appeared to threaten traditional TV advertising, such as the remote control and the VCR. Indeed, even in the face of viewer fragmentation, revenue from television advertising has increased in every year but one since 1975.

   The ubiquitous nature of television, its singular ability to reach large and increasingly more targeted audiences, and the growing number of television viewing choices are creating significant new challenges for viewers, content providers, advertisers and system operators. These challenges create opportunities for personal television service providers.

   Challenges Faced by Viewers. Television has always provided viewers with programming choices. However, with rapidly increasing numbers of channels and programs, viewer choice now borders on confusion. Despite an increasing number of available channels and programs, viewers continue to complain that they cannot find anything that they want to watch. Viewers desire greater ease of use, convenience and control in television viewing, particularly in light of their decreasing leisure time. We believe today's television viewers want the ability to:

  . view the shows they want to watch at times that are convenient to them, rather than at the times at which they are scheduled;

  . easily find and record every episode of their favorite show whenever it is on;

  . easily navigate through available content offerings to locate interesting programs to watch, especially when they do not have a particular show in mind; and

  . access expanded information about available programming content.

   Challenges Faced by Content Providers. Competition for the attention of television viewers has dramatically increased over the past decade. The expansion of the cable and satellite broadcast infrastructure and the subsequent proliferation of available channels have fragmented the television audience. In addition, the emergence of rival media, such as the Internet and DVDs, and even the videocassette, has further compounded the problem.

   This fragmentation and broader competition has placed additional pressure on content providers to attract more targeted audiences and to more effectively evaluate viewer habits, preferences and frequency of watching specific television shows. These developments make it increasingly more difficult for content providers to attract more viewers. In order to do so, content providers must:

  . promote their shows more effectively and efficiently;

  . continue to increase television usage in the face of alternative media;

  . build their own brand recognition and loyalty; and

  . provide viewers with easier access to their programs.

   Challenges Faced by Advertisers. Despite declining market share and ratings with respect to individual networks and programs, the cost of broadcast advertising has increased. According to data from Nielsen Media Research, the average cost of prime time advertisements on the major television networks increased almost 28% between the 1994/95 season and the 1998/99 season. In addition, cost constraints and the basic nature of traditional broadcast television have placed limits on the length of messages that advertisers can deliver. At the same time, advertisers have been forced to spend increasing amounts to target desired demographic groups and to spread their advertising budgets over an ever-expanding number of channels and programs. As a result of these trends, advertisers must:

  . target viewers by finding better ways to identify, measure and respond to viewers' programming and purchasing preferences;

  . deliver information to consumers more effectively; and

  . spend advertising budgets as efficiently as possible.

   Challenges Faced by Cable and Satellite System Operators. Cable and satellite system operators continue to make heavy investments to upgrade their broadband infrastructures in response to competitive pressures, growing consumer demand for additional and better programming and the advent of new technologies. In order to realize returns on these investments, system operators face the challenge of increasing revenues through the launch of new services without cannibalizing existing lines of business. Furthermore, selling excess network capacity can provide additional returns on these investments. In addition, reducing subscriber churn and growing subscriber bases have become core strategic goals because the market valuations of cable and satellite system operators are largely based on numbers of subscribers. As a result of these trends, cable and satellite system operators must:

  . provide new features and functionality in order to retain existing customers and attract new customers;

  . enhance the appeal of existing premium offerings, thereby increasing premium penetration and reducing subscriber churn rates for premium services;

  . enhance the appeal of existing pay-per-view offerings, thereby increasing pay-per-view buy rates; and

  . launch new and enhanced services such as video-on-demand and TV-commerce at the lowest possible cost to maximize returns.

The ReplayTV Service

   We have developed the ReplayTV Service to become the living room portal that allows viewers to easily store, navigate and control television viewing, thereby creating a new medium for advertisers, content providers and cable and satellite system operators. Through this new medium, content providers and advertisers can promote and deliver their programming and commercial messages more effectively to consumers. The ReplayTV Service has won several consumer awards, including the "Best of Show" award in the video category announced at the International Consumer Electronics Show in January 1999, the "Innovations 2000" award in both the video software and video hardware categories announced at the International Consumer Electronics Show in January 2000 and David Coursey's Showcase 1999 People's Choice Award.

   Benefits to Viewers. Just as consumers have achieved enhanced freedom and control over their lives through automated teller machines, cellular phones, the Internet and 24-hour grocery stores, we believe television viewers want greater freedom and control with respect to their television viewing experiences. The ReplayTV Service provides this freedom and control by enabling viewers to:

  . Watch what they want when they want. With ReplayTV, viewers can watch shows on their own schedules. Viewers can easily select, view or replay television shows through a simple-to-use on-screen channel guide. ReplayTV's interactive channel guide and clock are conveniently and automatically updated and synchronized on a nightly basis when the ReplayTV-enabled PVR dials into a secure remote server.

  . Never miss their favorite shows. ReplayTV is unlike any VCR. Most viewers use their VCRs only for viewing pre-recorded tapes rather than recording their favorite shows, due to the complexity involved in programming the VCR. ReplayTV uses a hard disk drive rather than videotape to record, store and replay currently up to twenty hours of television programming and content using MPEG2, a digital compression technology. Recordings are activated at the touch of a button using ReplayTV's universal remote.

   Programs can be easily configured into personal, or on-demand channels, so that viewers will never miss their favorite shows.

  . Locate, capture and record the best in television. ReplayTV enables viewers to locate programs of interest, especially when they do not have a particular show in mind to watch. With the ReplayTV Service, viewers will be able to find and record programs that match their viewing preferences so that when they are ready to watch TV, they will be able to choose from a number of shows that interest them. The ReplayTV Service features unique and exciting program information, promotions and content on theme-based or branded content areas called ReplayZones. ReplayZones allow viewers to easily navigate through the wide variety of content that viewers might otherwise be unaware of.

  . Control live TV. The ReplayTV Service offers real-time viewing features not possible with VCRs, such as pause, multi-speed slow motion, rewind, seven-second instant replay and still-frame advance because the ReplayTV Service continuously records the program being watched. In addition, viewers can use the fast forward feature to catch up to the live broadcast in progress.

  . Enjoy personal television services with no monthly fees. With the purchase of a ReplayTV-enabled PVR, the basic ReplayTV Service is provided to viewers with no monthly fees and includes free software upgrades and promotional content.

   Benefits to Content Providers. The ReplayTV Service can enable television programmers and broadcasters to proactively compile their content in ways that will effectively promote their shows, thereby creating an opportunity for greater audience growth, loyalty, recognition and measurement. Key benefits offered to content providers include:

  . Generating a larger audience. The ReplayTV Service allows content providers to reach an audience that may have been unable to watch their shows due to conflicts between broadcast times and their own personal schedules. ReplayTV-sponsored surveys indicate that viewers using the ReplayTV Service watch an average of about 2.5 more hours and record an average of about seven more hours of television each week than before they began using the ReplayTV Service. In addition, because these viewers are able to watch programming on their own schedule with VCR-like functionality, we believe they are more likely to actually watch the whole show. The ReplayTV Service will allow content providers to create ReplayZones that will deliver program information, promotions and content on channels that are branded and edited by the content providers themselves. In the future, we also plan to offer content providers the opportunity to promote shows that are similar even if the shows are not broadcast sequentially. Other future programming opportunities include sponsoring premium personal channels and providing additional footage, such as "director's cuts," of programs for ReplayTV viewers.

  . Enhanced viewer loyalty and retention. We believe that the ability to easily record programs using the ReplayTV Service will increase the likelihood that viewers will continue viewing new episodes of a particular series or show. For example, the show-based recording feature allows viewers to automatically record every episode of their favorite show. Viewers also can easily replay the shows they have recorded at their convenience long after they have aired, thereby enhancing viewer retention and loyalty.

  . New platform for innovative content delivery. The ReplayTV Service is being developed to facilitate an entirely new paradigm for delivering programming, products and services to viewers. We anticipate that viewers will be able to simply "point and click" when ordering merchandise, movies, sports events, programming packages, games and other products and services, thereby offering content providers a new way to attract viewers and expand audiences.

   Benefits to Advertisers. We believe that our ReplayTV Service will offer advertisers a new platform that provides a more effective way to deliver information to consumers, a more efficient way to spend advertising budgets and a better way to target audiences and identify, monitor and respond to consumers' programming and purchasing preferences. Key benefits offered to advertisers include:

  . More effective targeting of consumers. The ReplayTV Service creates a platform for specialized advertising. The ReplayTV platform is expected to provide more accurate audience measurement and viewer data, while maintaining viewer privacy on an individual basis. The ReplayTV Service will enable advertisers to more effectively target consumers who have actively selected specific programs to watch and therefore are more likely to watch an entire show. Advertisers will also be able to target advertising to viewers who have created theme-based ReplayTV channels based on a specific topic, such as "tennis."

  . Platform for new advertising opportunities. ReplayTV's basic PVR architecture can support a wide range of future innovative advertising services. For example, advertisers may be able to purchase new advertising on recorded shows with the use of lead-in and lead-out advertisements. Viewers may also be able to click on banners or short, full motion video commercials to obtain longer, infomercial-style content. Ultimately, viewers may be able to purchase a featured product or service using the remote control, creating an interactive on-air shopping experience for the viewer.

   Benefits to Cable and Satellite System Operators. The ReplayTV Service enables cable and satellite system operators to enhance the attractiveness of their existing and anticipated services to consumers. We believe this will enable cable and satellite system operators to increase acceptance of new service offerings and improve growth prospects of existing lines of business. Furthermore, we believe that greater customer satisfaction will lead to reduced subscriber churn rates and increase the operators' ability to market to new customers. Key benefits offered to cable and satellite system operators include:

  . Opportunities to reduce churn and grow subscriber base. The ReplayTV
    Service is designed to reduce viewer frustration, make programming accessible to viewers on their schedule, assist viewers in navigating the expanding programming universe and allow viewers to customize their viewing experience based on their personal preferences. We expect that these benefits will increase customer satisfaction with cable and satellite subscriptions and, therefore, reduce subscriber churn. In addition, these benefits provide system operators with new marketing tools to convert households that have never subscribed to or have cancelled cable or satellite services into paying subscribers.

  . Enhanced appeal of premium offerings. We believe that there is a significant portion of cable and satellite customers who do not subscribe to premium channels such as HBO and Showtime because they lack the ability to easily watch what they want when they want. By enabling subscribers to view their favorite premium shows on their own schedules, we believe that service operators can increase premium penetration and retention rates.

  . Enhanced appeal of pay-per-view offerings. Convenience increases pay-per-view usage. For example, the buy rates, or movie purchases per month, for households with access to more advanced cable or satellite technologies known as near video-on-demand are more than three times those for conventional pay-per-view systems. With future versions of the ReplayTV Service, subscribers will be able to watch selected movies or events when they want, with the ability to control how they view the movie or event with features that exceed VCR functionality.

  . Platform for new services and better capacity utilization. We expect that the ReplayTV Service will provide new sources of revenue for system operators, such as near video-on-demand or TV-commerce services. For example, system operators could pre-deliver onto ReplayTV-enabled products a variety of pay-per-view movies or events from which subscribers could choose to purchase and view at their convenience. The hard disk capacity of the ReplayTV Service can be used to store data transmitted into viewers' homes during off- or non-peak hours, thereby supporting data-intensive services such as near video-on-demand with bandwidth for which there are few current applications.

ReplayTV Strategy

   Our goal is to establish our proprietary ReplayTV Service as the leading living room portal to enrich personal television viewing, advertising and TV-commerce. Our strategy to achieve this goal includes the following key elements that leverage the benefits of the ReplayTV Service:

   Enhance the Living Room Experience. The ReplayTV Service is designed to enhance the traditional living room experience. ReplayTV incorporates the best personal computer technologies, such as hard drive storage, a search engine and a microprocessor, while still maintaining the ease and comfort of living room TV entertainment. Because we do not identify the ReplayTV Service as either a personal computer or an Internet-based service, we believe the ReplayTV Service will appeal to a broader range of viewers.

   Aggressively Drive Rapid Market Penetration. We are focused on making ReplayTV the standard for personal television, which depends upon vigorously accelerating our market penetration.

  . Partnership-based distribution model. Our strategy is to increase our market penetration by incentivizing consumer electronics manufacturers and cable and satellite system operators to deliver ReplayTV-enabled products to their customers. We plan to license our technology to major consumer electronics manufacturers to manufacture, distribute and market ReplayTV-enabled units to customers. We have a manufacturing, marketing and distribution agreement with MKE, a subsidiary of Matsushita Electric Industrial Co., Ltd., the largest manufacturer of VCRs sold in North America, and we intend to enter into similar relationships with other consumer electronics companies in the future. We anticipate that future versions of our service will be integrated into other consumer electronics products, such as cable and satellite set-top boxes, DVD players, television sets and Internet access devices. By offering consumers a broad array of ReplayTV-enabled products, we can expand the infrastructure upon which our services may be offered and increase our installed base.

  . Lower consumer price point. We plan to subsidize the retail price of our PVRs in order to lower the cost to the consumer. We anticipate that the prices of our PVRs and size of the subsidy will generally decrease over the long term as economies of scale and decreasing component costs reduce manufacturing costs. We expect that component costs will decline largely because our PVRs utilize components that are under continual pricing pressure as a result of the proliferation of consumer electronics products, such as DVD players, and personal computer peripherals, that incorporate many of these components.

  . Multi-channel marketing to customers. We intend to dedicate substantial resources to promoting the ReplayTV brand through multiple advertising and marketing channels, including direct mail, infomercials, non-infomercial television, radio, online and print advertising, and free-standing inserts.

  . Free ReplayTV Service and customer support. We have designed the ReplayTV
    Service with customer needs in mind. The basic ReplayTV Service is available free of charge to purchasers of ReplayTV-enabled products, while the services offered by our competitors are subscription-based. We also provide free promotional content and free upgrades, which we download remotely without effort by the viewer. In addition, we provide free customer support by e-mail and telephone.

   Leverage the Strength of Our Existing Media Relationships. We are building strong industry relationships by offering benefits to established industry participants. The ReplayTV Service is designed to benefit broadcasters, cable and satellite system operators, content companies and other existing industry participants by offering new revenue opportunities while preserving traditional revenue streams. Based on this model, we are building strong relationships with some of the largest media companies in the world. For example, we have entered into an agreement with Turner Broadcasting to produce ReplayZones that highlight current and upcoming programming from the Turner television networks, and we are also creating ReplayZones for NBC and Showtime. See "--Media Relationships." Our ability to build strong industry relationships is greatly enhanced by our senior management team, which has substantial high-level experience in television programming, content development, advertising and promotion, and media-related finance.

   Create New and Innovative Advertising Opportunities. We believe our ReplayTV portal will provide advertising opportunities that do not exist in television today. For example, we plan to offer graphic and full-motion advertising on the Replay Guide and other viewer interfaces, transitional advertisements when the pause or other features are activated, lead-in or lead-out advertisements inserted at the beginning or end of recorded programs and, with the cooperation of content providers, targeted advertisements inserted over existing broadcast messages.

   Develop Enhanced Services. We plan to expand the revenue-generating opportunities of the ReplayTV Service by working with and, in appropriate cases, securing licenses from, strategic partners to include future generation services such as premium subscription services, near video-on-demand, and TV-commerce.

  . Premium subscription services. We intend to offer subscriptions to a premium service that would allow customers to create personalized channels such as individualized news, sports, business and weather channels containing segments of content that are automatically combined according to viewer preferences. For example, we are working with CNN to index its program segments by key word and deliver targeted segments to a viewer's personal news channel based upon his or her customized preferences. We believe that sponsorship of premium subscription services by content providers will provide a new revenue stream.

  . Near video-on-demand. We intend to offer near video-on-demand services that would enable viewers to watch select pay-per-view movies at the times convenient to them. A selection of pay-per-view movies would be downloaded to the ReplayTV Service overnight, and viewers could then choose a movie for viewing at their desired time for a one-time fee. With future increases in both hard disk storage and transmission capacity, we expect to be able to pre-deliver a substantial library of movies to the ReplayTV Service, which viewers could conveniently access on a pay-per-view basis.

  . TV-commerce. As a living room portal, the ReplayTV interface provides several TV-commerce opportunities. Similar to the Internet, we intend to provide the viewer with access to one-click shopping for merchandise offered by partners through the ReplayTV Service.

We do not expect these services to be available prior to the end of 2001.

The ReplayTV Platform

   The ReplayTV-enabled PVR. The ReplayTV Service is delivered through a personal video recorder, or PVR, designed and developed by ReplayTV. The ReplayTV-enabled PVR connects with a viewer's television set and cable or satellite set-top box and employs a hard disk drive and software technology to digitally record and replay analog or digital broadcast television signals. As a viewer watches television, the ReplayTV-enabled PVR automatically records the current program onto its hard disk, enabling the viewer to control live television with features such as pause, rewind and multi-speed slow motion. Using the ReplayTV remote control, the viewer can manipulate a live broadcast, select shows to record or replay recorded shows stored on the hard disk. The hard disk in the current model of the ReplayTV-enabled PVR can accommodate up to 20 hours of recording under standard resolution, and we expect to introduce an additional model that will accommodate 30 hours of standard recording capacity in mid-2000.

   The ReplayTV Network. The ReplayTV network forms the backbone of the ReplayTV Service. ReplayTV-enabled PVRs automatically dial into the ReplayTV network each night through a standard telephone line to receive downloads of updated information. Through this connection, individual ReplayTV-enabled PVRs are able to receive regular updates of Channel Guide data, advertisements and, in the future, ReplayZone content. In addition, connecting to the ReplayTV network allows ReplayTV-enabled PVRs to receive free software upgrades and to automatically download new features of the ReplayTV Service.

   Communications services for the ReplayTV network are currently provided by UUNET Technologies, Inc. The software for the ReplayTV network is currently maintained in servers owned by ReplayTV and operated by Exodus Communications, Inc. in a data center located in Santa Clara, California. ReplayTV has also arranged for backup data center services at a second outside facility. We are in the process of qualifying additional network communications providers in order to incorporate redundancy in our network. We plan to enter into an arrangement with an additional network provider in the near future, and then to set up a duplicate data center in the eastern United States.

The ReplayTV Experience

   The ReplayTV Service is designed for television viewers who want to watch their favorite shows when they want to watch them, with no monthly fees. The ReplayTV Service is customized for the traditional living room viewing experience. With an easy-to-use interface, the ReplayTV Service allows viewers to personalize their television viewing by:

  . automatically recording television shows on a hard disk;

  . controlling live television using features such as pause, rewind, multi-speed slow motion, seven-second instant replay and still-frame advance;

  . easily finding the shows that interest them; and

  . accessing specialized content on theme-based or branded content areas called ReplayZones.

   Using the ReplayTV Service. The viewer navigates the ReplayTV Service using the ReplayTV remote control. ReplayTV offers three basic interfaces--the Channel Guide, the Replay Guide and ReplayZones--rather than just one access point. The Channel Guide combines regularly updated television programming with proprietary software to provide an interactive lineup of all channels available to the viewer. The Replay Guide is an on-screen guide of personal channels that viewers create based on shows they select to record or themes they define to locate and record shows. ReplayZones are portals to access theme-based programming focused around a category or a network. The viewer can directly access the central screens through their corresponding remote control buttons or by selecting them from the Main Menu, both of which are shown below:

   [SCREEN SHOTS OF 1. MAIN MENU, AND 2. REPLAYTV PVR AND REMOTE CONTROL]

   Channel Guide. The ReplayTV Service includes an on-screen Channel Guide that combines regularly updated television programming with proprietary software to provide an interactive lineup of all channels available to the viewer. The Channel Guide is shown here:

   [SCREEN SHOT OF CHANNEL GUIDE SHOWING ALLY McBEAL]

   The Channel Guide is updated nightly via an automatic download from the ReplayTV Service and is based directly on the analog broadcast, cable or satellite services that the viewer subscribes to, as specified by the viewer during the on-screen setup process. If the viewer receives television from more than one source, the Channel Guide presents all of the available programming in one convenient guide. From the Channel Guide screen, the viewer can either select a show to watch or select a show for recording at a later time.

   Finding shows to record. The ReplayTV Service allows the viewer to quickly find a show for recording through its Find Shows feature. The viewer can search by entering the show title, a part of the title, an actor or director or even a topic. A sample search using the Find Shows feature is shown below:

   [SCREEN SHOT OF FIND SHOWS SEARCH FOR "TENNIS"]

   Once the ReplayTV Service completes a search, the viewer can choose to record an episode of a particular show located by the Find Shows feature or create a show-based ReplayTV channel that will automatically record every episode of a selected show. A single-record ReplayTV channel is a channel that the viewer has set up to record just one broadcast of a show. Only the chosen show is recorded. A show-based ReplayTV channel set up by the viewer will record every episode of a recurring show, whether it is broadcast daily or weekly. When searching by topic, the viewer can also create a theme-based ReplayTV channel that will automatically search for and record every show related to that topic on an ongoing basis. For example, the viewer can create a theme-based channel to record all shows related to the keyword "tennis." In addition to capturing televised tennis matches, the tennis-themed ReplayTV channel would also record a biography about a famous tennis player or a show about the history of tennis at Wimbledon.

   Recording shows. The ReplayTV Service allows the viewer to record a show with the touch of a button without programming exact start times or channel settings. Once the viewer has identified a particular show, the viewer simply presses the Record button on the remote control to record the show for future viewing. By pressing the Record button twice, the viewer creates a show-based ReplayTV channel, which automatically records every episode of the show. The viewer can also select shows to record by pressing the Select button on the remote control and completing the Record Options screen, as shown below:

   [SCREEN SHOTS OF 1. CHANNEL GUIDE SHOWING ALLY McBEAL, AND 2. RECORD OPTIONS SCREEN]

   Once a show has been selected for recording, the Channel Guide displays a single solid red dot to confirm a guaranteed recording of a single show and two solid red dots to confirm a guaranteed recording of a show-based ReplayTV channel. Non-guaranteed recordings are represented by hollow red dots. The ReplayTV Service will always record guaranteed shows, and will record non-guaranteed shows if space is available on the hard disk at the time the show is scheduled to air. The viewer manages hard disk space by setting up guaranteed and non-guaranteed shows and by deleting recorded shows after they have been watched.

   ReplayZones. ReplayZones are portals to access theme-based programming around a category or a network. ReplayZones, which are created by our media partners or by ReplayTV, contain program information, promotions and content for viewers. Viewers can browse through topical ReplayZones and choose programs to record. For example, we plan to introduce a Movie Zone, where the viewer chooses movie channels that are organized by genre, such as action adventure, romantic comedy or drama. Once the viewer selects a particular channel from the ReplayZone, it is added to the Replay Guide for future recording. By choosing a genre represented within a ReplayZone instead of a specific program, a viewer can record many programs automatically. ReplayZones are a dynamic part of the ReplayTV Service, and we plan to continuously adapt them in order to encourage repeated visits and use. In addition, through strategic relationships with ReplayTV, television programmers and other content providers can create their own branded ReplayZones with customized content and promotions for viewers.

   An example of a ReplayZone is shown here:

   [SCREEN SHOT OF REPLAYZONE]

   Replay Guide. Recorded shows are listed in the Replay Guide, shown below. To watch a recorded show, the viewer selects a show from the Replay Guide and chooses "Play" from the on-screen menu. All control features offered by the ReplayTV Service, such as pause, rewind, multi-speed slow motion, fast forward, seven-second instant replay and still-frame advance, are available while viewing a recorded ReplayTV show. Viewers can also cancel a recording before it airs and change the recording options they had previously set for any ReplayTV show.

   [SCREEN SHOT OF REPLAY GUIDE]

   Customer support. Viewers can access our free high-quality customer support by e-mail and telephone.

ReplayTV Advertising Services

   Advertisers have embraced every new avenue and medium to reach their audience, but continue to favor television over other forms of media due to its unique "living room" access and its broad reach. We believe that our ReplayTV Service will offer advertisers a new platform that provides a more effective way to deliver information to consumers, a more efficient way to spend advertising budgets and a better way to target audiences and identify, monitor and respond to consumers' programming and purchasing preferences. The ReplayTV Service is expected to provide more accurate audience measurement and viewer data, while maintaining viewer privacy on an individual basis. This should allow advertisers to better target advertisements at viewers who have actively selected and chosen specific programs to watch.

   Version 2.0 of the ReplayTV Service software offers advertisers the ability to advertise in theme-based or branded content areas called ReplayZones. For example, a "health" zone focused on healthcare and fitness-related programming would provide a target audience for pharmaceutical companies and other advertisers seeking a health-focused demographic. ReplayTV's basic PVR architecture can support a wide range of future advertising services. In the future, we intend to offer a variety of additional advertising opportunities through the ReplayTV Service, such as:

  . graphic and full-motion video advertising on the Replay Guide and other viewer interfaces;

  . transitional advertising such as screen swipes when the pause button or other features are activated;

  . lead-in and lead-out advertising inserted at the beginning or end of recorded programming; and

  . targeted advertisements inserted over existing broadcast messages with the cooperation of content providers.

Future Offerings

   The ReplayTV Service is being developed to facilitate an entirely new paradigm for delivering programming, products and services to viewers based on TV-commerce. We anticipate that viewers will ultimately be able to use the ReplayTV Service to simply "point and click" when ordering movies, sports events, programming packages, games and other products and services. In particular, we plan to expand the revenue-generating opportunities of the ReplayTV Service by working with, and, in appropriate cases, securing licenses from, strategic partners to include future generation services such as premium subscription services, near video-on-demand, and TV-commerce. We do not expect these services to be available prior to the end of 2001.

  . Premium Subscription Services. We intend to offer subscriptions to a premium service that would allow customers to create personalized channels, such as individualized news, sports, business and weather channels containing segments of content that are automatically combined according to viewer preferences. For example, we are working with CNN to index its program segments by key word and deliver targeted segments to a viewer's personal news channel based on his or her customized preferences.

  . Near Video-on-Demand. We intend to offer near-video-on-demand services that would enable viewers to watch select pay-per-view movies at the times convenient to them. A selection of pay-per-view movies would be downloaded to the ReplayTV Service overnight, and viewers could then choose a movie for viewing at their desired time for a one-time fee.

  . TV-Commerce. We intend to provide the viewer with access to one-click shopping for merchandise offered by partners, including sponsors of ReplayZones, through the ReplayTV Service.

Media Relationships

   We plan to leverage our existing media relationships and are pursuing additional strategic relationships with television programmers, advertising agencies and other potential media partners to expand our advertising and sponsorship opportunities, offer unique programming content, differentiate the ReplayTV Service and enhance the ReplayTV brand.

   For example, we have entered into an agreement with Turner Broadcasting to produce ReplayZones that highlight current and upcoming programming from the Turner television networks. Turner and ReplayTV will jointly sell advertising space on the Turner ReplayZones and will share advertising revenues. In addition, we have agreed to work with Turner to develop future collaborative offerings on the ReplayTV Service, including a CNN premium channel, advertisements promoting Turner television programs and TV-commerce for Turner products. We have also entered into agreements to produce ReplayZones with NBC and Showtime, and we expect to enter into additional programming and sponsorship relationships with other media companies in the future. The ReplayTV Service currently features a number of Turner and NBC ReplayZones. To date, we have received no revenues from our agreements with Turner, NBC or Showtime.

   Our investors include leading media companies such as Disney, Liberty Media, NBC, Showtime, Time Warner and Tribune.

Distribution and Manufacturing Relationships

   We are pursuing strategic relationships with consumer electronics manufacturers, cable and satellite system operators and manufacturers of cable and satellite set-top boxes to manufacture, distribute and market ReplayTV-enabled products. When established, we intend to leverage these manufacturing and distribution relationships to accelerate our market penetration and rapidly grow our installed base of viewers. For example, we have entered into a non-binding letter of intent with EchoStar Communications to incorporate the ReplayTV Service into its DISH network satellite set-top boxes and a non-binding letter of intent with Sharp Electronics for the manufacture and distribution of ReplayTV-enabled PVRs. Our investors include leading manufacturing companies and cable and satellite system operators such as EchoStar, MKE, Sharp and Time Warner.

   All ReplayTV-enabled PVRs are currently manufactured by Flextronics International, a third party contract manufacturer. In addition, we have entered into an agreement with MKE, a subsidiary of Matsushita Electric Industrial Co., Ltd., the largest manufacturer of VCRs sold in North America, to manufacture, distribute and market ReplayTV-enabled PVRs under the Panasonic brand featuring the ReplayTV logo. We anticipate that MKE will begin distributing ReplayTV-enabled PVRs manufactured by Flextronics in mid-2000. Under our agreement with MKE, MKE has been granted subsidies and favored customer terms, as well as licenses to manufacture and distribute ReplayTV-enabled PVRs incorporating our driver and client device software. We also intend to enter into agreements with other equipment manufacturers to integrate the ReplayTV Service into additional consumer electronics products, such as DVD players, television sets and Internet access devices. We believe that entering into strategic relationships with MKE and other consumer electronics companies to manufacture and sell ReplayTV-enabled products will enable us to focus our creative resources on promoting and enhancing the ReplayTV Service. In addition, we intend to leverage these partners' established retail distribution channels to drive the rapid market penetration of the ReplayTV Service.

   We also plan to establish distribution relationships with cable and satellite system operators and manufacturers of cable and satellite set-top boxes. We believe that strategic relationships with cable and satellite system operators will enable us to rapidly expand our installed base of viewers. Furthermore, we intend to enter into relationships with cable and satellite equipment manufacturers to integrate the ReplayTV Service with cable and satellite set-top boxes and expand the distribution of the ReplayTV Service.

   To drive rapid market penetration, we anticipate that all of our agreements with third-party manufacturers will require us to subsidize the manufacturing cost of ReplayTV-enabled products for the foreseeable future in order to lower the retail price to the consumer. We anticipate that the size of the subsidy and the price of ReplayTV-enabled products will generally decrease over the long term as the cost of manufacturing ReplayTV-enabled products declines due to increases in volume and also as the costs of the components incorporated into ReplayTV-enabled products decrease. We expect that component costs will decline largely because our ReplayTV-enabled products utilize components that are under continual pricing pressure as a result of the proliferation of consumer electronics products, such as DVD players and personal computer peripherals, that incorporate many of these components.

Sales and Marketing

   ReplayTV's sales and marketing strategy is designed to establish the ReplayTV brand, increase customer awareness of personal television and the ReplayTV Service and build our installed base of viewers. Beginning in mid-2000, we plan to initiate an aggressive marketing campaign to promote the ReplayTV Service as the brand leader in the personal television market. This multi-channel campaign will include infomercials, conventional television and radio advertising, print, outdoor and online advertising, and free-standing inserts, on both national and regional levels.

   We anticipate that retail distribution will become the primary channel for sales of ReplayTV-enabled products in 2000. Since we began shipping ReplayTV-enabled PVRs in April 1999, we have sold PVRs to consumers principally through our web site, www.replaytv.com, and our toll-free number, 1-877-ReplayTV, as well as through online retailers such as Amazon.com, Roxy.com and 800.com. MKE plans to launch the full-scale retail distribution of ReplayTV-enabled PVRs under the Panasonic brand featuring the ReplayTV logo in mid-2000 through major national and regional retail chains. We intend to leverage the established retail distribution channels of MKE and other parties with whom we establish distribution relationships to drive our installed base of ReplayTV viewers. In addition, we intend to subsidize the cost of distributing ReplayTV-enabled products in order to maintain an attractive retail price and accelerate our market penetration.

   MKE and other parties with whom we establish distribution relationships will take primary responsibility for selling ReplayTV-enabled products to retailers and supporting the retail channel through marketing, in-store promotions and sales force training. However, we will guide the creative content of these marketing efforts in conjunction with our broader marketing campaign. In addition, we will support the sales and marketing efforts of MKE and other parties with whom we establish distribution relationships by educating retailers about PVRs and the ReplayTV Service and by training their sales teams.

   The current version of our ReplayTV Service permits us to provide certain limited advertising; however, we are continuing to develop additional functionality to enable us to deliver additional advertising and other services on the ReplayTV Service in conjunction with various media partners. We expect to share a significant portion of the related advertising and service revenues with these media partners. Beginning in the second half of 2000, we expect to build a direct sales force to market our advertising inventory.

Research and Development

   Our engineering efforts are focused on three main areas: hardware platform engineering, client service software development and network infrastructure development.

   Hardware Platform Engineering. We have developed hardware reference implementations (including both electrical and mechanical designs) and the necessary platform-specific software to enable our partners to design, manufacture and distribute a large number of products enabled by the ReplayTV Service, including stand-alone devices, DVD players and cable and satellite set-top boxes. Our implementations are used by our partners as the basis for their own product designs, with each partner deciding how much of our reference implementation it will use. We also develop and provide documentation of our reference platform designs, as well as samples of various elements of the platform-specific software. As with our agreement with MKE, we anticipate that we will grant third-party manufacturers licenses to use our client device and driver software to distribute and manufacture ReplayTV-enabled devices and to develop improvements to the platform-specific software. We work closely with our partners and with component suppliers and data storage suppliers to lower the cost of the ReplayTV platform and to take advantage of newly developed technologies. We intend to work with a broad range of partners to develop our technology platform and to establish ReplayTV as the leading platform in the personal television market.

   Client Service Software Development. Because we plan ultimately to deliver the ReplayTV Service on a variety of hardware platforms, we devote significant engineering effort to building a flexible and robust client software implementation of our network services. This client software is designed to operate on many different platforms in a manner that provides a consistent and clearly branded ReplayTV Service offering. Viewers receive automatic updates of the ReplayTV Service via the nightly download from the ReplayTV Service network.

   Network Infrastructure Development. The creation of content and advertising by our partners and the aggregation, management and delivery of that content to the ReplayTV Service requires a complex network infrastructure. We develop tools that allow our media partners and advertisers to create content for the ReplayTV Service quickly and easily, using non-technical personnel and existing equipment. We also develop software to run on the ReplayTV Service servers to verify the quality of that content and to deliver it to the correct viewers.

   Our research and development expenses totaled $136,000 for the period from inception to December 31, 1997, $1,961,000 for the year ended December 31, 1998 and $7,893,000 for the year ended December 31, 1999. As of December 31, 1999, we had 49 employees engaged in research and development activities.

Competition

   The market for home entertainment goods and services is intensely competitive, rapidly evolving and subject to rapid technological change. We believe that the principal competitive factors in this market are brand recognition, performance, pricing, ease of use, features, installed base and quality of service and support. Because the personal television market is new and rapidly evolving, we expect to face significant barriers in our efforts to secure broad market acceptance and will confront intense competition at several different levels.

   Personal television competes in a consumer electronics market that is crowded with several established products and services, especially products delivering television programming and other home video entertainment. PVRs and the ReplayTV Service compete with products and technologies that have established markets and proven consumer support, including VCRs, DVD players, cable and satellite television systems and personal computers. In addition, many of the manufacturers and distributors of these products have more strategic partners and greater brand recognition, market presence, financial resources, distribution channels, advertising and marketing budgets and promotional and other strategic partners than we do. To be successful, we believe we will need to spend significant resources to develop consumer awareness of the ReplayTV Service and the personal television product category.

   Our ability to establish an installed base will depend on consumers purchasing ReplayTV-enabled PVRs. Many consumers who have purchased VCRs, DVD players or other home video entertainment products may be reluctant to purchase PVRs. The ReplayTV-enabled PVR and the ReplayTV Service do, however, offer several advantages over traditional home video entertainment products, including:

  . an on-air guide to television programming updated on a nightly basis;

  . the ability to digitally store and retrieve up to 20 hours of television programming using the current model of the ReplayTV-enabled PVR, and up to 30 hours of programming using an additional model we expect to introduce in mid-2000;

  . the ability to pause and rewind live television, and fast forward to catch up to live broadcasts in progress;

  . the ability to record every episode of a given show at the click of a button;

  . the ability to search and navigate television shows by theme based on a viewer's customized preferences; and

  . specialized programming and content, including ReplayZones.

   In addition to competition from established consumer electronics products, we face competition from companies that offer personal television capabilities. For example, TiVo Inc. markets a PVR that includes a hard disk drive and features similar to those of the ReplayTV-enabled PVR. Although the TiVo PVR is less expensive to purchase than the ReplayTV-enabled PVR, TiVo charges viewers a monthly subscription fee for its service, unlike the basic ReplayTV Service, which is free to the customer. TiVo currently offers a one-time lifetime subscription fee, resulting in an overall cost of the TiVo product substantially equivalent to that of the ReplayTV-enabled PVR. TiVo has manufacturing relationships with several consumer electronics manufacturers and a distribution relationship with DirecTV, Inc. We also face competition from companies that intend to combine personal video recorder features with Internet access, interactive television features and/or broadcast, cable or satellite television reception into a single medium. For example, WebTV Networks, Inc., a subsidiary of Microsoft Corporation, and EchoStar Communications Corporation, the operator of the DISH Network, have released products that combine Internet access with an electronic program guide and offer features similar to those of the ReplayTV-enabled PVR. The WebTV personal television service is offered on a monthly subscription fee basis. TiVo recently announced an agreement with Blockbuster Inc. to jointly develop the capability to deliver products and video-on-demand services. In addition, TiVo and Liberate Technologies have announced an agreement to bundle Liberate's interactive television platform with TiVo's service and market it to network operators, as well as to deliver PVR capabilities in connection with a new interactive television service to be offered by America Online, Inc. under the brand name AOL TV. While some of these competitive products and services offer fewer services than the ReplayTV Service, we do not currently offer Internet or interactive television features. In order to compete effectively, we will need to enter into similar strategic relationships.

   We may also face additional competition as a result of future technological developments. For example, cable and satellite system operators could in the future offer video-on-demand services that might reduce consumer demand for personal television services. As broadband delivery systems become more prevalent, it is possible that more and more programs may be available for ordering, over the Internet or otherwise, which may lessen the importance of broadcast television and weaken the appeal of the ReplayTV Service.

Patents and Intellectual Property

   We have adopted a proactive patent and trademark strategy designed to protect our technology and intellectual property. We are the assignee of two United States patents, have filed twelve United States patent applications and have filed four international patent applications. Our pending patent applications relate to our technology, including hardware, software and the ReplayTV Service features and appearance; however, these patent applications may never result in the issuance of patents.

   We have filed trademark applications covering substantially all of our trade dress, logos and slogans, including:

       . ReplayTV logo       .Watch What You Want When You Want
       . ReplayTV            .Zone
       . Primetime. Anytime. .It's Television Made Personal

These applications are currently pending with the United States Patent and Trademark Office. We also have international trademark applications pending for our ReplayTV logo. We have licensed the use of our name and logo to some of our strategic partners.

   The emerging enhanced television industry is highly litigious, particularly with respect to patent infringement and other intellectual property claims. In some cases we have been contacted by patent owners offering us the opportunity to license their patents. Some of these patent owners have alleged that we are infringing their patents.

Trademarks

   Our trademarks are listed above. All other trademarks and service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

Employees

   As of December 31, 1999, we had 127 full-time employees, including 58 in product management and engineering, five in programming and content, 15 in sales and marketing, 27 in business operations, nine in finance and administration and 13 in customer care. We expect our workforce to increase substantially over the next 12 months. We believe our employee relations are good.

Facilities

   We have 61,728 square feet of space in a facility located in Mountain View, California, under a lease that expires in March 2006. We believe that our current facilities are adequate to meet our needs through the end of 2000, at which time we may need to lease additional space.

Legal Matters

   We are aware that media companies and other organizations may support litigation or explore legislative solutions unless the members of the personal television industry agree to obtain license agreements for the use of certain programming. We have received letters and/or oral indications from a number of content providers, including Fox Television, Universal Studios, The Walt Disney Company and Warner Bros., asserting their belief that our business activities and those of some of our competitors will require approvals and licenses from these content providers. In addition, under our Network Service Agreement with Time Warner and Turner Broadcasting Systems, Inc., Turner has reserved the right to assert any claims or rights against us. In addition, on January 6, 2000, we and TiVo were sued by PhoneTel Communications, Inc. in the U.S. District Court for the Northern District of Texas for allegedly infringing a patent related to specifying an order for playback of recorded television programs. PhoneTel has asserted that it is entitled to recover unspecified damages, but in no event less than a reasonable royalty, and has requested an injunction prohibiting further acts of infringement. On February 23, 2000, we filed a declaratory judgment action against PhoneTel in the Northern District of California seeking declaration that the patent is not infringed.

                                  MANAGEMENT

Executive Officers and Directors

   The names and ages of our executive officers and directors as of December 31, 1999 are as follows:

Name                     Age Position(s)
----                     --- -----------
Earle H. "Kim"
 LeMasters, III.........  50 Chief Executive Officer and Chairman of the Board
Anthony J. Wood.........  34 President, Products and Director
Layne L. Britton........  44 Executive Vice President, ReplayTV Service
Craig W. Dougherty......  43 Executive Vice President, Finance and Chief Financial Officer
Alexander Gray..........  42 Executive Vice President, Business Operations
Bruce L. Kaplan.........  50 Executive Vice President, Sales and Marketing
Jeffrey Berg (1)........  52 Director
Kevin L. Bohren.........  42 Director
Sky D. Dayton (1).......  28 Director
William R. Hearst III
 (1)....................  50 Director

--------
(1) Member of audit committee and compensation committee.

   Earle H. "Kim" LeMasters, III has served as Chief Executive Officer and Chairman since September 1999. Previously, Mr. LeMasters worked as a freelance television writer from June 1999 to September 1999 and served as Executive Producer at Twentieth Television from May 1996 to June 1999. From June 1992 to May 1996, Mr. LeMasters served as President of Stephen J. Cannell Productions, a television production company which was acquired by New World Television in 1996. From 1976 to 1990, Mr. LeMasters was employed by CBS Television, serving most recently as President of CBS Entertainment. Mr. LeMasters holds a Bachelor of Arts from the University of California at Los Angeles.

   Anthony J. Wood founded ReplayTV and has served as President, Products since November 1999 and as a director since August 1997. From August 1997 to August 1999, he served as Chairman and from November 1997 to August 1999 he served as President and Chief Executive Officer. Previously, Mr. Wood served as Vice President of Internet Authoring at Macromedia from March 1996 to September 1997. From January 1995 to March 1996, Mr. Wood co-founded and served as President and Chief Executive Officer of iband, Inc., which was acquired by Macromedia in 1996. From August 1990 to January 1995, he founded and served as President and Chief Executive Officer of SunRize Industries, a developer of audio hardware and software. Mr. Wood holds a Bachelor of Science in Electrical Engineering from Texas A&M University.

   Layne L. Britton has served as Executive Vice President, ReplayTV Service since June 1999. From October 1997 to May 1999, Mr. Britton served as Executive Vice President of Business Operations at United Paramount Networks. From October 1996 to October 1997, he served as President and Chief Operating Officer of Ticketmaster Ventures, a ticketing and merchandising company acquired by Home Shopping Network in 1997. Previously, Mr. Britton was employed as Vice President of Business Affairs at CBS Entertainment, as
Vice President of Business Affairs at NBC Entertainment, and as Director of Business Affairs at The Dick Clark Company, Inc. Mr. Britton holds a Bachelor of Arts from Loyola University and a Juris Doctorate from the UCLA School of Law.

   Craig W. Dougherty has served as Executive Vice President, Finance and Chief Financial Officer since November 1999. Previously, Mr. Dougherty was employed at Union Bank of California from 1979 to October 1999, serving most recently as Executive Vice President and Manager of the Specialized Industries Group, which provides corporate financing to the entertainment, media, communication, telecom and retailing industries. Mr. Dougherty was also President of the Private Capital Group, a merchant banking arm that provides equity and mezzanine financing for privately held growth companies. Mr. Dougherty holds a Bachelor of Arts in Economics and French from Tufts University.

   Alexander Gray has served as Executive Vice President, Business Operations since November 1999. From July 1997 to November 1999, Mr. Gray was employed at Lucent Technologies, serving most recently as Vice President and General Manager of Internet Communications, a business unit developing a family of next-generation Internet-oriented communications systems. Previously, Mr. Gray was employed by Octel Communications, serving as Senior Vice President of Operations from January 1996 to July 1997 and as Vice President and Chief Information Officer from December 1992 to January 1996. Mr. Gray holds a Bachelors of Science in Computer Science and a Masters in Electrical Engineering from Washington University.

   Bruce L. Kaplan has served as Executive Vice President, Sales and Marketing since November 1999. Previously, Mr. Kaplan served as President of Kaplan & Co., a marketing consulting firm, from February 1990 to September 1999. From March 1990 to February 1999, Mr. Kaplan also served as Executive Vice President of Fattal & Collins, a wholly-owned subsidiary of Grey Advertising. From January 1997 to February 1998, Mr. Kaplan served as Vice Chairman of American Cybercast, an online entertainment company. Mr. Kaplan holds a Bachelor of Arts in Political Science and a Juris Doctorate from the University of California at Los Angeles.

   Jeffrey Berg has served as a director since April 1999. Since November 1994, Mr. Berg has served as Chairman and Chief Executive Officer of International Creative Management, a talent agency. Since November 1997, he has served as a director of Oracle Corporation, an enterprise software company. Mr. Berg holds a Bachelor of Arts from the University of California at Berkeley and a Masters of Liberal Arts from the University of Southern California.

   Kevin L. Bohren has served as a director since July 1998. Since October 1998, Mr. Bohren has been employed as a private investor. From January 1997 to October 1998, Mr. Bohren served as President and Chief Executive Officer of Traveling Software (now LapLink.com), a leading manufacturer of remote communications software. From March 1983 to January 1997, Mr. Bohren was employed at Compaq Corporation, serving most recently as Vice President, Desktop Division. Mr. Bohren holds a Bachelor of Arts in Geography from the University of Minnesota.

   Sky D. Dayton has served as a director since April 1999. Since June 1999, Mr. Dayton has been a co-founder of eCompanies LLC, an incubator of Internet start-ups. Mr. Dayton founded Earthlink Network, an Internet service provider, in May 1994 and served as its Chairman until January 2000. Mr. Dayton remains a director of Earthlink.

   William R. Hearst III has served as a director since March 1999. Since January 1995, Mr. Hearst has been a Partner at Kleiner Perkins Caufield & Byers, a venture capital firm. From May 1995 until August 1996, he was the Chief Executive Officer for @Home Network, a high speed Internet access and consumer online services company. Previously, Mr. Hearst served as Editor and Publisher of the San Francisco Examiner from 1984 until 1995. Mr. Hearst is a director of Juniper Networks, Excite@Home, Com21 and Hearst-Argyle Television. Mr. Hearst holds a Bachelor of Arts in Mathematics from Harvard College.

Board Composition

   We currently have authorized six directors. Currently, each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified. Beginning at the first annual meeting of stockholders after the annual meeting of stockholders at which we have at least 800 stockholders, the board of directors will be divided into three classes, each serving staggered three-year terms: Class I, whose term will expire at the first annual meeting of stockholders after our first annual meeting of stockholders at which we have 800 stockholders; Class II, whose term will expire at the second annual meeting of stockholders after our first annual meeting of stockholders at which we have 800 stockholders; and Class III, whose term will expire at the third annual meeting of stockholders after our first annual meeting of stockholders at which we have 800 stockholders. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Our officers are appointed by the board of directors and serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

Board Compensation

   Our directors do not currently receive compensation for their services as members of the board of directors, except for reimbursement for reasonable travel expenses relating to attendance at board meetings. Employee directors are eligible to participate in our 1997 stock option plan and 1999 stock plan and will be eligible to participate in our 2000 employee stock purchase plan. Nonemployee directors are eligible to participate in our 1997 stock option plan and 1999 stock plan and will be eligible to participate in our 2000 directors' stock option plan. See "Stock Plans."

   In July 1998, we granted Kevin L. Bohren an option to purchase 120,000 shares of common stock at $0.03 per share. The option becomes exercisable at the rate of 1/3rd of the total number of shares on July 27, 1999 and 1/36th of the total shares per month thereafter. In April 1999, we granted Mr. Bohren an option to purchase 80,000 shares of common stock at $0.25 per share. The option becomes exercisable at the rate of 1/3rd of the total number of shares on April 23, 2000 and 1/36th of the total shares per month thereafter. We entered into a consulting relationship with Mr. Bohren in March 1999 pursuant to which he has earned an aggregate of $71,666, and have issued him an aggregate of 38,720 shares of restricted stock as of December 31, 1999.

   In April 1999, we granted Sky D. Dayton and Jeffrey Berg each an option to purchase 200,000 shares of common stock at $0.25 per share. These options become exercisable at the rate of 1/3rd of the total number of shares on April 28, 2000 and 1/36th of the total shares per month thereafter.

   In April 1999, we granted Anthony J. Wood an option to purchase 275,000 shares of common stock at $0.275 per share. The option becomes exercisable at the rate of 1/12th of the total number of shares per month from and after August 1, 2000.

   In September 1999, we granted Earle H. "Kim" LeMasters, III an option to purchase 2,500,000 shares of common stock at $4.00 per share. The option is immediately exercisable; however, if the option is exercised, we have the right to repurchase the underlying shares at a price of $4.00 per share upon the termination of Mr. LeMasters' employment with us. Our right to repurchase lapses at the rate of 1/8th of the total number of shares on March 13, 2000 and 1/48th of the total shares per month thereafter.

Board Committees

   In January 2000, the board of directors established the audit committee and the compensation committee. The compensation committee currently consists of Jeffrey Berg, Sky D. Dayton and William R. Hearst III. The functions of the compensation committee are to:

  . review and approve the compensation and benefits for our executive officers and grant stock options under our stock option plans; and

  . make recommendations to the board of directors regarding these matters.

   The audit committee consists of Jeffrey Berg, Sky D. Dayton and William R. Hearst III. The functions of the audit committee are to:

  . make recommendations to the board of directors regarding the selection of independent auditors;

  . review the results and scope of the audit and other services provided by our independent auditors; and

  . review and evaluate our audit and control functions.

Compensation Committee Interlocks and Insider Participation

   The members of the compensation committee of the board of directors are currently Jeffrey Berg, Sky D. Dayton and William R. Hearst III, none of whom has ever been an officer or employee of ReplayTV. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. Before establishing the compensation committee in January 2000, the board of directors as a whole performed the functions delegated to the compensation committee.

Executive Compensation

   The following table sets forth the compensation received for services rendered to us during the year ended December 31, 1999 by the two individuals who served as Chief Executive Officer during 1999 and the four other most highly compensated executive officers during the year ended December 31, 1999.

                          Summary Compensation Table

                                                                 Long-Term
                                                                Compensation
                                  Annual Compensation              Awards
                         -------------------------------------- ------------
                                                                 Securities
Name and Principal        Salary                 Other Annual    Underlying     All Other
Position                   ($)    Bonus ($)(7) Compensation ($) Options (#)  Compensation ($)
------------------       -------- ------------ ---------------- ------------ ----------------
Earle H. "Kim"
 LeMasters, III(1)...... $109,154       --              --       2,500,000         --
 Chairman and Chief
  Executive Officer
Anthony J. Wood(2)......  144,250       --              --         275,000         --
 President, Products
Layne L. Britton(3).....  140,000       --              --       1,120,000         --
 Executive Vice
 President, ReplayTV
 Service
Craig W. Dougherty(4)...   41,667       --         $125,000        600,000         --
 Executive Vice
 President, Finance and
 Chief Financial Officer
Alexander Gray(5).......   41,667       --              --         600,000         --
 Executive Vice
 President, Business
 Operations
Bruce L. Kaplan(6)......   40,000   $12,000          30,000        500,000         --
 Executive Vice
 President, Sales and
 Marketing

--------
(1) Mr. LeMasters commenced employment with us in September 1999. On an annual basis, Mr. LeMasters' salary for the fiscal year ended December 31, 1999 would have been $360,000 plus reimbursement of expenses up to $50,000.
(2) Mr. Wood served as Chief Executive Officer until August 1999. In September 1999, he was appointed President, Products. The amount excludes deferred compensation of $84,500 which Mr. Wood earned during the fiscal year ended December 31, 1998 but which was paid to him during the fiscal year ending December 31, 1999. Effective January 1, 2000, the board of directors approved raising Mr. Wood's annual salary to $250,000.
(3) Mr. Britton commenced employment with us in July 1999. On an annual basis, Mr. Britton's salary for the fiscal year ended December 31, 1999 would have been $240,000, plus reimbursement of up to $50,000 of relocation expenses.

(4) Mr. Dougherty commenced employment with us in November 1999. On an annual basis, Mr. Dougherty's salary for the fiscal year ended December 31, 1999 would have been $250,000. Mr. Dougherty is entitled to a signing bonus of $100,000, which has not yet been paid. Mr. Dougherty must repay 100% of this bonus in the event he resigns or is terminated with cause within 12 months following his start date and 50% of this bonus in the event he resigns or is terminated with cause between 12 and 24 months following his start date. The remaining $25,000 of other annual compensation represents a relocation allowance.
(5) Mr. Gray commenced employment with us in November 1999. On an annual basis, Mr. Gray's salary for the fiscal year ended December 31, 1999 would have been $250,000.

(6) Mr. Kaplan commenced employment with us in November 1999. On an annual basis, Mr. Kaplan's salary for the fiscal year ended December 31, 1999 would have been $240,000. The $30,000 of other annual compensation represents a relocation allowance.
(7) Other than Mr. Kaplan, who received a guaranteed bonus, each officer is eligible to receive a bonus for the year ended December 31, 1999, the amounts of which have not yet been determined by the board of directors.

Option Grants

   The following table provides summary information regarding stock options granted to the two individuals who served as Chief Executive Officer during the year ended December 31, 1999 and the four other most highly compensated executive officers during the year ended December 31, 1999. No stock appreciation rights were granted to these individuals during the year. The options were granted pursuant to the 1997 stock option plan and the 1999 stock plan.

   Options granted to Messrs. LeMasters, Dougherty, Gray and Britton are exercisable for all option shares; however, if an option is exercised, we have the right to repurchase the underlying shares at the original exercise price per share upon the termination of the optionee's employment with us. Our right to repurchase the shares exercised by Messrs. LeMasters, Dougherty and Gray lapses at the rate of 1/8th of the total number of shares on the six month anniversary of the vesting commencement date specified in the respective option agreement, or March 13, 2000 in the case of Mr. LeMasters and May 1, 2000 in the cases of Mr. Dougherty and Mr. Gray, and 1/48th of the total number of shares each month thereafter. Our right to repurchase shares exercised by Mr. Britton lapses at the rate of 1/48th of the total number of shares per month beginning June 30, 1999. Additionally, the option granted to Mr. Wood becomes exercisable at the rate of 1/12th of the total number of shares on September 1, 2000 and 1/12th of the total number of shares each month thereafter, and the option granted to Mr. Kaplan becomes exercisable at the rate of 1/8th of the total number of shares on May 1, 2000 and 1/48th of the total number of shares each month thereafter.

   The percentages below are based on a total of 10,882,500 shares subject to options granted by us during the year ended December 31, 1999 to all of our employees and consultants, including the executive officers named in the table. The exercise price per share of each option was equal to the fair market value of the common stock as determined by the board of directors on the date of grant. The potential realizable value is calculated assuming the $14.00 per share assumed initial public offering price (based upon the midpoint of the range set forth on the cover page of this prospectus) appreciates at the indicated rate from the date of grant until the end of the term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. All options have a term of ten years. Stock price appreciation of 5% and 10% is assumed pursuant to the rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price will appreciate over the ten-year option term at the assumed rates of 5% and 10% or at any other defined rate. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the below named executive officers.

                             Option Grants in 1999

                                      Individual Grants
                         -------------------------------------------
                                                                      Potential Realizable
                                     Percent of                      Value at Assumed Annual
                          Number of    Total                          Rates of Stock Price
                         Securities   Options                        Appreciation For Option
                         Underlying  Granted in Exercise                      Term
                           Options     Fiscal     Price   Expiration -----------------------
Name                     Granted (#)    1999    ($/Share)    Date        5%          10%
----                     ----------- ---------- --------- ---------- ----------- -----------
Earle H. "Kim"
 LeMasters, III.........  2,500,000    22.97%    $4.00      9/13/09  $47,011,312 $80,780,986
Anthony J. Wood.........    275,000     2.53      0.275     4/27/09    6,195,619   9,910,283
Layne L. Britton........  1,120,000    10.29      0.625     5/31/09   24,841,068  39,969,882
Craig W. Dougherty......    600,000     5.51      5.00     10/31/09   10,682,715  18,787,437
Alexander Gray..........    600,000     5.51      5.00     10/31/09   10,682,715  18,787,437
Bruce L. Kaplan.........    500,000     4.59      5.00     10/31/09    8,902,262  15,656,197

Option Exercises and Holdings

   The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by the two individuals who served as Chief Executive Officer during the year ended December 31, 1999 and the four other most highly compensated executive officers during the year ended December 31, 1999. The values realized and the values of unexercised options at December 31, 1999 are based on the assumed initial public offering price of $14.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus . Therefore, these values are calculated based on the value of $14.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying these options.

     Aggregated Option Exercises in 1999 and Fiscal Year-End Option Values

                                                 Number of Securities
                                                      Underlying           Value of Unexercised
                          Shares                Unexercised Options at     In-the-Money Options
                         Acquired                  December 31, 1999       at December 31, 1999
                            on        Value    ------------------------- -------------------------
Name                     Exercise   Realized   Exercisable Unexercisable Exercisable Unexercisable
----                     --------- ----------- ----------- ------------- ----------- -------------
Earle H. "Kim"
 LeMasters, III.........   250,000 $ 2,500,000  2,250,000          --    $22,500,000          --
Anthony J. Wood.........        --          --         --     275,000             --  $3,774,375
Layne L. Britton........ 1,120,000  14,980,000         --          --             --          --
Craig W. Dougherty......   200,000   1,800,000    400,000          --      3,600,000          --
Alexander Gray..........   100,000     900,000    500,000          --      4,500,000          --
Bruce L. Kaplan.........        --          --         --     500,000             --   4,500,000

Change of Control Agreements

   We entered into an Offer Letter with Earle H. "Kim" LeMasters, III which entitles Mr. LeMasters to 12 months accelerated vesting of his options and restricted stock in the event there is a change of control within 18 months following his commencement of employment with us and acceleration of 75% of the then unvested options and restricted stock held by him in the event there is a change of control after 18 months following his commencement of employment. In addition, Mr. LeMasters is entitled to 12 months severance and an additional 12 months accelerated vesting of his unvested options or restricted stock in the event he is terminated without cause or resigns with good reason following a change of control.

   We entered into Offer Letters with Craig W. Dougherty and Bruce L. Kaplan which entitle each such officer to six months severance and accelerated vesting equal to the greater of 12 months or 50% of the then unvested stock options or restricted stock held by him in the event he is terminated without cause or resigns for good reason within 12 months following a change of control transaction.

   We entered into Offer Letters with Layne L. Britton and Alexander Gray which entitle each such officer to accelerated vesting equal to the greater of 12 months or 50% of the then unvested stock options or restricted stock held by him in the event he is terminated without cause or resigns for good reason within 12 months following a change of control.

Stock Plans

   1999 Stock Plan. Our 1999 stock plan provides for the grant of incentive stock options to employees, including employee directors, and of nonstatutory stock options and stock purchase rights to employees, directors and consultants. The purposes of the 1999 stock plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. The 1999 stock plan was originally adopted by our board of directors and approved by our stockholders in August 1999. As of December 31, 1999, an aggregate of 4,230,000 shares were reserved for issuance under the 1999 stock plan, options to purchase 3,680,000 shares of common stock were outstanding under the 1999 stock plan at a weighted average exercise price of $4.38 per share, 550,000 shares had been issued upon exercise of options or pursuant to restricted stock purchase rights at a weighted average purchase price of $4.55 per share and no shares remained available for future grant. In January 2000, the board of directors and stockholders approved an amendment to the 1999 stock plan to increase the total number of shares reserved for issuance under the plan by 5,470,000 shares, so that an aggregate of 9,700,000 shares are reserved as of the date of this offering. At the same time, the board approved amendments to the plan providing for an automatic annual increase on the first day of each of our fiscal years beginning in 2001 through 2009 equal to the greater of 4,000,000 shares or 6% of our outstanding common stock on the last day of the immediately preceding fiscal year, and providing that up to 7,600,000 shares of common stock that either return to our 1997 stock option plan upon cancellation of options issued under that plan or are shares of stock issued under our 1997 stock option plan that we repurchase when the holder terminates his or her employment or consulting relationship with us shall become available for issuance under the 1999 stock plan. As currently structured, the maximum aggregate number of shares that are approved for issuance over the ten-year term of our 1999 stock plan is 62,300,000 (including the maximum number of shares that may become available for issuance under the plan as a result of award cancellations and repurchases under our 1997 stock option plan). These amendments to the 1999 stock plan will be submitted for approval by our stockholders prior to the completion of this offering. Unless terminated earlier by the board of directors, the 1999 stock plan will terminate in August 2009.

   The 1999 stock plan may be administered by the board of directors or a committee of the board, each known as the administrator. The administrator determines the terms of options and stock purchase rights granted under the 1999 stock plan, including the number of shares subject to the award, the exercise or purchase price, the vesting and/or exercisability of the award and any other conditions to which the award is subject. No employee may receive awards for more than 5,000,000 shares under the 1999 stock plan in any fiscal year. Incentive stock options granted under the 1999 stock plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant. The plan does not impose restrictions on the exercise or purchase price applicable to nonstatutory stock options and stock purchase rights, although we expect that nonstatutory stock options and stock purchase rights granted to our Chief Executive Officer and our four other most highly compensated officers will generally equal at least 100% of the grant date fair market value. Payment of the exercise or purchase price may be made in cash or any other consideration allowed by the administrator.

   With respect to options granted under the 1999 stock plan, the administrator determines the term of the options, which may not exceed ten years (or five years in the case of an incentive stock option granted to a holder of more than 10% of the total voting power of all classes of our stock). Generally, an option is nontransferable other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by such optionee. In certain circumstances, the administrator has the discretion to grant nonstatutory stock options with limited transferability rights. Stock options are generally subject to vesting, meaning that the optionee earns the right to exercise the option over a specified period of time only if he or she continues to provide services to ReplayTV over that period. Stock issued pursuant to stock purchase rights granted under the 1999 stock plan is generally subject to a repurchase right exercisable by ReplayTV upon the termination of the holder's employment or consulting relationship with us for any reason (including death or disability). This repurchase right will lapse as provided by the administrator at the time of grant.

   If we are acquired by another corporation, each outstanding option and stock purchase right may be assumed or an equivalent award substituted by our acquiror. If our acquiror did not agree to assume or substitute outstanding awards, those awards would terminate to the extent they had not been exercised prior to consummation of the transaction. Outstanding awards, the number of shares remaining available for issuance under the plan, the number of shares added to the plan each year under the plan's evergreen provision or as a result of cancelled options or repurchases of shares under our 1997 plan and the annual per-employee share limit will each adjust in the event of a stock split, stock dividend or other similar change in our capital stock. The administrator has the authority to amend or terminate the 1999 stock plan, but no action may be taken that materially and adversely impairs the rights of any holder of an outstanding option or stock purchase right without the holder's consent. In addition, we must obtain stockholder approval of amendments to the plan as required by applicable law.

   1997 Stock Option Plan. Our 1997 stock option plan was adopted by our board of directors in August 1997 and approved by our stockholders in November 1997. The 1997 stock option plan provides for the grant of incentive stock options to employees (including employee directors) and the grant of nonstatutory stock options to employees, consultants and directors. As of December 31, 1999, an aggregate of 9,070,000 shares of common stock were reserved for issuance under the 1997 stock option plan, options to purchase 7,109,637 shares of common stock at a weighted average exercise price of $1.55 per share were outstanding, 1,831,439 shares with a weighted average purchase price of $0.39 per share had been issued upon exercise of options and 128,924 shares remained available for future grant. In January 2000, the board of directors and our stockholders approved amendments to the 1997 stock option plan to increase the total number of shares reserved for issuance under the plan by 530,000 shares to an aggregate of 9,600,000 shares. In addition, at that time, the 1997 stock option plan was also amended to provide that up to 7,600,000 shares of stock subject to options issued under the plan that would otherwise become available for grant under the plan upon cancellation of such options and sold under the plan that we repurchase upon termination of the holder's employment or consulting relationship with us shall become available for issuance under our 1999 stock plan. Unless terminated earlier, the 1997 stock option plan will terminate in August 2007.

   Following this offering, the terms of awards issued under our 1997 stock option plan will generally be the same as those that may be issued under our 1999 stock plan, except with respect to the following features. The 1997 stock option plan does not provide for the issuance of stock purchase rights, and it does not impose an annual limitation on the number of shares of stock subject to options that may be granted to any individual employee during a fiscal year.

   2000 Employee Stock Purchase Plan. Our 2000 employee stock purchase plan was adopted by the board of directors in January 2000 and will be submitted for approval by our stockholders prior to completion of this offering. An aggregate of 1,000,000 shares of common stock were reserved for issuance under the 2000 purchase plan, none of which have been issued as of the date of this offering. The number of shares reserved for issuance under the 2000 purchase plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2001 through 2009 equal to the lesser of 500,000 shares, 2% of our outstanding common stock on the last day of the immediately preceding fiscal year, or a lesser number of shares as the board of directors determines. The 2000 purchase plan becomes effective upon the date of this offering. Unless terminated earlier by the board of directors, the 2000 purchase plan will terminate in January 2020.

   The 2000 purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by a series of overlapping offering periods of approximately 24 months' duration, with new offering periods (other than the first offering period) commencing on May 1 and November 1 of each year. Each offering period will generally consist of four consecutive purchase periods of six months' duration, at the end of which an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on April 30, 2002; the initial purchase period is expected to begin on the date of this offering and end on October 31, 2000, with subsequent purchase periods ending on April 30, 2001, October 31, 2001 and April 30, 2002. The 2000 purchase plan will be administered by the board of directors or by a committee appointed by the board. Our employees (including officers and employee directors), or of any majority-owned subsidiary designated by the board, are eligible to participate in the 2000 purchase plan if they are employed by us or any such subsidiary for at least 20 hours per week and more than five months per year. The 2000 purchase plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 15% of an employee's base salary. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period, subject to certain adjustments as provided in the plan. Employees may end their participation in the 2000 purchase plan at any time during an offering period, and participation ends automatically on termination of employment.

   An employee is not eligible to participate in the 2000 purchase plan if immediately after the grant of an option to purchase stock under the plan such employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if such option would permit an employee's rights to purchase stock under the 2000 purchase plan at a rate that exceeds $25,000 of fair market value of such stock for each calendar year in which the option is outstanding. In addition, no employee may purchase more than 3,000 shares of common stock under the 2000 purchase plan in any one purchase period. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in that offering period shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new 24 month offering period beginning on the first business day following the purchase date.

   If we merge or consolidate with or into another corporation or sell all or substantially all of our assets, each right to purchase stock under the 2000 purchase plan will be assumed or an equivalent right substituted by our acquiror. If our acquiror did not agree to assume or substitute stock purchase rights, any offering period and purchase period then in progress would be shortened and a new exercise date occurring prior to the closing of the transaction would be set. Outstanding awards, the number of shares remaining available for issuance under the plan, the number of shares added to the plan each year under the plan's evergreen provision and the maximum number of shares that may be purchased by a participant during a purchase period will each adjust in the event of a stock split, stock dividend or other similar change in our capital. Our board of directors has the power to amend or terminate the 2000 purchase plan and to change or terminate offering periods as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. However, the board of directors may amend or terminate the 2000 purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

   2000 Directors' Stock Option Plan. The 2000 directors' stock option plan was adopted by the board of directors in January 2000 and will be submitted for approval by our stockholders prior to completion of this offering. It will become effective upon the date of this offering. An aggregate of 300,000 shares of common stock were reserved for issuance under the 2000 directors' plan, all of which remain available for future grants. In addition, the 2000 directors' plan provides that as of January 1 of each year beginning in 2001 and ending in 2009, the aggregate number of shares available to be issued under the plan will automatically be increased by the number of shares necessary to cause the number of shares then available for issuance under the plan to be restored to 300,000 shares, provided that the maximum number of shares that will be available for issuance under the plan over the ten-year term of the plan will not exceed 3,000,000 shares. The 2000 directors' plan provides for the grant of nonstatutory stock options to our nonemployee directors. The 2000 directors' plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which a director has a personal interest. Unless terminated earlier, the 2000 directors' plan will terminate in January 2010.

   The 2000 directors' plan provides that each person who becomes a nonemployee director after the completion of this offering will be granted a nonstatutory stock option to purchase 50,000 shares of common stock on the date on which such individual first becomes a member of our board of directors. In addition, on the date of each annual stockholders meeting after completion of this offering, each nonemployee director who will continue serving on the board following the meeting and who has been a director of ReplayTV for at least six months prior to the meeting date will be granted an option to purchase 15,000 shares of common stock.

   All options granted under the 2000 directors' plan will have a term of ten years and an exercise price equal to the fair market value of our common stock on the date of grant and will generally be nontransferable, except in certain limited circumstances to family members and family trusts or similar entities. The options to purchase 50,000 shares granted to directors joining our board after this offering will vest in installments as to one-third of the underlying shares on each of the first, second and third anniversaries of the option grant date. The options to purchase 15,000 shares granted to directors annually on the date of our stockholders meetings after this offering will vest as to all underlying shares on the first anniversary of the option grant date. If a nonemployee director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a director, exercise options granted under the 2000 directors' plan. If he or she does not exercise the option within such 90-day period, the option shall terminate. If a director's service terminates as a result of his or her disability or death, or if a director dies within three months following termination for any reason, the director or his or her estate will have 12 months after the date of termination or death, as applicable, to exercise options that were vested as of the date of termination. In addition, if ReplayTV determines that a director has engaged in fraud, embezzlement or similar acts against us, or if a director has disclosed information that is confidential to ReplayTV or engaged in any conduct constituting unfair competition against us, we have the right to suspend or terminate that director's right to exercise an option under the 2000 directors' plan.

   If we are acquired by another corporation, each option outstanding under the 2000 directors' plan will be assumed or equivalent options substituted by our acquiror, unless our acquiror does not agree to such assumption or substitution, in which case the options will terminate upon consummation of the transaction to the extent not previously exercised. In connection with any acquisition, each director holding options under the 2000 directors' plan will have the right to exercise his or her options immediately before the consummation of the merger as to all shares underlying the options, including shares which would not have been vested and exercisable but for the acquisition. Outstanding awards, the number of shares remaining available for issuance under the plan, the number of shares to be granted to new directors and to directors annually on stockholder meeting dates, and the number of shares automatically added to the plan each year will each adjust in the event of a stock split, stock dividend or other similar change in capital. Our board of directors may amend or terminate the 2000 directors' plan as long as such action does not adversely affect any outstanding option and we obtain stockholder approval for any amendment to the extent required by applicable law.

Limitation of Liability and Indemnification Matters

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the bylaws would permit indemnification.

   We have entered into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her services as a director or executive officer of ReplayTV or any subsidiary of ReplayTV. In addition, we maintain directors' and officers' insurance. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                          RELATED PARTY TRANSACTIONS

Agreements with Management

   In March 1999, we entered into a consulting relationship with Kevin L. Bohren, pursuant to which Mr. Bohren has earned an aggregate of $71,666 as of December 31, 1999. We have also issued to Mr. Bohren an aggregate of 38,720 shares of restricted stock as of December 31, 1999.

   In September 1997, we sold Anthony J. Wood 6,000,000 shares of common stock at $0.0005 per share pursuant to a Common Stock Purchase Agreement. In March 1999, we entered into a Revised Offer Letter with Mr. Wood which entitles him to a salary of $150,000 per year, 12 months accelerated vesting of his options and restricted stock and 12 months severance in the event he is terminated without cause or resigns with good reason, and full vesting with respect to the 6,000,000 shares of restricted stock held by Mr. Wood in the event he is replaced as Chief Executive Officer. Mr. Wood's 6,000,000 shares of restricted stock vested in September 1999 when Earle H. "Kim" LeMasters, III became Chief Executive Officer. In April 1999, we granted Mr. Wood an option to purchase 275,000 shares of common stock at $0.275 per share which vests with respect to 1/12th of the total number of shares on August 1, 2000 and 1/12th of the total number of shares each month thereafter.

   In July 1999, we entered into an Offer Letter with Layne L. Britton. The agreement entitles Mr. Britton to a salary of $240,000 per year and reimbursement of up to $50,000 of relocation expenses. In the event Mr. Britton is terminated without cause or resigns for good reason, he is entitled to nine months accelerated vesting of his restricted stock and severance benefits equal to six months of salary and 50% of the bonus paid to him during the prior year. If Mr. Britton is terminated without cause or resigns for good reason within 12 months following a change of control, he is instead entitled to the greater of 12 months accelerated vesting or acceleration of 50% of his then unvested options and restricted stock. In connection with his commencement of employment, we granted Mr. Britton an option to purchase 1,120,000 shares of common stock at $0.625 per share. The option was exercised in full but is subject to a right of repurchase at cost in our favor in the event Mr. Britton ceases employment with us. Our repurchase option lapses at the rate of 1/48th of the total shares per month.

   In September 1999, we entered into an Offer Letter with Earle H. "Kim" LeMasters, III. The agreement entitles Mr. LeMasters to a salary of $360,000 per year and reimbursement of expenses of up to $50,000 per year. In September 1999, we granted Mr. LeMasters an option to purchase 2,500,000 shares of common stock at $4.00 per share. The option has been partially exercised, but the underlying shares are subject to a right of repurchase at cost in our favor in the event Mr. LeMasters ceases employment with us. Our repurchase option lapses at the rate of 1/8th of the total number of shares on March 13, 2000 and 1/48th of the total shares per month thereafter. Mr. LeMasters is entitled to 12 months accelerated vesting of all stock and options held by him in the event there is a change of control within 18 months following his commencement of employment with us and acceleration of 75% of his restricted stock and options in the event there is a change of control after 18 months following his commencement of employment. In addition, Mr. LeMasters is entitled to 12 months severance and an additional 12 months accelerated vesting in the event he is terminated without cause or resigns with good reason following a change of control.

   In October 1999, we entered into an Offer Letter with Craig W. Dougherty. The agreement entitles Mr. Dougherty to a salary of $250,000 per year, a relocation bonus of $25,000 and severance benefits equal to six months salary in the event he is terminated or resigns with good reason. In addition, Mr. Dougherty is entitled to a signing bonus of $100,000. He must repay 100% of this bonus if he resigns or is terminated with cause during the first year of his employment with us and 50% of this bonus if he resigns or is terminated with cause during the second year of his employment with us. In November 1999, we granted Mr. Dougherty an option to purchase 600,000 shares of common stock at $5.00 per share. The option has been partially exercised, but the underlying shares are subject to a right of repurchase at cost in our favor in the event Mr. Dougherty ceases employment with us. Our repurchase option lapses at the rate of 1/8th of the total number of shares on May 1, 2000 and 1/48th of the total shares per month thereafter. Mr. Dougherty is entitled to six months accelerated vesting of his unvested options or restricted stock in the event he is terminated without cause or resigns with good reason. Alternatively, Mr. Dougherty is entitled to accelerated vesting equal to the greater of 12 months or 50% of the then unvested stock options and restricted stock held by him in the event he is terminated without cause or resigns for good reason within 12 months following a change of control.

   In October 1999, we entered into an Offer Letter with Alexander Gray. The agreement entitles Mr. Gray to a salary of $250,000 per year. In November 1999, we granted Mr. Gray an option to purchase 600,000 shares of common stock at $5.00 per share. The option has been partially exercised, but the underlying shares are subject to a right of repurchase at cost in our favor in the event Mr. Gray ceases employment with us. Our repurchase option lapses at the rate of 1/8th of the total number of shares on May 1, 2000 and 1/48th of the total shares per month thereafter. Mr. Gray is entitled to six months accelerated vesting and six months severance in the event he is terminated without cause or resigns with good reason. Alternatively, Mr. Gray is entitled to accelerated vesting equal to the greater of 12 months or 50% of the then unvested stock options or restricted stock held by him in the event he is terminated without cause or resigns for good reason within 12 months following a change of control.

   In October 1999, we entered into an Offer Letter with Bruce L. Kaplan. The agreement entitles Mr. Kaplan to a salary of $240,000 per year, a guaranteed first year bonus of $72,000 and a relocation bonus of $30,000. In November 1999, we granted Mr. Kaplan an option to purchase 500,000 shares of common stock at $5.00 per share which becomes exercisable at the rate of 1/8th of the total number of shares on May 1, 2000 and 1/48th of the total per month thereafter. In February 2000, we granted Mr. Kaplan an option to purchase 100,000 shares of Common Stock at $11.05 per share which becomes exercisable at the rate of 1/4th of the total number of shares on February 1, 2001 and 1/48th of the total shares per month thereafter. Mr. Kaplan is entitled to six months accelerated vesting and six months severance in the event he is terminated without cause or resigns with good reason. Alternatively, Mr. Kaplan is entitled to accelerated vesting equal to the greater of 12 months or 50% of the then unvested stock options or restricted stock held by him in the event he is terminated without cause or resigns for good reason within 12 months following a change of control.

   We have entered into indemnification agreements with each of our executive officers and directors. These indemnification agreements may require us to indemnify these persons against liabilities that may arise by reason of their status as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses as a result of any proceeding against them.

Loans to Management

   The following executive officers have issued full recourse promissory notes in our favor in connection with their early exercise of stock options issued pursuant to their original stock option agreements under the 1997 stock option plan and the 1999 stock plan:

                                           Date of  Principal           Interest
Name                                         Note     Amount   Date Due   Rate
----                                       -------- ---------- -------- --------
Earle H. "Kim" LeMasters, III.............  9/23/99 $1,000,000  9/22/04   5.98%
Layne L. Britton..........................   7/1/99    600,000   7/1/04   5.74
Layne L. Britton..........................   7/1/99    100,000   7/1/04   5.74
Craig W. Dougherty........................ 11/15/99  1,000,000 11/15/04   6.08
Alexander Gray............................ 11/15/99    500,000 11/15/04   6.08

Private Placement Transactions

   The following table summarizes the shares of preferred stock purchased by executive officers, directors and 5% stockholders and persons and entities associated with them in private placement transactions. Each share of preferred stock converts into one share of common stock automatically upon the closing of this offering. The shares of Series A preferred stock were sold at $0.11 per share, the shares of Series B preferred stock were sold at $0.31 per share, the shares of Series C preferred stock were sold at $0.632 per share, the shares of Series D preferred stock were sold at $0.775 per share and the shares of Series E preferred stock were sold at $7.50 per share. See "Principal Stockholders."

                             Series A  Series B  Series C  Series D  Series E
Name                         Preferred Preferred Preferred Preferred Preferred
----                         --------- --------- --------- --------- ---------
Entities affiliated with
 KPCB Holdings (William R.
 Hearst III)(1).............        --       --        --  7,870,968  133,333
Anthony J. Wood............. 2,040,600  241,934   158,128    103,226       --
Kevin L. Bohren.............        --  645,160   395,324     51,612       --
Sky D. Dayton...............        --       --   790,648         --   13,333
Layne L. Britton............        --       --        --         --    8,394

--------
(1) All shares are held by KPCB Holdings Inc., as nominee. Mr. Hearst is a general partner of Kleiner Perkins Caufield & Byers and is a Vice President of KPCB Holdings, Inc. He disclaims beneficial ownership except to the extent of his pecuniary interest therein.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information known to us with respect to beneficial ownership of our common stock as of December 31, 1999, as adjusted to reflect the issuance of 5,627,267 shares of Series F preferred stock in January 2000 and the sale of common stock offered in this offering, by:

  . each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock,

  . each director,

  . the two individuals who served as chief executive officer and four other most highly compensated executive officers during the fiscal year ended December 31, 1999, and

  . all directors and executive officers as a group.

                                                                  Percent
                                                               Beneficially
                                                                   Owned
                                                             -----------------
                                                  Number of   Before   After
                                                    Shares   Offering Offering
                                                  ---------- -------- --------
Anthony J. Wood..................................  8,457,438  20.65%   17.10%
KPCB Holdings Inc. ..............................  8,004,301  19.55    16.19
  KPCB Holdings Inc.
  2750 Sand Hill Road
  Menlo Park, CA 94025
William R. Hearst III(1).........................  8,004,301  19.55    16.19
  KPCB Holdings Inc.
  2750 Sand Hill Road
  Menlo Park, CA 94025
Earle H. "Kim" LeMasters, III(2).................  2,500,000   5.79     4.84
Kevin L. Bohren(3)...............................  1,194,149   2.91     2.41
Layne L. Britton.................................  1,128,394   2.76     2.28
Sky D. Dayton....................................    803,981   1.96     1.63
Craig W. Dougherty(4)............................    600,000   1.45     1.20
Alexander Gray(5)................................    600,000   1.45     1.20
Jeffrey Berg.....................................     --        *        *
Bruce L. Kaplan..................................     --        *        *
All directors and executive officers as a group
 (10 persons).................................... 23,288,263  52.73%   44.22%

--------
 * Less than one percent of the outstanding shares of common stock.

(1) All shares are held by KPCB Holdings Inc., as nominee. Mr. Hearst is a general partner of Kleiner Perkins Caufield & Byers and a Vice President of KPCB Holdings, Inc. He disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(2) Includes 2,250,000 shares issuable upon exercise of an option which will be exercisable within 60 days of December 31, 1999 but which are subject to a right of repurchase at cost in our favor in the event Mr. LeMasters ceases employment with us.

(3) Includes 63,333 shares issuable upon exercise of an option which will be exercisable within 60 days of December 31, 1999.

(4) Includes 400,000 shares issuable upon exercise of an option which will be exercisable within 60 days of December 31, 1999 but which are subject to a right of repurchase at cost in our favor in the event Mr. Dougherty ceases employment with us.

(5) Includes 500,000 shares issuable upon exercise of an option which will be exercisable within 60 days of December 31, 1999 but which are subject to a right of repurchase at cost in our favor in the event Mr. Gray ceases employment with us.

   Except as otherwise noted, the address of each person listed in the above table is c/o ReplayTV, Inc., 1945 Charleston Road, Mountain View, CA 94043-1201. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 40,952,916 shares of common stock outstanding as of December 31, 1999 on a pro forma basis to reflect the issuance of 5,627,267 shares of Series F preferred stock in January 2000 and the automatic conversion of all shares of preferred stock, including the shares of Series F preferred stock issued in January 2000, into shares of common stock, and an assumed 49,452,916 shares outstanding after the completion of this offering, in each case, together with applicable options for that stockholder. Shares of common stock issuable upon the exercise of options and other rights beneficially owned that are exercisable within 60 days of December 31, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. A portion of the shares issued or issuable upon exercise of options in the table above is subject to repurchase by us at the original purchase price in the event of termination of the holder's relationship as an employee or director of ReplayTV, which repurchase right lapses over time. The table assumes that the underwriters' over-allotment to purchase up to 1,275,000 shares of common stock is not exercised.

                         DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, we will be authorized to issue 200,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock is intended to be a summary and does not describe all provisions of our certificate of incorporation or bylaws or Delaware law applicable to us. For a more thorough understanding of the terms of our capital stock, you should refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

   As of December 31, 1999, there were 40,952,916 shares of common stock outstanding on a pro forma basis to reflect the issuance of 5,627,267 shares of Series F preferred stock in January 2000 held by approximately 95 stockholders, which reflects the conversion of all outstanding shares of preferred stock, including the shares of Series F preferred stock issued in January 2000, into common stock. In addition, as of December 31, 1999, there were options outstanding to purchase 10,789,637 shares of common stock and a warrant outstanding to purchase 6,666 shares of common stock at an exercise price of $7.50 per share, which expires on May 31, 2004. Upon completion of this offering, there will be 49,452,916 shares of common stock outstanding, assuming no exercise of the underwriters' overallotment option or additional exercise of outstanding options under our stock option plans and warrants.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions.

Preferred Stock

   Upon the closing of this offering, all outstanding shares of preferred stock, including the shares of Series F preferred stock issued in January 2000, will be converted on a one-for-one basis into 31,368,852 shares of common stock and automatically retired. Thereafter, the board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Registration Rights

   Following conversion of the preferred stock into common stock, the holders of 31,368,852 shares of common stock and warrants to purchase 6,666 shares of common stock are entitled to have their shares registered by us under the Securities Act under the terms of an agreement between us and the holders of these "registrable securities." Subject to limitations specified in the agreement, these registration rights include the following:

   The holders of at least 50% of the outstanding registrable securities may require, on two occasions beginning six months after the date of this prospectus, that we use our best efforts to register the registrable securities for public resale, provided that the aggregate offering price for these registrable securities is at least $5.0 million. This right is subject to the ability of the underwriters to limit the number of shares included in this offering in view of market conditions.

   If we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in that registration. This right is subject to the ability of the underwriters to limit the number of shares included in this offering in view of market conditions.

   The holders of at least 20% of the then outstanding registrable securities may require us to register all or a portion of their registrable securities on Form S-3 when use of this form becomes available to us, provided that the proposed aggregate offering price is at least $500,000. The holders of registrable securities may not exercise this right if we have already effected two Form S-3 registrations previously demanded by the holders of registrable securities during the preceding twelve-month period.

   We will bear all registration expenses other than underwriting discounts and commissions, except in the case of registrations on Form S-3 after the first two such registrations, in which case the holders will bear the expenses of registration. All registration rights terminate on the date five years following the closing of this offering, or, with respect to each holder of registrable securities, at the time when the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

   Provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of ReplayTV to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging these proposals because, among other things, negotiation could result in an improvement of their terms.

   We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

  . the board of directors approved the transaction in which the person became an interested stockholder prior to the date the interested stockholder attained this status;

  . upon consummation of the transaction that resulted in the person's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  . on or after the date of the business combination, it is approved by the board of directors and authorized at an annual or special meeting of stockholders.

   A business combination generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

   Our certificate of incorporation and bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our certificate of incorporation permits the board of directors to issue preferred stock with voting or other rights without any stockholder action. Our certificate of incorporation provides for the board of directors to be divided into three classes, with staggered three-year terms, commencing at our first annual meeting of stockholders following the date on which we have at least 800 stockholders. As a result, only one class of directors will be elected at each annual meeting of stockholders. Each of the two other classes of directors will continue to serve for the remainder of its respective three-year term. These provisions, which require the vote of stockholders holding at least two thirds of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company. The transfer agent's address is 40 Wall Street, New York, NY, 10005 and its telephone number is (212) 936-5100.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

   Upon completion of this offering, we will have 49,452,916 outstanding shares of common stock. Of these shares, the 8,500,000 shares sold in this offering, plus any shares issued upon exercise of the underwriters' overallotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include executive officers, directors or 10% stockholders. Shares purchased by affiliates will remain subject to the resale limitations of Rule 144.

   The remaining 40,952,916 shares outstanding as of December 31, 1999, as adjusted to reflect the issuance of 5,627,267 shares of Series F preferred stock in January 2000, are restricted securities within the meaning of Rule
144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.

   Our directors, executive officers and certain of our stockholders and option holders have entered into lock-up agreements in connection with this offering, as more fully described under "Underwriting," generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until these agreements expire or are waived by Morgan Stanley & Co. Incorporated. Taking into account the lock-up agreements, and assuming Morgan Stanley & Co. Incorporated does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . Beginning on the date of this prospectus, only the 8,500,000 shares sold in this offering will be immediately available for sale in the public market.

  . Beginning 180 days after the date of this prospectus, about 9,411,088 shares will be eligible for sale pursuant to Rule 701, of which 7,708,720 are held by affiliates.

  . Beginning 180 days after the date of this prospectus, about 1,824,434 shares will be eligible for sale pursuant to Rule 144(k), none of which are held by affiliates.

  . Beginning 180 days after the date of this prospectus, about 20,070,571 shares will be eligible for sale subject to volume, manner of sale and other limitations under Rule 144, of which 12,366,210 are held by affiliates.

  . The remaining 5,646,823 shares will be eligible for sale pursuant to Rule
    144 upon the expiration of various one-year holding periods during the six months following 180 days after the date of this prospectus, none of which are held by affiliates.

   In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding which will equal about 494,529 shares immediately after this offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

   In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under the 1999 stock plan, the 1997 stock option plan, the 2000 employee stock purchase plan, the 2000 directors' stock option plan or any other benefit plan after the effectiveness of the registration statements will also be freely tradable in the public market. However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of December 31, 1999 there were outstanding options for the purchase of 10,789,637 shares of common stock, of which options to purchase 1,799,526 shares were exercisable.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Chase Securities Inc., Deutsche Bank Securities Inc. and Wasserstein Perella Securities, Inc. are acting as representatives, have severally agreed to purchase and we have agreed to sell to them, the respective number of shares of common stock set forth opposite the names of these underwriters below:

                                                                      Number of
     Name                                                               Shares
     ----                                                             ----------
     Morgan Stanley & Co. Incorporated...............................
     Bear, Stearns & Co. Inc.........................................
     Chase Securities Inc. ..........................................
     Deutsche Bank Securities Inc....................................
     Wasserstein Perella Securities, Inc.............................
                                                                      ----------
         Total.......................................................  8,500,000
                                                                      ==========

   Morgan Stanley Dean Witter Online, Inc., an affiliate of Morgan Stanley & Co. Incorporated and facilitator of Internet distribution, is acting as a selected dealer in connection with this offering.

   The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, except those shares covered by the over-allotment option described below, if any shares are taken.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and a portion to some dealers at a price that
represents a concession not in excess of $    per share under the public
offering price. Any underwriter may allow, and these dealers may reallow, a
concession not in excess of $    per share to other underwriters or to other
dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,275,000 additional shares at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase about the same percentage of additional shares as the number set forth next to the underwriter's name in the preceding table bears to the total number of shares set forth next to the names of all underwriters in the preceding table. If the underwriters exercise the over-allotment option in full, the total price to
the public for this offering would be $    , the total underwriting discounts
and commissions would be $    and the total proceeds to ReplayTV would be $
 .

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   At our request, the underwriters have reserved up to 425,000 shares of common stock offered by this prospectus for sale at the initial public offering price to some of our directors, officers, employees, business associates and related persons of ReplayTV. The number of shares available for sale to the general public will be reduced to the extent that these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   ReplayTV has applied to list the common stock on the Nasdaq National Market under the symbol "RPTV."

   ReplayTV, our directors and executive officers and certain of our stockholders and option holders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, he, she or it will not, during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

   The restrictions described in the immediately preceding paragraph do not apply to:

  . the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

  . shares sold by us in this offering;

  . transactions by any person other than ReplayTV relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering; or

  . in the case of ReplayTV, the grant of options to purchase common stock or the issuance of restricted stock to our employees or consultants or the issuance of shares of common stock or other rights to acquire our capital stock, so long as these options and shares of stock are subject to the same restrictions as those contained in this and the preceding paragraph.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   ReplayTV and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Pricing of this Offering

   Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be:

  . the future prospects of ReplayTV and its industry in general;

  . earnings and certain other financial and operating information of ReplayTV in recent periods; and

  . the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of ReplayTV.

   The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.


                                 LEGAL MATTERS

   The validity of the common stock in this offering will be passed upon by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025. Mark Medearis, a Director of Venture Law Group, is our Secretary. Legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017. As of the date of this prospectus, attorneys of Venture Law Group and an investment partnership controlled by Venture Law Group beneficially own an aggregate of 19,412 shares of our common stock.

                                    EXPERTS

   The financial statements of ReplayTV, Inc. as of December 31, 1998 and 1999 and for the period from August 27, 1997 (inception) to December 31, 1997, each of the two years in the period ended December 31, 1999 and the period from August 27, 1997 (inception) to December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    ADDITIONAL INFORMATION AVAILABLE TO YOU

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to us and our common stock being offered, see the registration statement and its exhibits and schedules. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC located at Room 1024, 450 Fifth Street, Washington, D.C. 20549 and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the SEC. Information on the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                                 REPLAYTV, INC.
                         (a development stage company)

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2
Balance Sheet.............................................................. F-3
Statement of Operations.................................................... F-4
Statement of Stockholders' Equity (Deficit)................................ F-5
Statement of Cash Flows.................................................... F-6
Notes to Financial Statements.............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ReplayTV, Inc.

   The reincorporation described in Note 10 to the financial statements has not been consummated as of March 3, 2000. When the reincorporation has been completed, we will be in a position to furnish the following report:

     "In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of ReplayTV, Inc. (a development stage company) at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from August 27, 1997 (inception) to December 31, 1997, each of the two years in the period ended December 31, 1999 and the period from August 27, 1997 (inception) to December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PricewaterhouseCoopers LLP

San Jose, California

February 22, 2000, except for Note 10,

 which is as of March   , 2000

                                 REPLAYTV, INC.
                         (a development stage company)

                                 BALANCE SHEET
                    (in thousands, except per share amounts)

                                                                     Pro Forma
                                                                   Stockholders'
                                                  December 31,       Equity at
                                                -----------------  December 31,
                                                 1998      1999        1999
                                                -------  --------  -------------
                                                                    (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents...................  $   686  $ 11,731
  Short-term investments......................       25    24,419
  Accounts receivable, net of allowances of $0
   and $13....................................       --     1,464
  Inventory...................................       --     1,700
  Prepaid expenses and other current assets...      225     1,043
                                                -------  --------
Total current assets..........................      936    40,357
Property and equipment, net...................      132     2,751
Other assets..................................       --       341
                                                -------  --------
Total assets..................................  $ 1,068  $ 43,449
                                                =======  ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable............................  $   682  $  5,406
  Accrued liabilities.........................       45     1,345
  Notes payable to related party..............      601        --
                                                -------  --------
Total current liabilities.....................    1,328     6,751
                                                -------  --------
Commitments and contingencies (Note 4)
Stockholders' equity (deficit):
  Convertible Preferred Stock, issuable in
   series, $0.001 par value, 8,237 and 27,137
   shares authorized at December 31, 1998 and
   1999, respectively; 7,915 and 25,742 shares
   issued and outstanding at December 31, 1998
   and 1999, respectively; 5,000 shares
   authorized; no shares issued and
   outstanding pro forma .....................        8        26    $     --
  Common Stock, $0.001 par value, 30,000 and
   75,000 shares authorized at December 31,
   1998 and 1999, respectively; 6,970 and
   9,584 shares issued and outstanding at
   December 31, 1998 and 1999 respectively;
   200,000 shares authorized and 35,326 shares
   issued and outstanding pro forma ..........        4         6          32
  Additional paid-in capital..................    3,818   109,634     109,634
  Notes receivable............................       --    (3,200)     (3,200)
  Unearned stock-based compensation...........     (651)  (30,579)    (30,579)
  Deficit accumulated during development
   stage......................................   (3,439)  (39,189)    (39,189)
                                                -------  --------    --------
Total stockholders' equity (deficit)..........     (260)   36,698    $ 36,698
                                                -------  --------    ========
Total liabilities and stockholders' equity
 (deficit)....................................  $ 1,068  $ 43,449
                                                =======  ========

   The accompanying notes are an integral part of these financial statements.

                                 REPLAYTV, INC.
                         (a development stage company)

                            STATEMENT OF OPERATIONS
                    (in thousands, except per share amounts)

                                 Period from                       Period from
                                  August 27,                        August 27,
                                     1997         Year Ended           1997
                                (inception) to   December 31,     (inception) to
                                 December 31,  -----------------   December 31,
                                     1997       1998      1999         1999
                                -------------- -------  --------  --------------
Costs and expenses:
  Research and development
   (excludes stock-based
   compensation of $0, $163,
   $1,588 and $1,751).........      $  136     $ 1,961  $  7,980     $ 10,077
  Programming and content
   (excludes stock-based
   compensation of $0, $15,
   $2,179 and $2,194).........          --          --     1,029        1,029
  Sales and marketing
   (excludes stock-based
   compensation of $0, $15,
   $755 and $770).............          10         764    14,586       15,360
  General and administrative
   (excludes stock-based
   compensation of $0, $13,
   $2,959 and $2,972).........           9         325     3,271        3,605
  Hardware distribution costs,
   net (excludes stock-based
   compensation of ($0, $0,
   $333 and $333).............          --          --     2,030        2,030
  Stock-based compensation....          --         206     7,814        8,020
                                    ------     -------  --------     --------
    Total costs and expenses..         155       3,256    36,710       40,121
                                    ------     -------  --------     --------
Operating loss................        (155)     (3,256)  (36,710)     (40,121)
Interest income (expense),
 net..........................          --         (28)      960          932
                                    ------     -------  --------     --------
Net loss......................      $ (155)    $(3,284) $(35,750)    $(39,189)
                                    ======     =======  ========     ========
Basic and diluted net loss per
 share........................      $(0.08)    $ (0.48) $  (4.73)    $  (5.48)
                                    ======     =======  ========     ========
Basic and diluted weighted
 average shares used in
 computation of net loss per
 share........................       2,026       6,889     7,565        7,157
                                    ======     =======  ========     ========
Pro forma basic and diluted
 net loss per share
 (unaudited)..................                          $  (1.35)
                                                        ========
Pro forma basic and diluted
 weighted average shares
 (unaudited)..................                            26,476
                                                        ========


   The accompanying notes are an integral part of these financial statements.

                                 REPLAYTV, INC.
                         (a development stage company)

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                           Convertible                                                      Deficit
                            Preferred                                                     Accumulated     Total
                              Stock     Common Stock   Additional              Unearned     During    Stockholders'
                          ------------- --------------  Paid-In     Notes    Stock-Based  Development     Equity
                          Shares Amount Shares  Amount  Capital   Receivable Compensation    Stage      (Deficit)
                          ------ ------ ------  ------ ---------- ---------- ------------ ----------- -------------
Issuance of Common Stock
 at inception...........      --  $ --  7,863    $ 4    $     --   $    --     $     --    $     --      $     4
Issuance of Series A
 Preferred Stock, net...   2,494     3     --     --         273        --           --          --          276
Net loss................      --    --     --     --          --        --           --        (155)        (155)
                          ------  ----  -----    ---    --------   -------     --------    --------      -------
Balance at December 31,
 1997...................   2,494     3  7,863      4         273        --           --        (155)         125
Issuance of Series B
 Preferred Stock, net...   2,258     2     --     --         695        --           --          --          697
Issuance of Series C
 Preferred Stock, net...   3,163     3     --     --       1,993        --           --          --        1,996
Exercise of Common Stock
 options................      --    --     90     --          --        --           --          --           --
Repurchase of Common
 Stock..................      --    --   (983)    --          --        --           --          --           --
Unearned stock-based
 compensation...........      --    --     --     --         857        --         (857)         --           --
Stock-based
 compensation...........      --    --     --     --          --        --          206          --          206
Net loss................      --    --     --     --          --        --           --      (3,284)      (3,284)
                          ------  ----  -----    ---    --------   -------     --------    --------      -------
Balance at December 31,
 1998...................   7,915     8  6,970      4       3,818        --         (651)     (3,439)        (260)
Issuance of Series D
 Preferred Stock, net ..  10,194    10     --     --       7,831        --           --          --        7,841
Issuance of Series E
 Preferred Stock, net ..   7,633     8     --     --      56,995        --           --          --       57,003
Issuance of Common
 Stock .................      --    --  2,614      2       3,354    (3,200)          --          --          156
Issuance of stock
 options for services ..      --    --     --     --         734        --           --          --          734
Issuance of warrants to
 purchase Series E
 Preferred Stock .......      --    --     --     --          30        --           --          --           30
Unearned stock-based
 compensation ..........      --    --     --     --      36,872        --      (36,872)         --           --
Stock-based
 compensation ..........      --    --     --     --          --        --        6,944          --        6,944
Net loss................      --    --     --     --          --        --           --     (35,750)     (35,750)
                          ------  ----  -----    ---    --------   -------     --------    --------      -------
Balance at December 31,
 1999...................  25,742  $ 26  9,584    $ 6    $109,634   $(3,200)    $(30,579)   $(39,189)     $36,698
                          ======  ====  =====    ===    ========   =======     ========    ========      =======

   The accompanying notes are an integral part of these financial statements.

                                 REPLAYTV, INC.
                         (a development stage company)

                            STATEMENT OF CASH FLOWS
                                 (in thousands)

                                   Period from                     Period from
                                    August 27,                      August 27,
                                       1997                            1997
                                   (inception)     Year Ended      (inception)
                                        to        December 31,          to
                                   December 31, -----------------  December 31,
                                       1997      1998      1999        1999
                                   ------------ -------  --------  ------------
Cash flows from operating
 activities:
Net loss.........................     $(155)    $(3,284) $(35,750)   $(39,189)
Adjustments to reconcile net loss
 to net cash used in operating
 activities:
  Depreciation and amortization..         2          23       275         300
  Stock-based compensation.......        --         206     7,844       8,050
  Changes in assets and
   liabilities:
    Accounts receivable..........        --          --    (1,464)     (1,464)
    Inventory....................        --          --    (1,700)     (1,700)
    Accounts payable and other
     current liabilities.........        19         739     5,993       6,751
    Prepaid expenses and other
     assets......................       (10)       (215)   (1,159)     (1,384)
                                      -----     -------  --------    --------
      Net cash used in operating
       activities................      (144)     (2,531)  (25,961)    (28,636)
                                      -----     -------  --------    --------
Cash flows from investing
 activities:
Purchase of property and
 equipment.......................       (33)       (124)   (2,894)     (3,051)
Purchase of short-term
 investments.....................        --         (25)  (35,204)    (35,229)
Sale of short-term investments...        --          --    10,810      10,810
                                      -----     -------  --------    --------
      Net cash used in investing
       activities................       (33)       (149)  (27,288)    (27,470)
                                      -----     -------  --------    --------
Cash flows from financing
 activities:
Proceeds from the issuance of
 Common Stock....................         4          --        20          24
Proceeds from the sale of
 Preferred Stock.................       276       2,693    64,844      67,813
Proceeds from (repayment of)
 notes payable...................        --         570      (570)         --
                                      -----     -------  --------    --------
      Net cash provided by
       financing activities......       280       3,263    64,294      67,837
                                      -----     -------  --------    --------
Net increase in cash and cash
 equivalents.....................       103         583    11,045      11,731
Cash and cash equivalents at the
 beginning of the period.........        --         103       686          --
                                      -----     -------  --------    --------
Cash and cash equivalents at the
 end of the period...............     $ 103     $   686  $ 11,731    $ 11,731
                                      =====     =======  ========    ========
Supplemental disclosure of cash
flow information:
Interest paid....................     $  --     $    --  $     37    $     37
                                      =====     =======  ========    ========
Supplemental disclosure of
noncash transactions:
Issuance of stock in exchange for
 notes...........................     $  --     $    --  $  3,200    $  3,200
                                      =====     =======  ========    ========

   The accompanying notes are an integral part of these financial statements.

                                REPLAYTV, INC.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

Note 1--The Company and Its Significant Accounting Policies:

   ReplayTV, Inc. (the "Company") was incorporated in California in August 1997, and through the first quarter of 1999, the Company's operating activities consisted primarily of product and service development. The Company continues to operate as a development stage company and has not yet recognized any operating revenues from advertising or other sources. In April 1999, the Company launched the ReplayTV Service and the ReplayTV-enabled personal video recorder, or PVR, via direct sales from its web site and toll free telephone number. More recently, the Company's products have become available through online retailers. The Company has received proceeds from the shipment of ReplayTV-enabled PVRs; however, these proceeds are considered incidental to the Company's ongoing business and thus have been reported as a reduction of the related hardware distribution costs in its statement of operations. The Company does not intend to manufacture PVRs. Instead, it intends to license its technology to partners to manufacture PVRs or incorporate ReplayTV's technology in their consumer electronics products such as VCRs, DVD players and recorders, set-top boxes or televisions. The Company recently entered into such an agreement with Matsushita-Kotobuki Electronics Industries, Ltd., a subsidiary of Matsushita Electric Industrial Co., Ltd. ("MKE"), and intends to enter into similar relationships with other consumer electronics companies in the future.


Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

Short-term investments

   The Company classifies all investments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which requires investment securities to be classified as either held to maturity, trading or available-for-sale. All of the Company's investments are classified as available-for-sale and are stated at fair market value which approximates cost.

   The Company's short-term investments consist of a certificate of deposit of $25,000 at December 31, 1998 and commercial paper of $24.4 million at December 31, 1999. Unrealized gains or losses have been insignificant for all periods presented.

Inventory

   Inventory is stated at the lower of cost or market, determined on a first-in, first-out basis.

Property and equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets of one to five years.

                              REPLAYTV, INC.

                      (a development stage company)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

Software development costs

   Software development costs incurred prior to the establishment of technological feasibility are charged to research and development expense as incurred. Material software development costs incurred subsequent to the time a product's technological feasibility has been established using the working model approach, through the time the product is available for general release to customers, are capitalized. To date, development costs qualifying for capitalization have been insignificant and therefore have been expensed as incurred.

Hardware distribution costs, net

   The costs associated with manufacturing and distribution of the PVRs were $7.2 million for the year ended December 31, 1999. Proceeds from sales of the PVRs totaled $5.1 million during the same period. As the Company plans to transition the manufacturing and distribution of its PVRs to MKE and other partners, the sales of PVRs are considered incidental to its business. Therefore, the Company has reflected the proceeds as a reduction of the related hardware distribution costs. The Company has agreed to subsidize MKE in connection with their manufacturing and distribution of ReplayTV-enabled PVRs in future periods. The Company provides a warranty to customers for a period of one year and records a provision for estimated warranty costs at the time of sale. Warranty expenses have been immaterial to date.

Net loss per share

   Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of Common Stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common equivalent shares outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of Common Stock subject to repurchase rights and incremental shares of Common Stock issuable upon the exercise of stock options and warrants and Common Stock issuable upon conversion of Preferred Stock.

   The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

                             Period from                       Period from
                              August 27,                        August 27,
                                 1997         Year Ended           1997
                            (inception) to   December 31,     (inception) to
                             December 31,  -----------------   December 31,
                                 1997       1998      1999         1999
                            -------------- -------  --------  --------------
                                 (in thousands, except per share amounts)
   Numerator:
     Net loss..............     $ (155)    $(3,284) $(35,750)    $(39,189)
                                ------     -------  --------     --------
   Denominator:
     Weighted average
      shares...............      2,315       6,889     8,161        7,412
     Weighted average
      shares of Common
      Stock subject to
      repurchase
      agreements...........       (289)         --      (596)        (255)
                                ------     -------  --------     --------
     Denominator for basic
      and diluted
      calculation..........      2,026       6,889     7,565        7,157
                                ------     -------  --------     --------
   Basic and diluted net
    loss per share.........     $(0.08)    $ (0.48) $  (4.73)    $  (5.48)
                                ======     =======  ========     ========

                              REPLAYTV, INC.

                      (a development stage company)

                NOTES TO FINANCIAL STATEMENTS--(Continued)


   The following table sets forth the weighted average potential shares of Common Stock that are not included in the diluted net loss per share calculation above because to do so would be antidilutive for the periods indicated:

                                     Period from                 Period from
                                      August 27,                  August 27,
                                         1997       Year Ended       1997
                                    (inception) to December 31, (inception) to
                                     December 31,  ------------  December 31,
                                         1997      1998   1999       1999
                                    -------------- ----- ------ --------------
                                                  (in thousands)
   Weighted average effect of
    dilutive securities:
     Series A Preferred Stock......      242       2,494  2,494      2,229
     Series B Preferred Stock......       --       1,460  2,258      1,587
     Series C Preferred Stock......       --         439  3,163      1,533
     Series D Preferred Stock......       --          --  7,843      3,358
     Series E Preferred Stock......       --          --  3,153      1,360
     Warrant to purchase Series E
      Preferred Stock..............       --          --      3          1
     Employee stock options........       31       1,635  6,160      3,358
     Common Stock subject to
      repurchase agreements........      289          --    596        255
                                         ---       ----- ------     ------
                                         562       6,028 25,670     13,681
                                         ===       ===== ======     ======

Income taxes

   Income taxes are accounted for using the asset and liability approach in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability approach, a current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred tax assets is reduced, if necessary, by the amount of any benefits that, based on available evidence, are not expected to be realized.

Pro forma net loss per share (unaudited)

   Pro forma net loss per share for the year ended December 31, 1999 is computed using the weighted average number of common shares outstanding, including the conversion of the Company's Convertible Preferred Stock into shares of the Company's Common Stock effective upon the closing of the Company's initial public offering, as if such conversion occurred at January 1, 1998 or at date of original issuance, if later. The resulting unaudited pro forma adjustment includes an increase of 18,911,000 shares in the weighted average shares used to compute basic and diluted net loss per share for the year ended December 31, 1999. The calculation of pro forma diluted net loss per share excludes incremental Common Stock issuable upon the exercise of stock options and warrants as the effect would be antidilutive.

Comprehensive income

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. During the period from August 27, 1997 (inception) to December 31, 1997, each of the two years in the period ended December 31, 1999 and the period from August 27, 1997 (inception) to
December 31, 1999 the Company has not had any significant transactions that are required to be reported in comprehensive income (loss).

                              REPLAYTV, INC.

                      (a development stage company)

                NOTES TO FINANCIAL STATEMENTS--(Continued)


Stock-based compensation

   The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB 25, unearned compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. Unearned compensation is amortized and expensed in accordance with Financial Accounting Standards Board Interpretation No. 28 using the multiple-option approach. The Company accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

Concentration of risk

   Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash equivalents and short-term investments. Cash equivalents and short-term investments, primarily composed of investments in money market funds and commercial paper, are maintained with a single institution, and the composition and maturities are regularly monitored by management. The carrying value of all financial instruments approximate their respective fair value.

   The Company relies on a single third-party contractor to manufacture the ReplayTV-enabled PVRs. The Company also relies on other third party suppliers to provide certain components necessary to manufacture the PVRs. The loss of any manufacturer or supplier could delay or prevent the Company from commercializing its services and have a material adverse effect on the Company's business, financial position and results of operations.

Recent accounting pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The adoption of the provisions of SOP 98-1 during the fiscal year beginning January 1, 1999, did not have a material effect on the financial statements.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 137 deferred the effective date until the first fiscal quarter ending on or after June 30, 2000. The Company will adopt SFAS No. 133 in its quarter ending June 30, 2000. The Company has not engaged in hedging activities or invested in derivative instruments.

                              REPLAYTV, INC.

                      (a development stage company)

                NOTES TO FINANCIAL STATEMENTS--(Continued)


Note 2--Balance Sheet Components:

                               December 31,
                               --------------
                               1998    1999
                               ------ -------
                                (in thousands)
   Property and equipment:
     Computer equipment and
      software...............  $ 138  $ 2,138
     Lab and manufacturing
      equipment..............     11      206
     Office furniture and
      equipment..............      8      707
                               -----  -------
                                 157    3,051
   Less: accumulated
    depreciation.............    (25)    (300)
                               -----  -------
                               $ 132  $ 2,751
                               =====  =======
   Accrued liabilities:
     Payroll and related
      expense................  $  45  $   505
     Warranty reserve........     --       91
     Deferred rent...........     --      270
     Other...................     --      479
                               -----  -------
                               $  45  $ 1,345
                               =====  =======

Note 3--Line of Credit:

   On June 10, 1999, the Company entered into a loan agreement (the "Facility") with a bank. The Facility is secured by the Company's assets. The Facility allows for borrowings of up to $1.25 million bearing interest at a rate equal to the bank's prime rate plus 0.75% and expires in May 2000. The Company must comply with certain financial covenants and conditions as described in the Facility. The Company was in compliance as of December 31, 1999. As of December 31, 1999, no borrowings were outstanding under the Facility. The Company has an outstanding Letter of Credit of $500,000 under the loan agreement. Under the terms of the loan agreement, the Company is prohibited from paying dividends without approval from the bank.

Note 4--Commitments and Contingencies:

Operating leases

   The Company leases office space under a noncancelable operating lease which expires in March 2006. Rent expense totaled $9,000, $120,000 and $1.5 million in 1997, 1998 and 1999, respectively.

   Future minimum lease payments under noncancelable leases are as follows (in thousands):

   Years Ending December 31,
   -------------------------
   2000................................................................. $ 2,198
   2001.................................................................   2,411
   2002.................................................................   2,483
   2003.................................................................   2,555
   2004.................................................................   2,627
   Thereafter...........................................................   3,392
                                                                         -------
     Total minimum lease payments....................................... $15,666
                                                                         =======

                              REPLAYTV, INC.

                      (a development stage company)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

MKE agreement

   In December 1999, the Company entered into a three-year agreement (the "Agreement") with MKE. Under the Agreement, MKE will purchase from the Company ReplayTV-enabled products currently manufactured by another third party and will market, sell and distribute those products under the Panasonic brand name featuring the ReplayTV logo. Also, the Company will work jointly with MKE to develop ReplayTV-enabled products. During the term of the Agreement, the Company will subsidize MKE for products that are distributed by or on behalf of MKE. The Company will expense such costs as incurred.

Contingencies

   From time to time, the Company may have certain contingent liabilities, including intellectual property claims, that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on the financial position or results of operations or cash flows of the Company.

Note 5--Income Taxes:

   The Company incurred net operating losses for the period from August 27, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998 and 1999 and accordingly, no provision for income taxes has been recorded. The tax benefit is reconciled to the amount computed using the federal statutory rate as follows:

                             Period from
                              August 27,
                                 1997         Year Ended
                            (inception) to   December 31,
                             December 31,  -----------------
                                 1997       1998      1999
                            -------------- -------  --------
                                (in thousands)
   Federal statutory
    benefit................      $ 53      $ 1,116  $ 12,155
   State taxes, net of
    federal benefit........        13          263     2,860
   Future benefits not
    currently recognized...       (71)      (1,365)  (11,547)
   Nondeductible
    compensation...........        --          (82)   (3,125)
   Other...................         5           68       343
                                 ----      -------  --------
                                 $ --      $    --  $     --
                                 ====      =======  ========

   At December 31, 1999, the Company had approximately $29.6 million of federal and state net operating loss carryforwards available to offset future taxable income which expire at various dates through 2018. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three-year period.

                              REPLAYTV, INC.

                      (a development stage company)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

   Deferred tax assets and liabilities consist of the following:

                                                                December 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
                                                               (in thousands)
   Deferred tax assets:
     Net operating loss carryforwards........................ $   744  $ 11,715
     Accruals and allowances.................................     544       567
     Research credits........................................     148       641
                                                              -------  --------
       Net deferred tax assets...............................   1,436    12,983
     Valuation allowance.....................................  (1,436)  (12,983)
                                                              -------  --------
                                                              $    --  $     --
                                                              =======  ========

   The Company has incurred losses since inception. Management believes that based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets, and thus a full valuation reserve has been recorded at December 31, 1998 and 1999.

Note 6--Convertible Preferred Stock:

   Convertible Preferred Stock ("Preferred Stock") consists of the following:

                                                                      Proceeds
                                                    Per                Net of
                              Shares     Shares    Share  Liquidation Issuance
   Series                   Authorized Outstanding Amount   Amount     Costs
   ------                   ---------- ----------- ------ ----------- --------
                                 (in thousands, except per share amounts)
   A.......................    2,494      2,494    $0.11    $   276   $   276
                              ------     ------             -------   -------
     Balance at December
      31, 1997.............    2,494      2,494                 276       276
   B.......................    2,580      2,258     0.31        700       697
   C.......................    3,163      3,163     0.63      1,999     1,996
                              ------     ------             -------   -------
     Balance at December
      31, 1998.............    8,237      7,915               2,975     2,969
   D.......................   10,200     10,194     0.78      7,900     7,841
   E.......................    8,700      7,633     7.50     57,300    57,003
                              ------     ------             -------   -------
     Balance at December
      31, 1999, ...........   27,137     25,742             $68,175   $67,813
                              ======     ======             =======   =======

   The above table excludes the Series F Preferred Stock financing which occurred subsequent to December 31, 1999 (see Note 10).

   The holders of the Convertible Preferred Stock have various rights and preferences as follows:

Dividends

   Holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock are each entitled to receive annual dividends of 8% per share, when as and if declared by the Board of Directors prior to the declaration of dividends to holders of Common Stock.

                              REPLAYTV, INC.

                      (a development stage company)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

Conversion

   Each share of Series A, Series B, Series C, Series D and Series E Preferred Stock is convertible into shares of Common Stock based on a formula which currently results in a one-for-one exchange ratio. This formula is subject to adjustment, as defined, which essentially provides adjustments for holders of the Preferred Stock in the event of dilutive issuances, stock splits, combinations or other recapitalizations. Such conversion is automatic upon the earlier of (i) the effective date of a public offering of Common Stock resulting in an offering price of not less than $7.50 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalizations) or (ii) written notice to the Company by the holders of at least 66 2/3% of the then outstanding shares of Preferred Stock of their intent to convert into shares of Common Stock.

Liquidation

   In the event of liquidation, holders of the Series A Preferred Stock are entitled to a per share distribution in preference to holders of Common Stock equal to the Series A stated value of $0.11 plus any declared but unpaid dividends. The holders of Series B Preferred Stock are entitled to a per share distribution preference to holders of Common Stock equal to the Series B stated value of $0.31 plus any declared but unpaid dividends. The holders of Series C Preferred Stock are entitled to a per share distribution preference to holders of Common Stock equal to the Series C stated value of $0.63 plus any declared but unpaid dividends. The holders of Series D Preferred Stock are entitled to a per share distribution preference to holders of Common Stock equal to the Series D stated value of $0.78 plus any declared but unpaid dividends. The holders of Series E Preferred Stock are entitled to a per share distribution preference to holders of Common Stock equal to the Series E stated value of $7.50 plus any declared but unpaid dividends. In the event funds are sufficient to make a complete distribution to holders of Series A, Series B, Series C, Series D and Series E as described above, the remaining assets will be distributed ratably among the holders of Common Stock. A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company, in which the shareholders of the Company do not own a majority (50% or more) of the outstanding shares of the surviving corporation is deemed to be a liquidation.

Redemption

   The holders of the Series A, B, C, D and E Preferred Stock have no redemption rights.

Voting

   The holders of the Series A, B, C, D and E Preferred Stock have one vote for each share of Common Stock into which such Preferred Stock may be converted.

Warrants for Preferred Stock

   In connection with a loan agreement entered into in June 1999, the Company issued a warrant to purchase 6,666 shares of Series E Preferred Stock to the lender. The warrant may be exercised at any time between May 1999 and May 2004 at an exercise price of $7.50 per share. The warrant was recorded as a debt discount at its estimated fair value of $30,000. The Company estimated the fair value of the warrant using the Black-Scholes option pricing model using the following assumptions: risk-free interest rate of 5.5%; volatility of 80%; and an expected life of five years.

Note 7--Common Stock:

   At December 31, 1998 and 1999, there were 6,970,000 and 9,584,000 shares outstanding, respectively, of Common Stock issued to the founders of the Company, affiliates and other nonrelated parties. A portion of the shares sold are subject to a right of repurchase by the Company subject to vesting. At December 31, 1998 and

                              REPLAYTV, INC.

                      (a development stage company)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

1999, there were approximately 0 and 1,530,000 shares, respectively, subject to repurchase. In June 1998, the Company repurchased 983,000 shares of unvested Common Stock from a founder of the Company at $0.0005 per share.

   In July 1999, the Board of Directors approved a two-for-one stock split of the Company's Common Stock and Preferred Stock with a corresponding adjustment to outstanding stock options and warrants. All Common and Preferred converted share and per share data in the accompanying financial statements have been adjusted retroactively to give effect to the stock split.

   The Company issued 311,000 shares of fully vested common stock for services during 1999. The Company recorded $136,000 of stock-based compensation expense, based on the estimated fair value of the services rendered which was more readily determinable than the fair value of the stock issued.

   The Company has reserved shares of Common Stock as follows:

                                                                  December 31,
                                                                      1999
                                                                 --------------
                                                                 (in thousands)
   Conversion of Series A.......................................      2,494
   Conversion of Series B.......................................      2,258
   Conversion of Series C.......................................      3,163
   Conversion of Series D.......................................     10,194
   Conversion of Series E.......................................      7,633
   Common Stock issued..........................................      9,584
   Exercise of options under the equity incentive plans.........      9,219
   Exercise of warrants issued for Series E Preferred Stock.....          7
   Undesignated.................................................     30,448
                                                                     ------
                                                                     75,000
                                                                     ======

   The above shares do not include shares reserved under the 2000 Employee Stock Purchase Plan and 2000 Directors' Stock Option Plan (See Note 10).

Note 8--Stock Option Plan:

   In November 1997, the Board of Directors adopted the 1997 Stock Option Plan (the "1997 Plan") providing for the issuance of incentive and nonstatutory stock options to employees, consultants and outside directors of the Company. As of December 31, 1999, 9,070,000 shares are authorized for issuance under the 1997 Plan.

   In September 1999, the Board of Directors adopted the 1999 Stock Option Plan (the "1999 Plan") providing for the issuance of incentive and non statutory stock options to employees, consultants and outside directors of the Company. As of December 31, 1999, 2,530,000 shares are authorized for issuance under the 1999 Plan.

   Under the 1997 and 1999 Plans, options may be granted at an exercise price at the date of grant of not less than the fair market value per share for incentive stock options and not less than 85% of the fair market value per share for nonstatutory stock options, except for options granted to a person owning greater than 10% of the total combined voting power of all classes of stock of the Company, for which the exercise price of the option must be not less than 110% of the fair market value. The fair market value of the Company's common stock is

                              REPLAYTV, INC.

                      (a development stage company)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

determined by the Board of Directors. In determining the fair market value on each grant date, the Board of Directors considered among other things, the developmental stage of the Company, the absence of a public trading market for the Company's securities and the nature of the Company's business.

   Options granted under the 1997 and 1999 Plans generally become exercisable at a rate of 25% per year over four years and expire no later than ten years after the grant date.

   Under the 1999 Plan, a stock purchase right may be issued, either alone, in addition to, or in tandem with other awards granted under the 1999 Plan and/or cash awards made outside of the 1999 Plan. The purchase price of the shares subject to the stock purchase right are determined by the Board. Shares purchased using the stock purchase right are subject to the Company's option to repurchase the shares from the purchaser at the purchaser's original cost per share upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship for any reason, including death or disability.

   The following table summarizes information about stock option transactions under the 1997 and 1999 Plans:

                               Period from
                             August 27, 1997
                             (inception) to      Year Ended December 31,
                              December 31,   ---------------------------------
                                  1997            1998             1999
                             --------------- ---------------- ----------------
                                    Weighted         Weighted         Weighted
                                    Average          Average          Average
                                    Exercise         Exercise         Exercise
                             Shares  Price   Shares   Price   Shares   Price
                             ------ -------- ------  -------- ------  --------
                                (in thousands, except per share amounts)
Outstanding at beginning of
 period.....................   --    $  --     260    $0.01    2,567   $ 0.02
Granted below fair value....            --   2,616     0.02   10,883     2.83
Granted at fair value.......  260     0.01      --       --       --       --
Exercised...................   --       --     (90)    0.01   (2,291)    1.53
Canceled....................   --       --    (219)    0.01     (369)    1.17
                              ---            -----            ------
Outstanding at end of
 period.....................  260     0.01   2,567     0.02   10,790     2.53
                              ===            =====            ======
Options vested..............   --              219               889
                              ===            =====            ======
Weighted average fair value
 of options granted during
 the period.................         $0.01            $0.35            $10.44
                                     =====            =====            ======

   At December 31, 1999, the Company had 128,924 shares available for future grant under the 1997 and 1999 Plans.

                              REPLAYTV, INC.

                      (a development stage company)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

   The following table summarizes information about stock options outstanding which were exercisable as of December 31, 1999 (unaudited):

                                Options Outstanding and Exercisable
                        -------------------------------------------------------------------
                                                        Weighted
                                                         Average
                                                        Remaining                  Weighted
    Range of                Number                     Contractual                 Average
    Exercise             Outstanding                    Life (in                   Exercise
     Prices             (in thousands)                   years)                     Price
   -----------          --------------                 -----------                 --------
   $0.011-0.03               489                          8.56                      $0.027
    0.125-0.25               331                          9.15                       0.173
         0.625                30                          9.47                       0.625
     2.00-4.00                23                          9.58                       2.363
     7.00-8.00                16                          9.95                       7.385

   The weighted average remaining contractual life of stock options outstanding at December 31, 1999 was 9.43 years.

Fair value disclosures

   The Company applies the measurement principles of APB 25 in accounting for its stock option plans. Had compensation expense for options granted been determined based on the fair value at the grant date as prescribed by SFAS No. 123, the Company's net loss and net loss per share would have been decreased to the pro forma amounts indicated below:

                                       Period from
                                        August 27,                      Period from
                                           1997                          August 27,
                                       (inception)     Year Ended           1997
                                            to        December 31,     (inception) to
                                       December 31, -----------------   December 31,
                                           1997      1998      1999         1999
                                       ------------ -------  --------  --------------
                                         (in thousands, except per share amounts)
Net loss:
  As reported.........................    $ (155)   $(3,284) $(35,750)    $(39,189)
                                          ======    =======  ========     ========
  Pro forma...........................    $ (155)   $(3,289) $(36,559)    $(40,003)
                                          ======    =======  ========     ========
Basic and diluted net loss per
 share:
  As reported.........................    $(0.08)   $ (0.48) $  (4.73)    $  (5.48)
                                          ======    =======  ========     ========
  Pro forma...........................    $(0.08)   $ (0.48) $  (4.83)    $  (5.89)
                                          ======    =======  ========     ========

                              REPLAYTV, INC.

                      (a development stage company)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

   The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                     Period from                    Period from
                                      August 27,                     August 27,
                                         1997                           1997
                                     (inception)   Year Ended       (inception)
                                          to      December 31,           to
                                     December 31, ---------------   December 31,
                                         1997      1998     1999        1999
                                     ------------ ------   ------   ------------
Risk-free interest rates............     5.5%        5.5%     5.5%      5.5%
Expected lives (in years)...........       5           5        5         5
Dividend yield......................       0%          0%       0%        0%
Expected volatility.................       0%          0%       0%        0%

   Because the determination of fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph, the above results may not be representative of future periods.

Unearned stock-based compensation

   In connection with certain stock option grants to employees, during the year ended December 31, 1998 and 1999, the Company recognized unearned stock-based compensation totaling $857,000 and $36.9 million, respectively, which is being amortized over the vesting periods of the related options, which is generally four years, using the multiple option approach. Amortization expense recognized for the year ended December 31, 1998 and 1999 totaled approximately $206,000 and $7.0 million, respectively. The Company also recorded amortization expense of $734,000 for the year ended December 31, 1999 in connection with stock options issued for services. The Company estimated the fair value of the options issued for services using the Black-Scholes option pricing model using the following assumptions; risk-free interest rate of 5.5%; volatility of 80%; and an expected life of ten years (term).

Note 9--Related Party Transactions:

   In September and October 1998 a certain founder of the Company received convertible promissory notes in exchange for $570,000. The notes bore interest at 20% per annum. In March 1999, the note and accrued interest of $628,000 was repaid in full.

   In July, September and November 1999, certain executives of the Company exercised their stock options prior to vesting by issuance of full recourse promissory notes to the Company. Stock options that have been exercised prior to vesting are subject to a right of repurchase at cost in the Company's favor should the executive cease employment. The aggregate notes of $3.2 million bear interest at a rate of 5.74% through 6.08% per annum and are due in July, September and November 2004. The notes are collateralized by the related 1,670,000 shares of Common Stock issued, of which 1,530,000 are subject to the Company's right to repurchase. The net amount outstanding loan balance has been reflected as a separate component of stockholders' equity.

Note 10--Subsequent Events:

Reincorporation

   In January 2000, the Company's Board of Directors authorized the reincorporation of the Company in the State of Delaware. When the reincorporation and related filings are effected, the Company will be authorized to

                              REPLAYTV, INC.

                      (a development stage company)

                NOTES TO FINANCIAL STATEMENTS--(Continued)

issue 200,000,000 shares of $0.001 par value Common Stock and 5,000,000 shares of $0.001 par value Preferred Stock. The Board of Directors will have the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The par value and additional paid-in capital related to the issuance of Preferred Stock and Common Stock have been retroactively adjusted to reflect the reincorporation.

Stock option grants (unaudited)

   During January and February 2000, the Company granted options to purchase 1,238,000 shares of Common Stock to existing and new employees at a weighted average exercise price of $9.64. In connection with these stock option grants, the Company will recognize $4.2 million in unearned stock-based compensation that will be amortized over the related vesting periods.



Series F Preferred Stock (unaudited)

   In January 2000, the Company issued 5,627,267 shares of Series F Preferred Stock ("Series F") at $11.00 per share resulting in cash proceeds of $61.9 million. Each share of Series F has voting rights equal to the number of shares of Common Stock into which such share is convertible. Holders of Series F are entitled to receive annual dividends of $0.88 per share, when and if declared by the Board of Directors, on a pari passu basis with the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, and prior to the Common Stock. The Series F is convertible at any time into Common Stock at a one-for-one exchange ratio. Such conversion is automatic upon the effective date of an initial public offering provided the public offering price is at least $7.50 per share. In the event of any liquidation, dissolution, winding up or a change in control of the Company, the holders of Series F are entitled to receive an amount equal to $11.00 per share, plus any declared but unpaid dividends, prior and in preference to any holders of Common Stock. The Series F is redeemable at the option of the Company on or at any time after February 15, 2004 or upon the receipt by the Company in writing from the holders of not less than 66 2/3% of the Preferred Stock of a request for redemption of their Preferred Stock, at a redemption price equal to $11.00 per share, plus any declared but unpaid dividends. For the first quarter ending March 31, 2000, the Company will record a non-cash Preferred Stock dividend of $11.3 million to reflect the beneficial conversion ratio as a result of the difference between the issuance price of the Series F and $13.00, the estimated fair value of the Company's Common Stock.

2000 Stock Plans (unaudited)

   In January 2000, the Company's Board of Directors approved the 2000 Directors' Stock Option Plan (the "2000 Directors' Plan") and the 2000 Employee Stock Purchase Plan (the "2000 ESPP"), which will become effective immediately prior to the completion of an initial public offering. Under the 2000 Directors' Plan, a total of 300,000 shares have been reserved for future issuance to nonemployee directors. The shares reserved under the 2000 Directors' Plan will be automatically reset to 300,000 shares on the first day of each fiscal year beginning in 2001. Under the 2000 ESPP, a total of 1,000,000 shares have been reserved for future issuance. The shares reserved will be subject to automatic annual increases on the first day of the fiscal year beginning in 2001, equal to the lesser of 500,000 shares, 2% of the outstanding Common Stock on the last day of the immediately preceding fiscal year, or a lesser number of shares as determined by the board of directors.

                                [REPLAYTV LOGO]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                       Amount
                                                                     to be Paid
                                                                     ----------
     SEC registration fee........................................... $   39,600
     NASD filing fee................................................     15,500
     Nasdaq National Market listing fee.............................     95,000
     Printing and engraving expenses................................    200,000
     Legal fees and expenses........................................    400,000
     Accounting fees and expenses...................................    300,000
     Blue Sky qualification fees and expenses.......................     10,000
     Transfer Agent and Registrar fees..............................      2,000
     Miscellaneous fees and expenses................................     37,900
                                                                     ----------
       Total........................................................ $1,100,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XIV of our certificate of incorporation (Exhibit 3.2 hereto) and Article VI of our bylaws (Exhibit 3.4 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, we have entered into Indemnification Agreements (Exhibit 10.2 hereto) with our officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among ReplayTV and the underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

   Since our incorporation in August 1997, we have issued and sold the following securities:

     1. On September 15, 1997, we sold 7,862,770 shares of common stock for an aggregate purchase price of $3,931 to two founders.

     2. On November 26, 1997, we sold 2,494,070 shares of Series A preferred stock for an aggregate purchase price of $274,348 to two accredited investors.

     3. On March 11, 1998, we issued a promissory note in the aggregate principal amount of $100,000 to one accredited investor.

     4. On April 10, 1998, we sold 1,451,610 shares of Series B preferred stock for an aggregate purchase price of $450,000, including cancellation of the $100,000 note described in 3 above, to four accredited investors.

     5. On June 29, 1998, we sold 806,448 shares of Series B preferred stock for an aggregate purchase price of $250,000 to four accredited investors.

     6. On September 11, 1998, September 14, 1998, September 28, 1998, October 6, 1998, October 15, 1998 and October 27, 1998 we issued six promissory notes in the aggregate principal amount of $570,000 to one founder.

     7. On November 5, 1998, we sold 1,818,488 shares of Series C preferred stock for an aggregate purchase price of $1,150,000 to three accredited investors.

     8. On November 19, 1998, we sold 1,344,096 shares of Series C preferred stock for an aggregate purchase price of $850,000 to six accredited investors.

     9. On February 12, 1999, February 22, 1999 and March 11, 1999, we issued three promissory notes in the aggregate principal amount of $1,500,000 to one accredited investor.

     10. On March 24, 1999, we sold 10,193,544 shares of Series D preferred stock for an aggregate purchase price of $7,900,000, including cancellation of $80,000 of the notes described in 6 above and cancellation of the notes described in 9 above, to 12 accredited investors.

     11. On May 31, 1999, we issued a warrant to purchase 6,666 shares of Series E preferred stock to a lender in connection with a line of credit.

     12. On July 16, 1999 and July 19, 1999, we issued two promissory notes in the aggregate principal amount of $600,000 to two accredited investors.

     13. On July 30, 1999, we sold 6,886,663 shares of Series E preferred stock for an aggregate purchase price of $52,249,973, including cancellation of the notes described in 12 above, to 41 accredited and/or institutional investors.

     14. On August 16, 1999, we sold 666,666 shares of Series E preferred stock for an aggregate purchase price of $5,000,000 to one accredited and/or institutional investor.

     15. On January 25, 2000, we sold 5,627,267 shares of Series F preferred stock for an aggregate price of $61,899,937 to 12 accredited and/or institutional investors.

     16. From April 28, 1999 to December 31, 1999, we issued an aggregate of 322,507 shares of common stock to one director and 14 consultants outside of our stock plans.

     17. From November 19, 1997 to December 31, 1999, we issued options to purchase an aggregate of 9,545,522 shares of common stock to employees, directors and consultants pursuant to the 1997 stock option plan.

     18. From August 26, 1999 to December 31, 1999, we issued options to purchase an aggregate of 4,230,000 shares of common stock to employees, directors and consultants pursuant to the 1999 stock plan.

   The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Items 1 and 17 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

    Number                              Description
   --------                             -----------
    1.1     Form of Underwriting Agreement.
    3.1**   Sixth Amended and Restated Articles of Incorporation of ReplayTV.
    3.2**   Amended and Restated Certificate of Incorporation of ReplayTV (as
             proposed).
    3.3**   Amended and Restated Bylaws of ReplayTV.
    3.4**   Amended and Restated Bylaws of ReplayTV (as proposed).
    4.1*    Specimen Stock Certificate.
    4.2**   Warrant dated May 31, 1999 issued by the Company to Imperial
             Bancorp.
    5.1*    Opinion of Venture Law Group regarding the legality of the common stock being registered.
   10.1**   Sixth Amended and Restated Investors' Rights Agreement dated
             January 25, 2000 among ReplayTV and certain investors.
   10.2**   Form of Indemnification Agreement between ReplayTV and each of its executive officers and directors.
   10.3     1997 Stock Option Plan (as amended) and forms of Stock Option
             Agreements.
   10.4     1999 Stock Plan and forms of Stock Option Agreement and Restricted
             Stock Purchase Agreement.
   10.5***  2000 Employee Stock Purchase Plan and form of Subscription
             Agreement.
   10.6***  2000 Directors' Stock Option Plan and form of Stock Option
             Agreement.
   10.7**   Offer Letter with Earle H. "Kim" LeMasters, III.
   10.8**   Offer Letter with Anthony J. Wood.
   10.9**   Offer Letter with Craig W. Dougherty.
   10.10**  Offer Letter with Bruce L. Kaplan.
   10.11**  Offer Letter with Alexander Gray.
   10.12**  Offer Letter with Layne L. Britton.
   10.13**+ Master Collaboration Agreement dated December 20, 1999 between
             ReplayTV and Matsushita-Kotobuki Electronics Industries, Ltd.
   10.14**+ OEM Distribution Agreement dated December 20, 1999 between ReplayTV and Matsushita-Kotobuki Electronics Industries, Ltd.
   10.15**+ Manufacturing Agreement dated November 3, 1998 between ReplayTV and
             Flextronics International USA, Inc.
   10.16**+ Television Listings Agreement dated June 1, 1998, as amended
             October 26, 1998, between ReplayTV and Tribune Media Services,
             Inc.
   10.17**+ Agreement dated February 1, 1999 between ReplayTV and Showtime
             Networks Inc.
   10.18**+ Agreement dated July 30, 1999 between ReplayTV and National
             Broadcasting Company, Inc.
   10.19**+ Network Service Agreement dated July 30, 1999 among ReplayTV,
             Turner Broadcasting System, Inc. and Time Warner, Inc, as amended
             February 10, 2000.
   10.20**  Common Stock Purchase Agreement dated September 15, 1997 between
             ReplayTV and Anthony J. Wood.
   10.21**  Consulting Agreements between ReplayTV and Kevin Bohren.
   10.22    Lease Agreement dated January 27, 1999 between John Arrillaga,
             Trustee, or his Successor Trustee, UTA dated July 20, 1977 (John
             Arrillaga Survivor's Trust) as amended, and Richard T. Perry,
             Trustee, or his Successor Trustee, UTA dated July 20, 1977
             (Richard T. Perry Separate Property Trust) as amended, and
             ReplayTV, as amended.
   23.1     Independent Accountants' Consent.
   23.2     Consent of Attorney (see Exhibit 5.1).
   24.1**   Power of Attorney (see page II-5).
   27.1     Financial Data Schedule.

--------
*  To be supplied by amendment.
** Previously filed.

***Supersedes previously filed Exhibit.

+Confidential treatment requested as to certain portions of this Exhibit.

  (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, State of California on March 3, 2000.

                                          REPLAYTV, INC.

                                            By:   /s/ Craig W. Dougherty
                                              ---------------------------------
                                                   Craig W. Dougherty
                                            Executive Vice President, Finance
                                               and Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----

                  *                  Chief Executive Officer and     March 3, 2000
____________________________________  Chairman (Principal
      Earle H. "Kim" LeMasters, III   Executive Officer)


      /s/ Craig W. Dougherty         Executive Vice President,       March 3, 2000
____________________________________  Finance and Chief Financial
         Craig W. Dougherty           Officer (Principal
                                      Financial and Accounting
                                      Officer)

                  *                  Director                        March 3, 2000
____________________________________
            Jeffrey Berg

                  *                  Director                        March 3, 2000
____________________________________
          Kevin L. Bohren

                  *                  Director                        March 3, 2000
____________________________________
           Sky D. Dayton

                  *                  Director                        March 3, 2000
____________________________________
       William R. Hearst III

                  *                  Director                        March 3, 2000
____________________________________
          Anthony J. Wood

* Power of Attorney

      /s/ Craig W. Dougherty
By:____________________________
        Craig W. Dougherty

                                 EXHIBIT INDEX

   Exhibit
    Number                              Description
   --------                             -----------
    1.1     Form of Underwriting Agreement.
    3.1**   Sixth Amended and Restated Articles of Incorporation of ReplayTV.
    3.2**   Amended and Restated Certificate of Incorporation of ReplayTV (as
             proposed).
    3.3**   Amended and Restated Bylaws of ReplayTV.
    3.4**   Amended and Restated Bylaws of ReplayTV (as proposed).
    4.1*    Specimen Stock Certificate.
    4.2**   Warrant dated May 31, 1999 issued by the Company to Imperial
             Bancorp.
    5.1*    Opinion of Venture Law Group regarding the legality of the common stock being registered.
   10.1**   Sixth Amended and Restated Investors' Rights Agreement dated
             January 25, 2000 among ReplayTV and certain investors.
   10.2**   Form of Indemnification Agreement between ReplayTV and each of its executive officers and directors.
   10.3     1997 Stock Option Plan (as amended) and forms of Stock Option
             Agreements.
   10.4     1999 Stock Plan and forms of Stock Option Agreement and Restricted
             Stock Purchase Agreement.
   10.5***  2000 Employee Stock Purchase Plan and form of Subscription
             Agreement.
   10.6***  2000 Directors' Stock Option Plan and form of Stock Option
             Agreement.
   10.7**   Offer Letter with Earle H. "Kim" LeMasters, III.
   10.8**   Offer Letter with Anthony J. Wood.
   10.9**   Offer Letter with Craig W. Dougherty.
   10.10**  Offer Letter with Bruce L. Kaplan.
   10.11**  Offer Letter with Alexander Gray.
   10.12**  Offer Letter with Layne L. Britton.
   10.13**+ Master Collaboration Agreement dated December 20, 1999 between
             ReplayTV and Matsushita-Kotobuki Electronics Industries, Ltd.
   10.14**+ OEM Distribution Agreement dated December 20, 1999 between ReplayTV and Matsushita-Kotobuki Electronics Industries, Ltd.
   10.15**+ Manufacturing Agreement dated November 3, 1998 between ReplayTV and
             Flextronics International USA, Inc.
   10.16**+ Television Listings Agreement dated June 1, 1998, as amended
             October 26, 1998, between ReplayTV and Tribune Media Services,
             Inc.
   10.17**+ Agreement dated February 1, 1999 between ReplayTV and Showtime
             Networks Inc.
   10.18**+ Agreement dated July 30, 1999 between ReplayTV and National
             Broadcasting Company, Inc.
   10.19**+ Network Service Agreement dated July 30, 1999 among ReplayTV,
             Turner Broadcasting System, Inc. and Time Warner, Inc., as amended
             February 10, 2000.
   10.20**  Common Stock Purchase Agreement dated September 15, 1997 between
             ReplayTV and Anthony J. Wood.
   10.21**  Consulting Agreements between ReplayTV and Kevin Bohren.
   10.22    Lease Agreement dated January 27, 1999 between John Arrillaga,
             Trustee, or his Successor Trustee, UTA dated July 20, 1977 (John
             Arrillaga Survivor's Trust) as amended, and Richard T. Perry,
             Trustee, or his Successor Trustee, UTA dated July 20, 1977
             (Richard T. Perry Separate Property Trust) as amended, and
             ReplayTV, as amended.
   23.1     Independent Accountants' Consent.
   23.2     Consent of Attorney (see Exhibit 5.1).
   24.1**   Power of Attorney (see page II-5).
   27.1     Financial Data Schedule.

--------
*  To be supplied by amendment.
** Previously filed.

***Supersedes previously filed Exhibit.

+Confidential treatment requested as to certain portions of this Exhibit.